Filed pursuant to Rule 424(b)(3)
File No. 333-284461

HPS Corporate Lending Fund

Offer to Exchange

$750,000,000 aggregate principal amount of 5.450% Notes due 2028

$500,000,000 aggregate principal amount of 5.950% Notes due 2032

For

$750,000,000 aggregate principal amount of 5.450% Notes due 2028

$500,000,000 aggregate principal amount of 5.950% Notes due 2032 registered under the Securities Act of 1933, as amended

HPS Corporate Lending Fund (the “Company,” “we,” “us,” or “our”) is offering to exchange all of its outstanding (i) 5.450% Notes due 2028 that were issued in a transaction not requiring registration under the Securities Act of 1933, as amended (the “1933 Act”) on January 14, 2025 (the “2028 Restricted Notes”) and (ii) 5.950% Notes due 2032 that were issued in a transaction not requiring registration under the 1933 Act on January 14, 2025 (the “2032 Restricted Notes” and, together with the 2028 Restricted Notes, the “Restricted Notes”), for an equal aggregate principal amount of its new (a) 5.450% Notes due 2028 (the “2028 Exchange Notes”) and (b) 5.950% Notes due 2032 (the “2032 Exchange Notes” and, together with the 2028 Exchange Notes, the “Exchange Notes”), respectively, that have been registered with the Securities and Exchange Commission (the “SEC”) under the 1933 Act. We refer to the 2028 Restricted Notes and the 2028 Exchange Notes together as the “2028 Notes” and the 2032 Restricted Notes and the 2032 Exchange Notes together as the 2032 Notes”. We refer to the Restricted Notes and the Exchange Notes collectively as the “Notes”.

If you participate in the exchange offer, you will receive Exchange Notes for your Restricted Notes that are validly tendered. The terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a registration default. In addition, the Exchange Notes will bear a different CUSIP number than the Restricted Notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

The exchange offer expires at 5:00 p.m., New York City time, on March 26, 2025, unless extended.

We will exchange all 2028 Restricted Notes and 2032 Restricted Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for the 2028 Exchange Notes and 2032 Exchange Notes, respectively. You may withdraw tendered Restricted Notes at any time prior to the expiration of the exchange offer.

The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or applicable interpretation of the staff of the SEC and that no injunction, order or decree has been or is issued that would prohibit, prevent or materially impair our ability to complete the exchange offer.

We will not receive any cash proceeds from the exchange offer.

There is no active trading market for the Restricted Notes, and we do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotations through any automated dealer quotation system.

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 13 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2025

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Exchange Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. This information is available free of charge by contacting us at 40 West 57th Street, 33rd Floor, New York, NY 10019, calling us at 212-287-6767 or visiting our corporate website located at www.hlend.com. Information on our website is not incorporated into or a part of this prospectus. The SEC also maintains a website at http://www.sec.gov that contains this information.

To obtain timely delivery, you must request information no later than five business days prior to the expiration of the exchange offer, which expiration is 5:00 p.m., New York City time, on March 26, 2025.

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You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Exchange Notes in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the 1933 Act in connection with any resale or other transfer of the Exchange Notes received in the exchange offer. The accompanying letter of transmittal relating to the Exchange Offer states that, by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” of the Exchange Notes within the meaning of the 1933 Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales or other transfers of Exchange Notes received in the exchange offer for Restricted Notes that were acquired by the broker-dealer as a result of market-making or other trading activities.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Incorporation by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 13 of this prospectus, as well  as the “Risk Factors” section of the Company’s Annual Report on Form  10-K for the fiscal year ended December 31, 2023, which we incorporate by reference herein.

The Company

HPS Corporate Lending Fund (together with its consolidated subsidiaries, the “Company,” “we,” “us,” or “our”) is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act”). We are externally managed by our adviser, HPS Advisors, LLC (the “Adviser”) pursuant to that certain investment advisory agreement (“Advisory Agreement”), which is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. Our Adviser is registered as an investment adviser with the SEC and a wholly-owned subsidiary of HPS Investment Partners, LLC (“HPS” or the “Administrator”). We have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually, as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”).

Under our Advisory Agreement, we have agreed to pay the Adviser an annual management fee as well as an incentive fee based on our investment performance. Also, under that certain administration agreement between the Company and the Administrator (the “Administration Agreement”), we have agreed to reimburse the Administrator for the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including, but not limited to, our allocable portion of the costs of compensation (including salaries, bonuses and benefits) and related expenses of our chief compliance officer, chief financial officer and their respective staffs; provided, that such expenses shall exclude (1) rent or depreciation, utilities, capital equipment and other administrative items of the Administrator, and (2) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any “Controlling Person” (as defined in the North American Securities Administrators Association’s Omnibus Guidelines Statement of Policy, as amended from time to time (the “Omnibus Guidelines”)) of the Administrator.

Our investment objective is to generate attractive risk-adjusted returns, predominately in the form of current income, with select investments exhibiting the ability to capture long-term capital appreciation. Our investment strategy focuses primarily on newly originated, privately negotiated senior credit investments in high-quality, established upper middle market companies and, in select situations, companies in special situations. We use the term upper middle market companies to generally mean companies with “EBITDA” of $75 million to $1 billion annually or $250 million to $5 billion in revenue annually at the time of investment. We have and may continue to invest in smaller or larger companies if the opportunity presents attractive investment characteristics and risk-adjusted returns. While our investment strategy primarily focuses on companies in the United States, we also intend to leverage HPS’s global presence to invest in companies in Europe, Australia and other locations outside the U.S., subject to compliance with BDC requirements to invest at least 70% of assets in “eligible portfolio companies.” We also include a smaller allocation to more liquid credit investments such as broadly syndicated loans and corporate bonds. We intend to use these investments to maintain liquidity for our share repurchase program and to manage cash while seeking attractive returns before investing subscription proceeds from our continuous offering of our common shares into originated loans. We invest at least 80% of our total assets (net assets plus borrowings for investment purposes) in credit and credit-related instruments issued by corporate issuers (including loans, notes, bonds and other corporate debt securities). If we change our 80% test, we will provide shareholders with at least 60 days’ prior notice of such change. Although not expected to be a primary component of our investment strategy, we also have the ability to acquire investments through secondary transactions, including through loan portfolios, receivables, contractual obligations to purchase subsequently originated loans and other debt instruments. Although not expected to be a primary component of our investment strategy, we may also make certain opportunistic investments in instruments other than secured debt with a view to enhancing returns, such as mezzanine debt, payment-in-kind (“PIK”) notes, convertible debt and other unsecured debt instruments, structured debt that is not secured by financial or other assets, debtor-in-possession financings and equity in loan portfolios or portfolios of receivables (“Opportunistic Investments”), in each case taking into account availability of leverage for such investments and our target risk/return profile. In addition, we may also participate in programmatic investments through partnerships or joint ventures with one or more unaffiliated banks or other financial institutions, including structures where a partner assumes senior exposure to each investment, and we participate in the junior exposure.

Subject to the limitations of the 1940 Act, we may invest in loans or other securities, the proceeds of which may refinance or otherwise repay debt or securities of companies whose debt is owned by other funds and accounts sponsored or managed by the Adviser or HPS. We expect to invest in co-investment transactions with other funds and accounts sponsored or managed by the Adviser or HPS.

To seek to enhance our returns, we employ leverage as market conditions permit and at the discretion of the Adviser, but we are subject to the limitations set forth in the 1940 Act, which currently allows us to borrow up to a 2:1 debt to equity ratio. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Borrowings” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Borrowings” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each of which is incorporated by reference herein. We intend to use leverage in the form of borrowings, including loans from certain financial institutions and the issuance of debt securities. We may also use leverage in the form of the issuance of preferred shares, but do not currently intend to do so. In determining whether to borrow money, we will analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. Any such leverage, if incurred, would be expected to increase our total capital available for investment.

To finance investments, we have in the past and may in the future securitize certain of our secured loans or other investments, including through the formation of one or more collateralized loan obligations (“CLOs”), while retaining all or most of the subordinated notes issued in the securitization.

The Company is a Delaware statutory trust formed on December 23, 2020. We are currently offering on a continuous basis up to $15.0 billion of common shares of beneficial interest pursuant to an offering registered with the Securities and Exchange Commission. The Company offers to sell any combination of four classes of common shares, Class I shares, Class S shares, Class D shares and Class F shares, with a dollar value up to the maximum offering amount.

On December 3, 2024, HPS and BlackRock Inc. (“BlackRock”) entered into an agreement for BlackRock to acquire 100% of the business and assets of HPS with 100% of consideration paid in BlackRock equity (the

“HPS/BlackRock Transaction”). The HPS/BlackRock Transaction is expected to close in mid-2025 subject to receipt of certain consents from investors in HPS funds and accounts, regulatory approvals and satisfaction of other customary closing conditions. The HPS/BlackRock Transaction is expected to bring together BlackRock’s corporate and asset owner relationships with HPS’s diversified origination and capital flexibility, and create an integrated private credit franchise with approximately $220 billion in client assets. If the HPS/BlackRock Transaction occurs, BlackRock and HPS will form a new private financing solutions business unit led by Scott Kapnick, Scot French, and Michael Patterson. This combined platform is expected to have broad capabilities across senior and junior credit solutions, asset-based finance, real estate, private placements, and CLOs. As part of the HPS/BlackRock Transaction, Scott Kapnick, Scot French, and Michael Patterson will join BlackRock’s Global Executive Committee and Scott Kapnick will be an observer to the BlackRock Board of Directors. There can be no assurances that the HPS/BlackRock Transaction will take place, or if it does, what the impact will be on HPS or the Company.

Summary of the Terms of the Exchange Offer

The following summary contains basic information about the exchange offer. It does not contain all the information that may be important to you. For a more complete description of the exchange offer, you should read the discussion under the heading “The Exchange Offer.”

Exchange Notes	$750,000,000 aggregate principal amount of 5.450% Notes due 2028 (the “2028 Exchange Notes”).

$500,000,000 aggregate principal amount of 5.950% Notes due 2032 (the “2032 Exchange Notes” and, together with the 2028 Exchange Notes, the “Exchange Notes”).

The terms of our 2028 Exchange Notes and 2032 Exchange Notes that have been registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”), are substantially identical to those of our outstanding 2028 Notes (the “2028 Restricted Notes”) and 2032 Notes (the “2032 Restricted Notes” and, together with the 2028 Restricted Notes, the “Restricted Notes”) that were issued in transactions not requiring registration under the 1933 Act on January 14, 2025, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a Registration Default (defined below). In addition, the Exchange Notes will bear a different CUSIP number than the Restricted Notes. See “Description of the Exchange Notes.”

We refer to the 2028 Restricted Notes and the 2028 Exchange Notes together as the “2028 Notes” and the 2032 Restricted Notes and the 2032 Exchange Notes together as the “2032 Notes”. We refer to the Restricted Notes and the Exchange Notes as the “Notes”.

Restricted Notes	$750,000,000 aggregate principal amount of 5.450% Notes due 2028, which were issued in a private placement on January 14, 2025.

$500,000,000 aggregate principal amount of 5.950% Notes due 2032, which were issued in a private placement on January 14, 2025.

The Exchange Offer	In the exchange offer, we will exchange the 2028 Restricted Notes and 2032 Restricted Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for a like principal amount of the 2028 Exchange Notes and 2032 Exchange Notes, respectively, to satisfy certain of our obligations under the applicable registration rights agreement that we entered into when the Restricted Notes were issued in reliance upon exemptions from registration under the 1933 Act.

In order to be exchanged, outstanding Restricted Notes must be validly tendered and accepted. We will accept any and all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on March 26, 2025. Holders may tender some or all of their Restricted Notes pursuant to the exchange offer. However, Restricted Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000.

We will issue Exchange Notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Registration Rights Agreement	In connection with the private placement of the 2028 Restricted Notes, we entered into a registration rights agreement with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., and RBC Capital Markets, LLC, as representatives of the several initial purchasers. In connection with the private placement of the 2032 Restricted Notes, we entered into a registration rights agreement with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, SMBC Nikko Securities America, Inc., Wells Fargo Securities, LLC, and BofA Securities, Inc., as representatives of the several initial purchasers.

Under each registration rights agreement, we agreed, for the benefit of the holders of the related Restricted Notes, to use commercially reasonable efforts to:

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file a registration statement (the “Exchange Offer Registration Statement”) with respect to a registered offer to exchange the Restricted Notes for the Exchange Notes having terms substantially identical to the Restricted Notes being exchanged, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a Registration Default;

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cause the Exchange Offer Registration Statement to become effective and continuously effective, supplemented and amended, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement becomes or is declared effective and (ii) the date on which a broker-dealer registered under the 1933 Act is no longer required to deliver a prospectus in connection with market-making or other trading activities; and

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cause the exchange offer to be consummated on the earliest practicable date after the Exchange Offer Registration Statement has become or been declared effective, but in no event later than 365 days after the initial issuance of the Restricted Notes (or if such 365th day is not a business day, the next succeeding business day).

The registration statement of which this prospectus forms a part constitutes an Exchange Offer Registration Statement for purposes of the registration rights agreements.

We also agreed to keep the Exchange Offer Registration Statement effective for not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer; provided, however, that in no event shall such period be less than 20 business days after the commencement of the exchange offer. If we fail to meet certain conditions described in the applicable registration rights agreement (“Registration Default”), the interest rate borne by the affected series of Restricted Notes will increase by 0.25% per annum and will increase by an additional 0.25% per annum on the principal amount of Notes with respect to each subsequent 90-day period, up to a maximum of additional interest of 0.50% per annum (the “Additional Interest”). Additional Interest due pursuant to Registration Defaults will be paid in cash on the relevant interest payment date to holders of record on the relevant regular record dates. Following the cure of all Registration Defaults relating to any particular Restricted Notes, the interest rate borne by such Restricted Notes will be reduced to the original interest rate borne by such Restricted Notes; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Restricted Notes will again be increased pursuant to the foregoing provisions.

If the Company is not able to effect the exchange offer, the Company will be obligated to file a shelf registration statement covering the resale of the Notes and use its commercially reasonable efforts to cause such registration statement to be declared effective.

A copy of each registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

Resales of Exchange Notes	We believe that the Exchange Notes received in the exchange offer may be resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the 1933 Act (subject to the limitations described below). This, however, is based on your representations to us that:

1)	you are acquiring the Exchange Notes in the ordinary course of your business;

2)	you are not engaging in and do not intend to engage in a distribution of the Exchange Notes;

3)	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

4)	you are not our “affiliate,” as that term is defined in Rule 405 under the 1933 Act;

5)	you are not a broker-dealer tendering Restricted Notes acquired directly from us for your own account; and

6)	you are not acting on behalf of any person that could not truthfully make these representations.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co., Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993). We have not asked the staff for a no-action letter in connection with the exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you cannot make the representations described above:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you may not participate in the exchange offer; and

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you must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the 1933 Act in connection with any resale or other transfer of your Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the 1933 Act in connection with any resale or other transfer of the Exchange Notes received in the exchange offer. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on March 26, 2025, unless we decide to extend the exchange offer. We do not currently intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it not violate any applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of Restricted Notes being tendered for exchange. See “The Exchange Offer—Conditions.”

Procedures for Tendering Restricted Notes

The Restricted Notes are represented by global securities in fully registered form without coupons. Beneficial interests in the Restricted Notes are held by direct or indirect participants in The Depository Trust Company (“DTC”) through certificateless depositary interests and are shown on, and transfers of the Restricted Notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

Accordingly, if you wish to exchange your Restricted Notes for Exchange Notes pursuant to the exchange offer, you must transmit to U.S. Bank Trust Company, National Association, our exchange agent, prior to the expiration of the exchange offer, a computer-generated message transmitted through DTC’s Automated Tender Offer Program, which we refer to as “ATOP,” system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal (“Letter of Transmittal”). See “The Exchange Offer—Procedures for Tendering Restricted Notes.”

Procedures for Beneficial Owners	If you are the beneficial owner of Restricted Notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes in the exchange offer, you should promptly contact the person in whose name your Restricted Notes are held and instruct that person to tender on your behalf. See “The Exchange Offer—Procedures for Tendering Restricted Notes.”

Acceptance of Restricted Notes and Delivery of Exchange Notes	Except under the circumstances summarized above under “—Conditions to the Exchange Offer,” we will accept for exchange any and all Restricted Notes that are validly tendered (and not withdrawn) in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The Exchange Notes to be issued to you in the exchange offer will be delivered by credit to the accounts at DTC of the applicable DTC participants promptly following completion of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights; Non-Acceptance	You may withdraw any tender of your Restricted Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer by following the procedures described in this prospectus and the letter of transmittal. Any Restricted Notes that have been tendered for exchange but are withdrawn or otherwise not exchanged for any reason will be returned by credit to the accounts at DTC of the applicable DTC participants, without cost to you, promptly after withdrawal of such Restricted Notes or expiration or termination of the exchange offer, as the case may be. See “The Exchange Offer—Withdrawal Rights.”

No Appraisal or Dissenters’ Rights	Holders of the Restricted Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Exchange Agent	U.S. Bank Trust Company, National Association, the trustee (the “Trustee”) under the Indenture (defined below) governing the Notes, is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange	If you do not participate or validly tender your Restricted Notes in the exchange offer:

•	you will retain Restricted Notes that are not registered under the 1933 Act and that will continue to be subject to restrictions on transfer that are described in the legend on the Restricted Notes;

•	you will not be able, except in very limited instances, to require us to register your Restricted Notes under the 1933 Act;

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you will not be able to resell or transfer your Restricted Notes unless they are registered under the 1933 Act or unless you resell or transfer them pursuant to an exemption from registration under the 1933 Act; and

•	the trading market for your Restricted Notes will become more limited to the extent that other holders of Restricted Notes participate in the exchange offer.

Material U.S. Federal Income Tax Considerations	Your exchange of Restricted Notes for Exchange Notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms of the Exchange Notes.

Issuer	HPS Corporate Lending Fund

Notes Offered	$750,000,000 aggregate principal amount of 2028 Notes.

$500,000,000 aggregate principal amount of 2032 Notes.

Maturity Date	The 2028 Exchange Notes will mature on January 14, 2028.

The 2032 Exchange Notes will mature on April 14, 2032.

Ranking	The Exchange Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Exchange Notes. The Exchange Notes will rank equally in right of payment with all of our existing and future senior liabilities that are not so subordinated, effectively junior to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

As of September 30, 2024, our total consolidated indebtedness was approximately $5.5 billion, approximately $3.5 billion of which was secured, and approximately $2.8 billion of which was indebtedness of our subsidiaries.

Interest and Payment Dates	The 2028 Notes bear cash interest from January 14, 2025, at an annual rate of 5.450% payable on January 14 and July 14 of each year, beginning on July 14, 2025. The 2032 Notes bear cash interest from January 14, 2025, at an annual rate of 5.950% payable on April 14 and October 14 of each year, beginning on April 14, 2025. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Optional Redemption

Prior to the Par Call Date (as defined below), we may redeem some or all of the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) 100% of the principal amount of the 2028 Notes or 2032 Notes to be redeemed, and (2)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on, in the case of the 2028 Notes, December 14, 2027 (the date falling one month prior to the maturity date of the 2028 Notes) and in the case of the 2032 Notes, February 14, 2032 (the date falling two months prior to the maturity date of the 2032 Notes) (each a “Par Call Date”)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 25 basis points, plus (b) interest accrued to the date of redemption, plus, in either case, interest accrued and unpaid to the date of such optional redemption, but excluding the redemption date.

On or after the Par Call Date, or at any time before the maturity date of the applicable Notes, as applicable, we may redeem some or all of the 2028 Notes or 2032 Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest thereon to the redemption date.

Change of Control; Offer to Repurchase	If a Change of Control Repurchase Event described under “Description of the Exchange Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” occurs, holders of the Exchange Notes will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Exchange Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.” For the avoidance of doubt, the HPS/BlackRock Transaction as currently contemplated will not result in a Change of Control or a Change of Control Repurchase Event under the Indenture.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Restricted Notes, the terms of which are substantially identical to the Exchange Notes. The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

Book-Entry Form	The Exchange Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in any of the Exchange Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances described below. See “Description of Exchange Notes—Book-Entry System.”

Trustee	The Trustee for the Exchange Notes will be U.S. Bank Trust Company, National Association.

Governing Law	The Indenture and the Restricted Notes are, and the Exchange Notes will be, governed by the laws of the State of New York without regard to conflict of laws principles thereof.

Risk Factors	You should refer to the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus for an explanation of certain risks of investing in the Exchange Notes. See “Risk Factors.”

RISK FACTORS

In addition to the other information included in this prospectus, you should carefully consider the risks described under “Cautionary Statement Regarding Forward-Looking Statements” and under “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which are incorporated by reference in this prospectus, and the following risks before investing in the Exchange Notes.

Risks Related to the Exchange Notes

The Exchange Notes are unsecured and therefore are effectively subordinated to any secured indebtedness we may incur.

The Exchange Notes are not secured by any of our assets or any of the assets of our subsidiaries. As a result, the Exchange Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus or that we or our subsidiaries may incur in the future (or any indebtedness that is initially unsecured in respect of which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Exchange Notes. As of September 30, 2024, our total consolidated indebtedness was approximately $5.5 billion, approximately $3.5 billion of which was secured, and approximately $2.8 billion of which was indebtedness of our subsidiaries.

The Exchange Notes are subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

The Exchange Notes are obligations exclusively of the Company and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Exchange Notes, and the Exchange Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. As of September 30, 2024, approximately $2.8 billion of the indebtedness required to be consolidated on our balance sheet was held through subsidiary financing vehicles and secured by certain assets of such subsidiaries. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Exchange Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Exchange Notes are subordinated structurally to all indebtedness and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries is structurally senior to the Exchange Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Exchange Notes.

A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Exchange Notes, if any, could cause the liquidity or market value of the Exchange Notes to decline significantly.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Exchange Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Exchange Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any initial purchaser undertakes any obligation to maintain our credit ratings or to advise holders of the Exchange Notes of any changes in our credit ratings.

There can be no assurance that their respective credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the applicable ratings agency if in its judgment future circumstances relating to the basis of the credit rating, such as adverse changes in our business, financial condition and results of operations, so warrant.

An increase in market interest rates could result in a decrease in the market value of the Exchange Notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Exchange Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase Exchange Notes bearing interest at fixed rates and market interest rates increase, the market values of those Exchange Notes may decline. We cannot predict the future level of market interest rates.

The Indenture governing the Exchange Notes contains limited protection for holders of the Exchange Notes.

The Indenture governing the Exchange Notes offers limited protection to holders of the Exchange Notes. The terms of the Indenture and the Exchange Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Exchange Notes. In particular, the terms of the Indenture and the Exchange Notes do not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Exchange Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Exchange Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Exchange Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Exchange Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC;

•	pay distributions on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Exchange Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of distributions or other amounts to us from our subsidiaries.

In addition, the terms of the Indenture and the Exchange Notes do not protect holders of the Exchange Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity other than as described under “Description of the Exchange Notes—Events of Default” in this prospectus.

Our ability to recapitalize, incur additional debt and take a number of other actions are not limited by the terms of the Exchange Notes and may have important consequences for you as a holder of the Exchange Notes, including making it more difficult for us to satisfy our obligations with respect to the Exchange Notes or negatively affecting the trading value of the Exchange Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the Indenture and the Exchange Notes, including additional covenants and events of default. See “Risk Factors—Risks Related to Debt Financing—We borrow money, which magnifies the potential for loss on amounts invested in us and may increase the risk of investing in us. Borrowed money may also adversely affect the return on our assets, reduce cash available for debt service, and result in losses” in the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2023, which is incorporated by reference herein. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Exchange Notes.

The optional redemption provision may materially adversely affect your return on the Exchange Notes.

The Exchange Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option. We may choose to redeem the Exchange Notes at times when prevailing interest rates are lower than the interest rate paid on the Exchange Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Exchange Notes being redeemed.

There is currently no public market for the Exchange Notes. If an active trading market for the Exchange Notes does not develop or is not maintained, you may not be able to sell them.

The Exchange Notes are a new issue of debt securities for which there currently is no trading market. We do not currently intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. If no active trading market develops, you may not be able to resell your Exchange Notes at their fair market value or at all. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. Certain of the initial purchasers in the private offerings of the outstanding Restricted Notes have advised us that they intend to make a market in the Exchange Notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the Exchange Notes, and they may discontinue their market-making activities at any time without notice. Accordingly, we cannot assure you that an active and liquid trading market will develop or continue for the Exchange Notes, that you will be able to sell your Exchange Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Exchange Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Exchange Notes for an indefinite period of time.

We may not be able to repurchase the Exchange Notes upon a Change of Control Repurchase Event.

We may not be able to repurchase the Exchange Notes upon a Change of Control Repurchase Event because we may not have sufficient funds. Upon a Change of Control Repurchase Event, holders of the Exchange Notes may require us to repurchase for cash some or all of the Exchange Notes at a repurchase price equal to 100% of the aggregate principal amount of the Exchange Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. Our failure to purchase such tendered Exchange Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the Indenture governing the Exchange Notes and a cross-default under the agreements governing certain of our other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If a Change of Control Repurchase Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness and/or to make the required repurchase of the Exchange Notes. See “Description of the Exchange Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus for additional information.

FATCA withholding may apply to payments to certain foreign entities.

Payments made under the Exchange Notes to a foreign financial institution or non-financial foreign entity (including such an institution or entity acting as an intermediary) may be subject to a U.S. withholding tax of 30% under U.S. Foreign Account Tax Compliance Act provisions of the Code (commonly referred to as “FATCA”). This withholding tax may apply to certain payments of interest on the Exchange Notes unless the foreign financial institution or non-financial foreign entity complies with certain information reporting, withholding, identification, certification and related requirements imposed by FATCA. You should consult your own tax advisors regarding FATCA and how it may affect your investment in the Exchange Notes.

Risks Related to the Exchange Offer

If you fail to exchange your Restricted Notes, they will continue to be restricted securities and may become less liquid.

Restricted Notes that you do not validly tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the 1933 Act and applicable state securities laws. We will issue the Exchange Notes in exchange for the Restricted Notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Restricted Notes.” Because we anticipate that most holders of the Restricted Notes will elect to exchange their outstanding Restricted Notes, we expect that the liquidity of the market for the Restricted Notes remaining after the completion of the exchange offer will be substantially limited, which may have an adverse effect upon and increase the volatility of the market price of the outstanding Restricted Notes. Any Restricted Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding Restricted Notes at maturity. Further, following the exchange offer, if you did not exchange your Restricted Notes, you generally will not have any further registration rights, and Restricted Notes will continue to be subject to certain transfer restrictions.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the 1933 Act.

Any broker-dealer that (1) exchanges its Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes or (2) resells Exchange Notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the 1933 Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Exchange Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the 1933 Act.

You may not receive the Exchange Notes in the exchange offer if the exchange offer procedures are not validly followed.

We will issue the Exchange Notes in exchange for your Restricted Notes only if you validly tender such Restricted Notes before expiration of the exchange offer. Neither we, the trustee nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the Restricted Notes for exchange. If you are the beneficial holder of Restricted Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Restricted Notes in the exchange offer, you should promptly contact the person through whom your Restricted Notes are held and instruct that person to tender the Restricted Notes on your behalf.

Risks Related to the HPS/BlackRock Transaction

The HPS/BlackRock Transaction could create a conflict of interest in the allocation of the Adviser’s time and focus.

On December 3, 2024, HPS and BlackRock entered into an agreement for BlackRock to acquire 100% of the business and assets of HPS. However, the HPS/BlackRock Transaction remains subject to a number of conditions, including the receipt of certain consents from investors in HPS funds and accounts, regulatory approvals and satisfaction of other customary closing conditions. There can be no assurances that the HPS/BlackRock Transaction will take place, in which case the current ownership structure of HPS will remain in place. However, the operation of HPS, including the operation of the Adviser, may nonetheless be adversely affected as a result of disruptions to the HPS business and efforts expended pursuing the HPS/BlackRock Transaction.

If the HPS/BlackRock Transaction occurs, HPS and thus, the Adviser, will be owned by BlackRock. There is no guarantee that HPS, or the Adviser, will be able to successfully transition, maintain and continue to build its business after the HPS/BlackRock Transaction or that HPS and BlackRock will be able to successfully optimize their joint business operations. In particular, as with any change in ownership, HPS and the Adviser will be subject to substantial risks, including with respect to the long-term retention of key employees, the successful consolidation of corporate, technological and administrative infrastructures and the retention of existing business and operational relationships. It is possible that employees currently involved in the operation of HPS and the Adviser may not continue with HPS and/or the Adviser after the HPS/BlackRock Transaction and the operations and business relationships of HPS and the Adviser may be disrupted following the HPS/BlackRock Transaction. The integration of HPS and the Adviser into BlackRock will be a complex, costly and time-consuming process and if HPS or the Adviser experiences difficulties in this process, any anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on HPS or the Adviser for an undetermined period. In addition, there can be no assurances that HPS and BlackRock will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the HPS/BlackRock Transaction, and a failure to obtain such synergies may adversely affect the operations of HPS and the Adviser. Some of the challenges presented by the integration of the businesses are outside of HPS’s or the Adviser’s control, and any of them could result in delays, increased costs and diversion of management’s time and energy, which could materially affect HPS’s or the Adviser’s financial position, results of operations, and cash flows. In the event that the HPS/BlackRock Transaction has an adverse impact on HPS or the Adviser, including for the foregoing reasons, the operations of the Company may be adversely affected.

BlackRock is one of the largest and most diverse financial institutions in the world. As a result, although not expected, it may have other business units that compete with HPS or seek investment opportunities that are appropriate for the Company, and it has policies and procedures that may limit or otherwise impact the operations of HPS, the Adviser and/or the Company. Further, certain issuers may prefer to work with a smaller or independent sponsor, which may adversely affect the Adviser’s ability to source new investment opportunities for the Company.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Restricted Notes, the terms of which are substantially identical to the Exchange Notes. The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference herein, contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, are excluded from the safe harbor protection provided by Section 27A of the 1933 Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	our future operating results;

•

our business prospects and the prospects of our portfolio companies, including our and their ability to achieve our respective objectives as a result of inflation, increases in borrowing costs and a potential global recession;

•

the impact of geo-political conditions, including revolution, insurgency, terrorism or war, including those arising out of the ongoing conflict between Russia and Ukraine and the broader Middle East conflict;

•	the impact of the investments that we expect to make;

•	our ability to raise sufficient capital to execute our investment strategy;

•	our current and expected financing arrangements and investments;

•	the adequacy of our cash resources, financing sources and working capital;

•

changes in the general interest rate environment, including a sustained elevated interest rate environment, and uncertainty about the Federal Reserve’s intentions regarding interest rates in the upcoming year;

•	the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with the Adviser or any of its affiliates;

•	the elevated levels of inflation, and its impact on our portfolio companies and on the industries in which we invest;

•	the dependence of our future success on the general economy and its effect on the industries in which we may invest;

•	the availability of credit and/or our ability to access the capital markets;

•	our use of financial leverage;

•	the ability of the Adviser to source suitable investments for us and to monitor and administer our investments;

•	the ability of the Adviser or its affiliates to attract and retain highly talented professionals;

•	our ability to qualify for and maintain our qualification as a RIC and as a BDC;

•	the impact on our business of new or amended legislation or regulations;

•	currency fluctuations, particularly to the extent that we receive payments denominated in currency other than U.S. dollars;

•	the effect of changes to tax legislation and our tax position; and

•	the tax status of the enterprises in which we may invest.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Risk Factors” in this prospectus and in the documents we incorporate by reference.

Discussions containing these forward-looking statements may be found in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2023 and Quarterly Reports on Form 10-Q of the Company, as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in this prospectus, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These projections and forward-looking statements apply only as of the date of this prospectus. Moreover, we assume no duty and do not undertake to update the forward-looking statements, except as required by applicable law.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued $750,000,000 aggregate principal amount of the 2028 Restricted Notes and $500,000,000 aggregate principal amount of the 2032 Restricted Notes in transactions not requiring registration under the 1933 Act on January 14, 2025.

The 2028 Restricted Notes were issued, and the 2028 Exchange Notes will be issued, pursuant to a base indenture dated as of January 30, 2024 (the “Base Indenture”), and the third supplemental indenture, dated as of January 14, 2025, to the Base Indenture (the “Third Supplemental Indenture,”) between us and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”). The 2032 Restricted Notes were issued, and the 2032 Exchange Notes will be issued, pursuant to the Base Indenture and the fourth supplemental indenture, dated as of January 14, 2025, to the Base Indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”) between us and the Trustee.

In connection with such Restricted Notes issuances, we entered into registration rights agreements, which require that we file this registration statement under the 1933 Act with respect to the Exchange Notes to be issued in the exchange offer and, upon the effectiveness of this registration statement, offer to you the opportunity to exchange your Restricted Notes for a like principal amount of Exchange Notes.

Under each registration rights agreement, we agreed, for the benefit of the holders of the related Restricted Notes, to use commercially reasonable efforts to:

•

file the Exchange Offer Registration Statement with respect to a registered offer to exchange the Restricted Notes for the Exchange Notes having terms substantially identical to the Restricted Notes being exchanged, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a Registration Default;

•

cause the Exchange Offer Registration Statement to become effective and continuously effective, supplemented and amended, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement becomes or is declared effective and (ii) the date on which a broker-dealer registered under the 1933 Act is no longer required to deliver a prospectus in connection with market-making or other trading activities; and

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cause the exchange offer to be consummated on the earliest practicable date after the Exchange Offer Registration Statement has become or been declared effective, but in no event later than 365 days after the initial issuance of the Restricted Notes (or if such 365th day is not a business day, the next succeeding business day).

We also agreed to keep the Exchange Offer Registration Statement effective for not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer; provided, however, that in no event shall such period be less than 20 business days after the commencement of the exchange offer. If there is a Registration Default, the interest rate borne by the affected series of Restricted Notes will increase by 0.25% per annum and will increase by an additional 0.25% per annum on the principal amount of Notes with respect to each subsequent 90-day period, up to a maximum of additional interest of 0.50% per annum. Additional Interest due pursuant to Registration Defaults will be paid in cash on the relevant interest payment date to holders of record on the relevant regular record dates. Following the cure of all Registration Defaults relating to any particular Restricted Notes, the interest rate borne by such Restricted Notes will be reduced to the original interest rate borne by such Restricted Notes; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Restricted Notes will again be increased pursuant to the foregoing provisions.

If the Company is not able to effect the exchange offer, the Company will be obligated to file a shelf registration statement covering the resale of the Notes and use its commercially reasonable efforts to cause such registration statement to be declared effective.

The Exchange Notes will be issued without a restrictive legend, and except as set forth below, you may resell or otherwise transfer them without registration under the 1933 Act. After we complete the exchange offer, our obligation to register the exchange of Exchange Notes for Restricted Notes will terminate. A copy of each registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), subject to the limitations described in the succeeding three paragraphs, we believe that you may resell or otherwise transfer the Exchange Notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the 1933 Act. Our belief, however, is based on your representations to us that:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the Exchange Notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	you are not our “affiliate” as that term is defined in Rule 405 under the 1933 Act;

•	you are not a broker-dealer tendering Restricted Notes acquired directly from us for your own account; and

•	you are not acting on behalf of any person that could not truthfully make these representations.

If you cannot make the representations described above, you may not participate in the exchange offer, you may not rely on the staff’s interpretations discussed above, and you must, in the absence of an exemption therefrom, comply with registration and the prospectus delivery requirements of the 1933 Act in order to resell your Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the 1933 Act in connection with any resale or other transfer of the Exchange Notes received in the exchange offer. See “Plan of Distribution.”

We have not asked the staff for a no-action letter in connection with the exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you are not eligible to participate in the exchange offer, you can elect to have your Restricted Notes registered for resale on a “shelf” registration statement pursuant to Rule 415 under the 1933 Act. In the event that we are obligated to file a shelf registration statement, we will be required to use commercially reasonable efforts to keep the shelf registration statement effective for so long as such Restricted Notes remain registrable securities under the applicable registration rights agreement. Other than as set forth in this paragraph, you will not have the right to require us to register your Restricted Notes under the 1933 Act. See “—Procedures for Tendering Restricted Notes.”

Consequences of Failure to Exchange

If you do not participate or validly tender your Restricted Notes in the exchange offer:

•

you will retain your Restricted Notes that are not registered under the 1933 Act and they will continue to be subject to restrictions on transfer that are described in the legend on the Restricted Notes;

•

you will not be able to require us to register your Restricted Notes under the 1933 Act unless, as set forth above, you do not receive freely tradable Exchange Notes in the exchange offer or are not eligible to participate in the exchange offer, and we are obligated to file a shelf registration statement;

•

you will not be able to resell or otherwise transfer your Restricted Notes unless they are registered under the 1933 Act or unless you offer to resell or transfer them pursuant to an exemption under the 1933 Act; and

•	the trading market for your Restricted Notes will become more limited to the extent that other holders of such Restricted Notes participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all Restricted Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of the Restricted Notes accepted in the exchange offer. You may tender some or all of your Restricted Notes pursuant to the exchange offer; however, Restricted Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes issued to you in the exchange offer will be delivered by credit to the accounts at DTC of the applicable DTC participants.

The form and terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the transfer restrictions and registration rights relating to the Restricted Notes will not apply to the Exchange Notes, and the Exchange Notes will not provide for the payment of additional interest in the event of a Registration Default. In addition, the Exchange Notes will bear a different CUSIP number than the Restricted Notes (except for Restricted Notes sold pursuant to the shelf registration statement described above). The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Restricted Notes.

As of the date of this prospectus, $750,000,000 aggregate principal amount of the 2028 Restricted Notes and $500,000,000 aggregate principal amount of the 2032 Restricted Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the Restricted Notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered Restricted Notes if and when we have given written notice of our acceptance to U.S. Bank Trust Company, National Association, the exchange agent for the exchange offer. The exchange agent will act as our agent for the purpose of receiving from us the Exchange Notes for the tendering noteholders. If we do not accept any tendered Restricted Notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return such Restricted Notes by credit to the accounts at DTC of the applicable DTC participants, without expense, to the tendering noteholder as promptly as practicable after the expiration date of the exchange offer.

You will not be required to pay brokerage commissions or fees or transfer taxes, except as set forth under “—Transfer Taxes,” with respect to the exchange of your Restricted Notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extension; Amendment

The expiration date for the exchange offer will be 5:00 p.m., New York City time, on, March 26, 2025, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not currently intend to extend the exchange offer, however, although we reserve the right to do so. If we extend the exchange offer, we may delay acceptance of any Restricted Notes by giving written notice of the extension to the exchange agent and give each registered holder of Restricted Notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion:

•	to accept tendered Restricted Notes upon the expiration of the exchange offer, and extend the exchange offer with respect to untendered Restricted Notes;

•

subject to applicable law, to delay accepting any Restricted Notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions set forth under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving written notice of such delay or termination to the exchange agent; or

•	to amend or waive the terms and conditions of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act, to the extent that rule applies.

We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to issue the Exchange Notes, or return the Restricted Notes tendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Procedures for Tendering Restricted Notes

The Restricted Notes are represented by global securities without interest coupons in fully registered form, registered in the name of Cede & Co., as nominee for DTC. Beneficial interests in the global securities are held by direct or indirect participants in DTC through certificateless depositary interests and are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants. You are not entitled to receive certificated Restricted Notes in exchange for your beneficial interest in these global securities except in limited circumstances described in “Description of the Exchange Notes—Book-Entry System.”

Accordingly, you must tender your Restricted Notes pursuant to DTC’s ATOP procedures. As the DTC’s ATOP system is the only method of processing exchange offers through DTC, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration date for the exchange offer a computer-generated message transmitted by means of the ATOP system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal, instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender Restricted Notes through the ATOP system, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal, including the representations to us described above under “—Purpose and Effect of the Exchange Offer,” and be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

If you hold Restricted Notes through a broker, dealer, commercial bank, trust company, other financial institution or other nominee, each referred to herein as an “intermediary,” and you wish to tender your Restricted Notes, you should contact such intermediary promptly and instruct such intermediary to tender on your behalf. So long as the Restricted Notes are in book-entry form represented by global securities, Restricted Notes may only be tendered by your intermediary pursuant to DTC’s ATOP procedures.

If you tender a Restricted Note and you do not properly withdraw the tender prior to the expiration date, you will have made an agreement with us to participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Restricted Notes. Our determination will be final and binding. We reserve the absolute right to reject any and all Restricted Notes not validly tendered or any Restricted Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to certain Restricted Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your Restricted Notes within the time period that we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of Restricted Notes, neither we, the trustee, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your Restricted Notes will be returned to you unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer, if:

•	you invalidly tender your Restricted Notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or invalid tender.

•	In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for, or offer Exchange Notes for, any Restricted Notes that remain outstanding subsequent to the expiration of the exchange offer;

•	terminate the exchange offer; and

•	to the extent permitted by applicable law, purchase Restricted Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases of or offers for Restricted Notes could differ from the terms of the exchange offer.

In all cases, the issuance of Exchange Notes for Restricted Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of a timely book-entry confirmation of your Restricted Notes into the exchange agent’s account at DTC, a computer-generated message instead of the Letter of Transmittal, and all other required documents. If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than you indicate your desire to exchange, the unaccepted or non-exchanged Restricted Notes, or Restricted Notes in substitution therefor, will be returned without expense to you by credit to the accounts at DTC of the applicable DTC participant, as promptly as practicable after rejection of tender or the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Restricted Notes at DTC for purposes of the exchange offer after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of Restricted Notes being tendered by causing DTC to transfer such Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Any DTC participant wishing to tender Restricted Notes in the exchange offer (whether on its own behalf or on behalf of the beneficial owner of Restricted Notes) should transmit its acceptance to DTC sufficiently far in advance of the expiration of the exchange offer so as to permit DTC to take the following actions prior to 5:00 p.m., New York

City time, on the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent a confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include a confirmation that such DTC participant acknowledges and agrees (on behalf of itself and on behalf of any beneficial owner of the applicable Restricted Notes) to be bound by the letter of transmittal. All of the foregoing, together with any other required documents, must be delivered to and received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

No Guaranteed Delivery Procedures

Guaranteed delivery procedures are not available in connection with the exchange offer.

Withdrawal Rights

You may withdraw tenders of your Restricted Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For your withdrawal to be effective, the exchange agent must receive an electronic ATOP transmission of the notice of withdrawal at its address set forth below under “—Exchange Agent,” prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

•	specify the name and DTC account number of the DTC participant that tendered such Restricted Notes;

•	specify the principal amount of Restricted Notes to be withdrawn;

•	specify the name and account number of the DTC participant to which the withdrawn Restricted Notes should be credited; and

•	contain a statement that the holder is withdrawing its election to have the Restricted Notes exchanged.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any Restricted Notes that have been withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Restricted Notes that have been tendered for exchange but that are withdrawn and not exchanged will be returned by credit to the account at DTC of the applicable DTC participant without cost as soon as practicable after withdrawal. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “—Procedures for Tendering Restricted Notes” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

No Appraisal or Dissenters’ Rights

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Conditions

Notwithstanding any other provision of the exchange offer, and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if at any time before the acceptance of any Restricted Notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to complete the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required, in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights, and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Restricted Notes validly tendered, and no Exchange Notes will be issued in exchange for any tendered Restricted Notes, if, at the time the Restricted Notes are tendered, any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

The exchange offer is not conditioned on any minimum principal amount of Restricted Notes being tendered for exchange.

Exchange Agent

We have appointed U.S. Bank Trust Company, National Association as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus, the Letter of Transmittal and other related documents should be directed to the exchange agent addressed as follows:

U.S. Bank Trust Company, National Association, as Exchange Agent

By Registered or Certified Mail, Overnight Delivery on or before

5:00 p.m., New York City Time on the Expiration Date:

U.S. Bank Trust Company, National Association

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107-1402

For Information or Confirmation by Telephone Call:

(800) 934-6802

By Email or Facsimile Transmission (for Eligible Institutions only):

Email: cts.specfinance@usbank.com

Facsimile: (651) 466-7367

DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

The exchange agent also acts as the Trustee under the Indenture.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person, by email or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $200,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your Restricted Notes unless Exchange Notes are to be registered in the name of, or Restricted Notes (or any portion thereof) not tendered or not accepted in the exchange offer are to be returned to, a person other than the registered tendering holder of the Restricted Notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax. In addition, tendering holders will be responsible for any transfer tax imposed for any reason other than the transfer of Restricted Notes to, or upon the order of, the Company pursuant to the exchange offer.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the Exchange Notes under generally accepted accounting principles in the United States of America (“GAAP”).

DESCRIPTION OF THE EXCHANGE NOTES

We issued the 2028 Restricted Notes, and will issue the 2028 Exchange Notes, under the Base Indenture and the Third Supplemental Indenture. We issued the 2032 Restricted Notes, and will issue the 2032 Exchange Notes, under the Base Indenture and the Fourth Supplemental Indenture. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, because it, and not this description, defines your rights as holders of the Notes.

Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Notes or the Indenture, as applicable.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The Restricted Notes are, and the Exchange Notes will be, our general senior unsecured obligations ranking equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The 2028 Notes and the 2032 Notes will mature on January 14, 2028 and April 14, 2032, respectively, unless previously redeemed or repurchased in full by us as provided below under “—Optional Redemption” or “—Offer to Repurchase Upon a Change of Control Repurchase Event.” The Exchange Notes and the Restricted Notes that remain outstanding after the exchange offer will be a single series under the Indenture.

The 2028 Restricted Notes bear, and the 2028 Exchange Notes will bear, cash interest at the rate of 5.450% per annum from January 14, 2025, to the stated maturity or date of earlier redemption. Interest on the 2028 Notes will be payable semi-annually in arrears on each of January 14 and July 14 commencing July 14, 2025 (if an interest payment date falls on a day that is not a business day, then the applicable interest payment will be made on the next succeeding business day and no additional interest will accrue as a result of such delayed payment), to the persons in whose names such notes were registered at the close of business on the immediately preceding January 14 and July 14 (whether or not a business day), respectively.

The 2032 Restricted Notes bear, and the 2032 Exchange Notes will bear, cash interest at the rate of 5.950% per annum from January 14, 2025, to the stated maturity or date of earlier redemption. Interest on the 2032 Notes will be payable semi-annually in arrears on each of April 14 and October 14, commencing April 14, 2025 (if an interest payment date falls on a day that is not a business day, then the applicable interest payment will be made on the next succeeding business day and no additional interest will accrue as a result of such delayed payment), to the persons in whose names such notes were registered at the close of business on the immediately preceding April 14 and October 14 (whether or not a business day), respectively.

Interest payments in respect of the Notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the Notes), to, but excluding, the applicable interest payment date or stated maturity date or date of early redemption, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Trustee shall have no duty or responsibility to calculate or verify the interest rate.

If an interest payment date or the stated maturity date or date of early redemption of the Notes falls on a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No further interest will accrue as a result of such delayed payment.

We issued the 2028 Restricted Notes in an aggregate principal amount of $750,000,000 and the 2032 Restricted Notes in an aggregate principal amount of $500,000,000 on January 14, 2025, in transactions not requiring registration under the 1933 Act.

The Indenture does not limit the aggregate principal amount of the debt securities which we may issue thereunder and provides that we may issue debt securities thereunder from time to time in one or more series. We may, without the consent of the holders of the Notes, issue additional Notes (in any such case, other than any Exchange Notes, “Additional Notes”) under the Indenture with the same ranking and the same interest rate, maturity and other terms as the Notes of a series; provided that, if such Additional Notes are not fungible with the Notes of the applicable series (or any other tranche of Additional Notes) for U.S. federal income tax purposes, then such Additional Notes will have different CUSIP numbers from the Notes of such series (and any such other tranche of Additional Notes). Any Additional Notes and the existing Notes of a series will constitute a single series under the Indenture and all references to the relevant Notes herein will include the Additional Notes unless the context otherwise requires.

We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

The Notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the Trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Prior to the due presentment of a Note for registration of transfer, we, the Trustee and any other agent of ours or the Trustee may treat the registered holder of each Note as the owner of such Note for the purpose of receiving payments of principal of and interest on such Note and for all other purposes whatsoever.

The Indenture does not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the Notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or the credit rating of the Notes.

The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.

Optional Redemption

Prior to the Par Call Date, we may redeem some or all of the Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the relevant Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 25 basis points, less (b) interest accrued to the date of such optional redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of such optional redemption.

On or after the Par Call Date, or at any time before the maturity date of the applicable Notes, as applicable, we may redeem some or all of the 2028 Notes or 2032 Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest thereon to the redemption date.

If we choose to redeem any Notes, we will deliver a notice of redemption to holders of such series of Notes to be redeemed not less than 10 nor more than 60 days before the redemption date. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the trustee and, so long as the Notes are registered to DTC or its nominee, the DTC; provided, however, that no such partial redemption will reduce the portion of the principal amount of a Note not redeemed to less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

“Treasury Rate” means, with respect to any redemption date of the Notes, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)— H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date of the Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date of the Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date of the Notes, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date of the Notes but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date of the Notes, one with a maturity date preceding the applicable Par Call Date of the Notes and one with a maturity date following the applicable Par Call Date of the Notes, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date of the Notes. If there are two or more United States Treasury securities maturing on the applicable Par Call Date of the Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price of any of the Notes shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty or responsibility to calculate or verify the redemption price.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of the Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act and the rules and regulations promulgated thereunder, we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and upon receipt of the written instruction, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder an Exchange Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each Exchange Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of certain of our and our subsidiaries’ financing arrangements provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under our and our subsidiaries’ financing arrangements at that time and to terminate the financing arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial

Condition, Liquidity and Capital Resources” in the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, which are incorporated by reference herein, for a general discussion of our and our subsidiaries’ indebtedness.

Our and our subsidiaries’ future financing arrangements may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our and our subsidiaries’ future financing arrangements, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our and our subsidiaries’ other debt. See “Risk Factors—Risks Related to the Exchange Notes—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event” in this prospectus for more information.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For the avoidance of doubt, the HPS/BlackRock Transaction as currently contemplated will not result in a Change of Control or Change of Control Repurchase Event under the Indenture.

For purposes of the Exchange Notes:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control will have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of HPS Corporate Lending Fund and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries will not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated under the

Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; or

(3) the approval by the Company’s stockholders of any plan or proposal relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of the Company, 50% or more of the outstanding equity interests of which are owned by the Company and its direct or indirect subsidiaries and of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Investment Grade” means a rating of BBB- or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P)(or, in each case, if such Rating Agency ceases to make a rating of the applicable Notes publicly available for reasons outside of the Company’s control, the equivalent investment grader credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service or any successor thereto.

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) the Adviser, any affiliate of the Adviser or any entity that is managed by the Adviser that is organized under the laws of a jurisdiction located in the United States and in the business of managing or advising clients.

“Rating Agency” means:

(1) one or both of Moody’s and S&P; and

(2) if both Moody’s and S&P cease to rate the Notes or fail to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for either of Moody’s or S&P, as the case may be.

“S&P” means S&P’s Global Ratings Services, or any successor thereto.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Covenants

In addition to the covenants described in the Base Indenture, the following covenants will apply to the Notes. To the extent of any conflict or inconsistency between the Base Indenture and the following covenants, the following covenants will govern:

Merger, Consolidation or Sale of Assets

The Indenture will provide that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of HPS Corporate Lending Fund or its Controlled Subsidiaries will not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions unless:

•

we are the surviving person, or the Surviving Person, or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a statutory trust, corporation or limited liability company organized and existing under the laws of the United States or any state or territory thereof;

•

the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the Indenture and the applicable registration rights agreement to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default will have occurred and be continuing; and

•

we will deliver, or cause to be delivered, to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, will be deemed to be the transfer of all or substantially all of our property. For the avoidance of doubt, the HPS/BlackRock Transaction as currently contemplated is not a merger, consolidation or sale of the Company’s assets under the covenants of the Indenture.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions may be permitted under the Indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.

An assumption by any person of obligations under the Notes and the Indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Other Covenants

•

We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Events of Default

Each of the following will be an event of default:

(1) default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;

(3) default by us in the performance, or breach, of any covenant or agreement in the Indenture or the Notes (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in the Indenture specifically dealt with or which has expressly been included in the Indenture solely for the benefit of a series of securities other than the Notes), and continuance of such default or breach for a period of 60 consecutive days after there has been given, by registered or certified mail, to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(4) default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with HPS Corporate Lending Fund for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100 million in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or will hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5) pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act, on the last business day of each of 24 consecutive calendar months, any class of securities must have an asset coverage (as such term is used in the 1940 Act and the rules and regulations promulgated thereunder) of less than 100% giving effect to any exemptive relief granted to us by the SEC; or

(6) certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 60 days.

If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the Trustee or the holders of at least 25% in principal amount of the Notes may declare the entire principal amount of the outstanding Notes to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by the holders), and upon any such declaration such principal or specified portion thereof will become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the Trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

(i) such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

(ii) the holders of not less than 25% in principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of such event of default;

(iii) such holder or holders have offered to the Trustee indemnity, security, or both, satisfactory to the Trustee, against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity and/or security has failed to institute any such proceeding; and

(v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Notwithstanding any other provision in the Indenture, the holder of any Note will have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights will not be impaired without the consent of such holder.

The Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes, provided that (i) such direction may not be in conflict with any rule of law or with the Indenture, (ii) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction and (iii) the Trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial to the holders of Notes not consenting (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).

The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the Indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose, but no such waiver may extend to any subsequent or other default or event of default or impair any right consequent thereto.

We are required to deliver to the Trustee, within 120 days after the end of each fiscal year (which fiscal year ends December 31), an officers’ certificate as to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the Indenture.

Within 90 days after the occurrence of any default under the Indenture with respect to the Notes, the Trustee must transmit notice of such default known to the Trustee, unless such default has been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the Trustee will be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the Trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes.

Satisfaction and Discharge; Defeasance

We may satisfy and discharge our obligations under the Indenture by delivering to the security registrar for cancellation all outstanding Notes or by depositing with the Trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the Indenture.

Trustee

U.S. Bank Trust Company, National Association is the Trustee, security registrar and paying agent. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as the Trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the Trustee and its affiliates.

Governing Law

The Indenture provides that it and the Notes will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.

Book-Entry, Settlement and Clearance

Global Notes

Except as set forth below, Notes will be issued in registered, global form, without interest coupons (the “Global Notes”). The Global Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Exchange Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to a nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (the “Certificated Notes”) except in the limited circumstances described below. See “—Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Book-Entry Procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

So long as the Notes are held in global form, Euroclear, Clearstream and/or DTC, as applicable, (or their respective nominees) will be considered the sole holders of Global Notes for all purposes under the Indenture. As such, participants must rely on the procedures of Euroclear, Clearstream and/or DTC and indirect participants must rely on the procedures of Euroclear, Clearstream and/ or DTC and the participants through which they own interests in the Notes, or Book-Entry Interests, in order to exercise any rights of holders under the Indenture.

So long as DTC, Euroclear or Clearstream’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•

will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC, Euroclear or Clearstream to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, Euroclear or Clearstream, on the procedures of the DTC, Euroclear or Clearstream participant through which the investor owns its interest).

Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the Trustee to DTC, Euroclear or Clearstream’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, Euroclear or Clearstream, or for maintaining, supervising or reviewing any records of DTC, Euroclear or Clearstream relating to those interests.

Payments by participants and indirect participants in DTC, Euroclear or Clearstream to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC, Euroclear or Clearstream.

Transfers between participants in DTC, Euroclear or Clearstream will be effected under DTC, Euroclear or Clearstream’s procedures and will be settled in same-day funds.

Cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in

Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC, Euroclear or Clearstream identifies as a beneficial owner of the related Notes only if:

•	DTC, Euroclear or Clearstream notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of Restricted Notes for Exchange Notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, for U.S. federal income tax purposes, (i) you will not recognize gain or loss as a result of the exchange, (ii) the holding period of the Exchange Notes you receive will include the holding period of the Restricted Notes exchanged therefor and (iii) the basis of the Exchange Notes you receive will be the same as the basis of the Restricted Notes exchanged therefor immediately before the exchange.

In any event, persons considering the exchange of Restricted Notes for Exchange Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

FINANCIAL HIGHLIGHTS

The following table of financial highlights is intended to help a prospective investor understand the Company’s financial performance for the periods shown. The financial data set forth in the following table as of and for the year ended December 31, 2023 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm whose report thereon is incorporated by reference in this prospectus, certain documents incorporated by reference in this prospectus or the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2023, which may be obtained from www.sec.gov or upon request. The Company’s unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September  30, 2024 are incorporated by reference herein. You should read these financial highlights in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus, any documents incorporated by reference in this prospectus or the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC.

The following are the financial highlights for the year ended December 31, 2023 and nine months ended September 30, 2024:

	Year Ended December 31, 2023
	Class I	Class D	Class F	Class S(7)
Per Share Data:
Net asset value, beginning of period	$23.88	$23.88	$23.88	$25.11
Net investment income (1)	2.86	2.80	2.74	0.63
Net unrealized and realized gain (loss) (2)	1.09	1.09	1.08	0.06

Net increase (decrease) in net assets resulting from operations	3.95	3.89	3.82	0.69
Distributions from net investment income (3)	(2.77)	(2.71)	(2.64)	(0.74)
Distributions from net realized gains (3)	—	—	—	—

Net increase (decrease) in net assets from shareholders’ distributions	(2.77)	(2.71)	(2.64)	(0.74)

Early repurchase deduction fees (6)	—	—	—	—

Total increase (decrease) in net assets	1.18	1.18	1.18	(0.05)

Net asset value, end of period	$25.06	$25.06	$25.06	$25.06

Shares outstanding, end of period	52,457,511	28,192,719	125,381,461	857,879
Total return based on NAV (4)	17.28%	16.99%	16.70%	2.78%
Ratios:
Ratio of net expenses to average net assets (5)	9.68%	10.02%	10.18%	10.68%
Ratio of net investment income to average net assets (5)	11.73%	11.57%	11.24%	10.20%
Portfolio turnover rate	9.31%	9.31%	9.31%	9.31%
Supplemental Data:
Net assets, end of period	$1,314,775	$706,613	$3,142,475	$21,501
Asset coverage ratio	223.2%	223.2%	223.2%	223.2%

	Nine Months Ended September 30, 2024
	Class I	Class D	Class F	Class S
Per Share Data:
Net asset value, beginning of period	$25.06	$25.06	$25.06	$25.06
Net investment income (1)	2.10	2.06	2.01	1.91
Net unrealized and realized gain (loss) (2)	0.34	0.33	0.33	0.36

Net increase (decrease) in net assets resulting from operations	2.44	2.39	2.34	2.27
Distributions from net investment income (3)	(1.94)	(1.89)	(1.84)	(1.77)
Distributions from net realized gains (3)	—	—	—	—

Net increase (decrease) in net assets from shareholders’ distributions	(1.94)	(1.89)	(1.84)	(1.77)

Early repurchase deduction fees (6)	—	—	—	—

Total increase (decrease) in net assets	0.50	0.50	0.50	0.50

Net asset value, end of period	$25.56	$25.56	$25.56	$25.56

Shares outstanding, end of period	90,221,882	41,876,118	163,937,746	12,508,512
Total return based on NAV (4)	10.02%	9.82%	9.62%	9.33%
Ratios:
Ratio of net expenses to average net assets (5)	8.82%	9.09%	9.35%	9.57%
Ratio of net investment income to average net assets (5)	11.06%	10.84%	10.61%	10.05%
Portfolio turnover rate	16.65%	16.65%	16.65%	16.65%
Supplemental Data:
Net assets, end of period	$2,306,380	$1,070,491	$4,190,766	$319,763
Asset coverage ratio	242.5%	242.5%	242.5%	242.5%

(1)	The per share data was derived by using the weighted average shares outstanding during the period.
(2)	The amount shown does not correspond with the aggregate amount for the period as it includes the effect of the timing of capital transactions.
(3)

The per share data for distributions was derived by using the actual shares outstanding at the date of the relevant transactions (refer to Note 9 of the Company’s Consolidated Financial Statements for the year ended December 31, 2023 or Note 9 of the Company’s Consolidated Financial Statements for the nine months ended September 30, 2024, as applicable).

(4)

Total return is calculated as the change in NAV per share during the period, plus distributions per share (assuming distributions are reinvested in accordance with the Company’s distribution reinvestment plan) divided by the beginning NAV per share. Total return does not include upfront transaction fees, if any.

(5)

For the year ended December 31, 2023, amounts are annualized except for excise tax and capital gains incentive fee. For the nine months ended September 30, 2024, amounts are annualized except for excise tax and capital gains incentive fee.

(6)	The per share amount rounds to less than $0.01 per share.
(7)	Class S Shares commenced operations on October 1, 2023.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September  30, 2024 is incorporated herein by reference.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information in “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Part I, Item 3 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 is incorporated herein by reference.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale or other transfer of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales or other transfers of such Exchange Notes. To the extent any such broker-dealer participates in the exchange offer, we have agreed that, for a period of up to 180 days after the completion of the exchange offer, upon request of such broker-dealer, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resales or other transfers of Exchange Notes, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any resales or other transfers of Exchange Notes by such broker-dealers. Exchange Notes received by such broker-dealers for their own accounts pursuant to the exchange offer may be resold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any such broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” of the Exchange Notes within the meaning of the 1933 Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the 1933 Act. The accompanying Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” of the Exchange Notes within the meaning of the 1933 Act.

BUSINESS OF THE COMPANY

The information in “Business” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is incorporated herein by reference.

REGULATION OF THE COMPANY

The information in “Business—Regulation as a BDC” in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is incorporated herein by reference.

SENIOR SECURITIES

The information in “Note 7—Borrowings” in Part I, Item 1—Notes to Condensed Consolidated Financial Statements (Unaudited) of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and “Senior Securities” in Part II, Item 5—Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 is incorporated herein by reference.

PORTFOLIO COMPANIES

The following table sets forth certain information as of September 30, 2024 for each portfolio company in which the Company had an investment. Percentages shown for class of securities held by the Company represent percentage of the class owned and do not necessarily represent voting ownership or economic ownership.

The Adviser, as the Company’s valuation designee, approved the valuation of the Company’s investment portfolio, as of September 30, 2024, at fair value as determined in good faith using a consistently applied valuation process in accordance with the Company’s documented valuation policy that has been reviewed and approved by the Board. The Adviser also approved in good faith the valuation of such securities as of the end of each quarter. For more information relating to the Company’s investments, see the Company’s financial statements incorporated by reference in this prospectus.

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Non-Controlled/Non-Affiliated Investments
First Lien Debt
Aerospace and Defense
Arcfield Acquisition Corp (4)(6)(9)	14295 Park Meadow Drive, Chantilly, VA 20151			8/4/2028		$5,687	$(74)	$—	—%
Arcfield Acquisition Corp (4)(9)	14295 Park Meadow Drive, Chantilly, VA 20151	SF + 6.25%	11.56%	8/3/2029		48,514	47,805	48,933	0.62%
Asdam Operations Pty Ltd (4)(5)(8)	153 Keys Rd, Moorabbin, Victoria 3189, Australia	B + 5.50%	9.85%	8/22/2028		A$3,614	2,425	2,499	0.03%
Asdam Operations Pty Ltd (4)(5)(6)(8)	153 Keys Rd, Moorabbin, Victoria 3189, Australia			8/22/2028		A$5,421	(78)	—	—%
Asdam Operations Pty Ltd (4)(5)(8)	153 Keys Rd, Moorabbin, Victoria 3189, Australia	B + 5.50%	9.85%	8/22/2028		A$41,558	27,984	28,733	0.36%
Cadence - Southwick, Inc. (4)(6)(10)	2655 Seely Avenue, San Jose, CA, 95134	SF + 5.00%	10.21%	5/3/2028		17,561	7,309	7,610	0.10%
Cadence - Southwick, Inc. (4)(10)	2655 Seely Avenue, San Jose, CA, 95134	SF + 5.00%	10.33%	5/3/2029		41,113	40,160	41,524	0.53%
Cadence - Southwick, Inc. (4)(10)	2655 Seely Avenue, San Jose, CA, 95134	SF + 5.00%	9.91%	5/3/2029		3,089	3,036	3,120	0.04%
Fastener Distribution Holdings, LLC (4)(10)	5200 Sheila Street, Commerce, CA 90040	SF + 6.50%	11.25%	10/1/2025		30,577	30,381	30,553	0.39%
Frontgrade Technologies Holdings Inc. (4)(6)(9)	4350 Centennial Blvd, Colorado Springs, CO, 80907			1/10/2028		6,864	(124)	—	—%
Frontgrade Technologies Holdings Inc. (4)(9)	4350 Centennial Blvd, Colorado Springs, CO, 80907	SF + 5.00%	10.10%	1/9/2030		37,146	36,296	37,146	0.47%
Frontgrade Technologies Holdings Inc. (4)(9)	4350 Centennial Blvd, Colorado Springs, CO, 80907	SF + 5.00%	10.10%	1/9/2030		7,820	7,692	7,820	0.10%
WP CPP Holdings, LLC (4)(6)(10)	1621 Euclid Avenue, Suite 1850 Cleveland, Ohio 44115			11/30/2029		26,285	(566)	—	—%
WP CPP Holdings, LLC (4)(10)	1621 Euclid Avenue, Suite 1850 Cleveland, Ohio 44115	SF + 7.50% (incl 4.13% PIK)	12.52%	11/30/2029		200,918	196,905	201,404	2.55%

							399,151	409,342	5.19%

Alternative Energy
Braya Renewable Fuels (Newfoundland) LP (4)(5)(15)	1 Refinery Rd, Box 40, Come By Chance, Newfoundland and Labrador A0B 1N0, Canada	SF + 7.00%	11.70%	11/9/2026		13,257	13,071	13,055	0.17%
Braya Renewable Fuels (Newfoundland) LP (4)(5)(15)	1 Refinery Rd, Box 40, Come By Chance, Newfoundland and Labrador A0B 1N0, Canada	SF + 7.00%	11.70%	11/9/2026		1,014	998	999	0.01%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Braya Renewable Fuels (Newfoundland) LP (4)(5)(15)	1 Refinery Rd, Box 40, Come By Chance, Newfoundland and Labrador A0B 1N0, Canada	SF + 7.00%	11.70%	11/9/2026		11,045	10,860	10,876	0.14%
Braya Renewable Fuels (Newfoundland) LP (4)(5)(15)	1 Refinery Rd, Box 40, Come By Chance, Newfoundland and Labrador A0B 1N0, Canada	SF + 7.00%	11.70%	11/9/2026		1,004	990	989	0.01%

							25,919	25,919	0.33%

Asset Based Lending and Fund Finance
CRSS HPS LLC (4)(5)(10)	299 Park Avenue, 36th Floor New York, NY 10171	SF + 6.75%	11.95%	12/21/2026		14,193	13,983	14,122	0.18%

							13,983	14,122	0.18%

Automobiles and Parts
Clarios Global LP (7)	Florist Tower, 5757 N. Green Bay Ave., Glendale, WI 53209	SF + 2.50%	7.35%	5/6/2030		10,723	10,675	10,741	0.14%
Foundation Automotive US Corp (4)(10)	211 Highland Cross Drive, Ste 260, Houston, TX 77073	SF + 7.75% PIK	13.30%	12/24/2027		4,598	4,557	3,636	0.05%
Foundation Automotive Corp (4)(5)(10)	2424 4 St SW Suite 520, Calgary, Alberta, Canada	SF + 7.75% PIK	12.62%	12/24/2027		15,156	15,032	11,985	0.15%
Foundation Automotive US Corp (4)(10)	211 Highland Cross Drive, Ste 260, Houston, TX 77073	SF + 7.75% PIK	12.62%	12/24/2027		25,801	25,594	20,404	0.26%
Foundation Automotive US Corp (4)(6)(14)	211 Highland Cross Drive, Ste 260, Houston, TX 77073	SF + 7.75%	12.87%	12/24/2027		2,701	1,080	1,080	0.01%
Oil Changer Holding Corporation (4)(10)	4511 Willow Rd, Suite 1, Pleasanton, CA 94588	SF + 6.75%	12.16%	2/8/2027		40,285	40,082	40,285	0.51%
Oil Changer Holding Corporation (4)(10)	4511 Willow Rd, Suite 1, Pleasanton, CA 94588	SF + 6.75%	11.95%	2/8/2027		8,458	8,416	8,458	0.11%

							105,436	96,589	1.34%

Chemicals
Lummus Technology Holdings V LLC (7)	5825 N. Sam Houston Pkwy. W., #600, Houston, TX 77086	SF + 3.50%	8.46%	12/31/2029		15,036	14,849	15,097	0.19%

							14,849	15,097	0.19%

Construction and Materials
Enstall Group B.V. (4)(5)(6)(8)	Londenstraat 16, 7418EE Deventer, Netherlands			8/30/2028		€17,183	(333)	(1,113)	(0.01)%
Enstall Group B.V. (4)(5)(8)	Londenstraat 16, 7418EE Deventer, Netherlands	E + 6.25%	9.90%	8/30/2028		€51,033	54,965	53,513	0.68%
Fire Flow Intermediate Corporation (4)(9)	2001 Spring Road, Suite 300, Oak Brook, IL 60523	SF + 5.00%	9.85%	7/10/2031		123,991	122,777	122,791	1.56%
Hobbs & Associates LLC (6)(7)	4850 Brookside Court #100, Norfolk, VA 23502			7/23/2031		909	—	—	—%
Hobbs & Associates LLC (7)	4850 Brookside Court #100, Norfolk, VA 23502	SF + 3.25%	8.10%	7/23/2031		9,091	9,069	9,091	0.12%
Nexus Intermediate III, LLC (4)(9)	20 Odyssey, Irvine, CA 92618	SF + 5.50%	10.71%	12/6/2027		1,055	1,069	1,051	0.01%
NRO Holdings III Corp. (4)(6)(9)	851 E I-65 Service Road, Suite 300, Mobile, AL 36606			7/15/2031		214	(4)	(4)	—%
NRO Holdings III Corp. (4)(6)(9)	851 E I-65 Service Road, Suite 300, Mobile, AL 36606			7/15/2030		100	(2)	(2)	—%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units		Amortized Cost (3)		Fair Value	Percentage of Net Assets
NRO Holdings III Corp. (4)(9)	851 E I-65 Service Road, Suite 300, Mobile, AL 36606	SF + 5.25%	10.55%	7/15/2031			686		672	672	0.01%

									188,213	185,999	2.24%

Consumer Services
Aesthetics Australia Group Pty Ltd (4)(5)(8)	40 Miller Street, North Sydney, New South Wales 2060, Australia	B + 6.25%	10.76%	3/21/2028		A$	57,095		36,164	37,678	0.48%
AI Learning (Singapore) PTE. LTD. (4)(5)(12)	101 Thomson Road, Singapore, Singapore 307591	SORA + 8.25% (incl 4.00% PIK)	12.14%	5/25/2027			45,400	S$	32,896	35,182	0.45%
American Academy Holdings, LLC (4)(17)	2233 S Presidents Drive Suite F, Salt Lake City, UT 84120	SF + 9.75% (incl 5.25% PIK)	14.62%	6/30/2027			56,098		56,098	55,159	0.70%
Auctane Inc (4)(9)	4301 Bull Creek Rd Ste 300 Austin, TX, 78731	SF + 5.75%	10.94%	10/5/2028			24,375		24,375	24,375	0.31%
Club Car Wash Operating, LLC (4)(10)	1591 East Prathersville Road, Columbia, MO 65201	SF + 5.50%	10.25%	6/16/2027			39,238		38,672	38,868	0.49%
Club Car Wash Operating, LLC (4)(10)	1591 East Prathersville Road, Columbia, MO 65201	SF + 5.50%	10.25%	6/16/2027			12,441		12,293	12,323	0.16%
Club Car Wash Operating, LLC (4)(10)	1591 East Prathersville Road, Columbia, MO 65201	SF + 5.50%	10.25%	6/16/2027			25,457		25,255	25,217	0.32%
Club Car Wash Operating, LLC (4)(6)(10)	1591 East Prathersville Road, Columbia, MO 65201	SF + 5.50%	10.25%	6/16/2027			77,141		12,771	12,773	0.16%
Corp Service Co (8)	251 Little Falls Dr., Wilmington, DE 19808	SF + 2.50%	7.35%	11/2/2029			1,667		1,630	1,672	0.02%
Express Wash Concepts, LLC (4)(10)	13375 National Rd Ste D, Etna, OH 43068	SF + 6.00%	10.95%	4/30/2027			46,870		46,625	47,308	0.60%
Express Wash Concepts, LLC (4)(10)	13375 National Rd Ste D, Etna, OH 43068	SF + 6.00%	10.95%	4/30/2027			26,325		26,184	26,571	0.34%
Grant Thornton LLP (7)	30 Finsbury Square, London, EC2A 1AG United Kingdom	SF + 3.25%	8.10%	6/2/2031			3,750		3,750	3,760	0.05%
Houghton Mifflin Harcourt Company (8)	125 High St., Boston, MA 02110	SF + 5.25%	10.20%	4/9/2029			25,059		24,548	24,439	0.31%
IXM Holdings, Inc. (4)(11)	250 Ridge Rd, Dayton, NJ 08810	SF + 6.50%	11.70%	12/14/2029			18,473		18,231	18,658	0.24%
IXM Holdings, Inc. (4)(6)(11)	250 Ridge Rd, Dayton, NJ 08810			12/14/2029			1,638		(23)	16	—%
IXM Holdings, Inc. (4)(6)(11)	250 Ridge Rd, Dayton, NJ 08810	SF + 6.50%	11.60%	12/14/2029			2,184		812	841	0.01%
KUEHG Corp. (8)	650 North East Holladay Street Portland, OR 97232	SF + 4.50%	9.10%	6/12/2030			3,817		3,809	3,833	0.05%
Learning Care Group, Inc. (8)	21333 Haggerty Rd., Suite 300 Novi, MI 48375	SF + 4.00%	9.26%	8/11/2028			1,980		1,957	1,993	0.03%
Mckissock Investment Holdings, LLC (9)	218 Liberty St, Warren, PA 16365	SF + 5.00%	9.96%	3/12/2029			46,449		45,473	46,590	0.59%
Mckissock Investment Holdings, LLC (9)	218 Liberty St, Warren, PA 16365	SF + 5.00%	10.44%	3/12/2029			12,422		12,339	12,459	0.16%
Polyconcept North America Holdings, Inc. (9)	400 Hunt Valley Road New Kensington, PA 15068	SF + 5.50%	10.10%	5/18/2029			22,834		22,517	22,335	0.28%
Spotless Brands, LLC (4)(10)	2 Mid America Plaza, Suite 450, Oakbrook Terrace, IL 60181	SF + 5.75%	10.81%	7/25/2028			21,375		21,099	21,375	0.27%
Spotless Brands, LLC (4)(10)	2 Mid America Plaza, Suite 450, Oakbrook Terrace, IL 60181	SF + 5.75%	10.81%	7/25/2028			15,861		15,658	15,861	0.20%
Spotless Brands, LLC (4)(10)	2 Mid America Plaza, Suite 450, Oakbrook Terrace, IL 60181	SF + 5.75%	10.81%	7/25/2028			104,530		103,159	104,530	1.33%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Spotless Brands, LLC (4)(6)(10)	2 Mid America Plaza, Suite 450, Oakbrook Terrace, IL 60181	SF + 5.75%	10.60%	7/25/2028		5,175	3,040	3,105	0.04%
Spotless Brands, LLC (4)(6)(10)	2 Mid America Plaza, Suite 450, Oakbrook Terrace, IL 60181	SF + 5.50%	10.56%	7/25/2028		31,073	1,350	1,353	0.02%
Thrasio LLC (4)(10)	85 West Street, Suite 4, Walpole, MA 02081	SF + 10.00% PIK	15.54%	6/18/2029		348	346	348	—%
Thrasio LLC (4)(7)(18)	85 West Street, Suite 4, Walpole, MA 02081	SF + 10.00% PIK		6/18/2029		1,055	1,029	833	0.01%
TruGreen Limited Partnership (9)	860 Ridge Lake Blvd, Memphis, TN 38120	SF + 4.00%	8.85%	11/2/2027		8,509	8,439	8,249	0.10%
Zips Car Wash, LLC (4)(10)	8400 Belleview Dr, 210, Plano, TX 75024	SF + 7.25% (incl 3.50% PIK)	12.46%	12/31/2024		26,034	26,034	24,468	0.31%
Zips Car Wash, LLC (4)(10)	8400 Belleview Dr, 210, Plano, TX 75024	SF + 7.25% (incl 3.50% PIK)	12.66%	12/31/2024		15,338	15,337	14,416	0.18%
Zips Car Wash, LLC (4)(10)	8400 Belleview Dr, 210, Plano, TX 75024	SF + 7.25% (incl 3.50% PIK)	12.46%	12/31/2024		985	985	925	0.01%

							642,852	647,513	8.21%

Electricity
Hamilton Projects Acquiror, LLC (8)	13860 Ballantyne Corporate Place Suite 300, Charlotte NC 28273	SF + 3.75%	8.60%	5/31/2031		17,106	17,065	17,251	0.22%
IP Operating Portfolio I, LLC (4)(7)	548 Market St Ste 68743, San Francisco, CA 94104		7.88%	12/31/2029		27,206	26,758	27,206	0.34%
IP Operations II Investco, LLC (4)(6)(15)	9450 SW Gemini Drive, PMB 68743, Beaverton, OR 97008	SF + 5.50%	10.35%	6/26/2029		26,547	17,196	17,343	0.22%
IP Operations II Investco, LLC (4)(6)(15)	9450 SW Gemini Drive, PMB 68743, Beaverton, OR 97008	SF + 5.50%	10.35%	12/31/2025		38,338	14,380	14,531	0.18%
Sunzia UpperCo LLC (4)(16)	1088 Sansome Street, San Francisco, CA 94111	SF + 5.00%	9.94%	6/27/2025		25,000	24,848	24,973	0.32%

							100,247	101,304	1.28%

Finance and Credit Services
PCP CW Aggregator Holdings II, L.P. (4)(5)(10)	101 Crossways Park West, Woodbury, NY 11797	SF + 9.25% PIK	14.51%	2/9/2027		21,649	21,474	21,693	0.28%
Yes Energy LLC (4)(10)	1877 Broadway St. Suite 606, Boulder, CO 80302	SF + 5.00%	9.85%	4/21/2028		9,950	9,815	10,050	0.13%
Yes Energy LLC (4)(10)	1877 Broadway St. Suite 606, Boulder, CO 80302	SF + 5.00%	9.85%	4/21/2028		4,849	4,724	4,946	0.06%
Yes Energy LLC (4)(6)(10)	1877 Broadway St. Suite 606, Boulder, CO 80302	SF + 5.00%	9.85%	4/21/2028		4,211	205	382	—%
Yes Energy LLC (4)(10)	1877 Broadway St. Suite 606, Boulder, CO 80302	SF + 5.00%	9.85%	4/21/2028		25,870	25,424	26,129	0.33%

							61,642	63,200	0.80%

Food Producers
Specialty Ingredients, LLC (4)(6)(9)	546 West St., Watertown, WI 53094	SF + 6.00%	10.95%	2/12/2029		11,279	6,616	6,767	0.09%
Specialty Ingredients, LLC (4)(9)	546 West St., Watertown, WI 53094	SF + 6.00%	10.95%	2/12/2029		89,121	87,895	89,121	1.13%
Sugar PPC Buyer LLC (4)(6)(10)	580 W Industrial Ct. Villa Rica, GA 30180			10/2/2030		14,474	(142)	(21)	—%
Sugar PPC Buyer LLC (4)(10)	580 W Industrial Ct. Villa Rica, GA 30180	SF + 5.25%	10.36%	10/2/2030		16,458	16,130	16,434	0.21%
Sugar PPC Buyer LLC (4)(10)	580 W Industrial Ct. Villa Rica, GA 30180	SF + 5.25%	10.37%	10/2/2030		59,249	58,105	59,164	0.75%

							168,604	171,465	2.17%

Gas, Water and Multi-utilities
Floating Infrastructure Holdings Finance LLC (4)(5)(10)	100 First Stamford Place, Suite 440, Stamford, CT 06902	SF + 5.75%	10.45%	8/13/2027		41,682	41,215	41,682	0.53%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Eagle LNG Partners Jacksonville II LLC (4)(7)	2445 Technology Forest Blvd, Suite 500, The Woodlands, TX 77381		13.50% (incl 6.35% PIK)	4/26/2029		778	757	769	0.01%

							41,972	42,451	0.54%

General Industrials
BP Purchaser, LLC (4)(9)	2650 Galvin Drive, Elgin, IL 60124	SF + 5.50%	10.69%	12/11/2028		27,303	26,962	25,518	0.32%
Bright Light Buyer, Inc. (4)(10)	3360 Davie Road, Suite 509 Davie, FL 33314	SF + 6.00%	11.11%	11/8/2029		74,438	72,854	74,438	0.94%
Capripack Debtco PLC (4)(5)(10)	Rivergate, Handelskai 92, 1200 Vienna, Austria	E + 6.75% (incl 2.50% PIK)	10.46%	1/3/2030		€13,312	14,098	14,862	0.19%
Capripack Debtco PLC (4)(5)(10)	Rivergate, Handelskai 92, 1200 Vienna, Austria	E + 6.75% (incl 2.50% PIK)	10.46%	1/3/2030		€71,660	75,887	80,003	1.01%
Capripack Debtco PLC (4)(5)(6)(10)	Rivergate, Handelskai 92, 1200 Vienna, Austria			1/3/2030		€29,873	(1,138)	90	—%
Capripack Debtco PLC (4)(5)(6)(10)	Rivergate, Handelskai 92, 1200 Vienna, Austria			1/3/2030		€26,139	(996)	79	—%
Cube Industrials Buyer, Inc. (4)(6)(10)	30 Corporate Drive, Suite 200, Burlington, MA 01803			10/18/2029		5,664	(71)	—	—%
Cube Industrials Buyer, Inc. (4)(10)	30 Corporate Drive, Suite 200, Burlington, MA 01803	SF + 6.00%	11.25%	10/18/2030		36,146	35,677	36,507	0.46%
Formerra, LLC (4)(10)	1250 Windham Pkwy, Romeoville, IL 60446	SF + 7.25%	12.39%	11/1/2028		4,219	4,122	4,168	0.05%
Formerra, LLC (4)(6)(10)	1250 Windham Pkwy, Romeoville, IL 60446	SF + 7.25%	12.20%	11/1/2028		12,031	2,140	2,258	0.03%
Formerra, LLC (4)(10)	1250 Windham Pkwy, Romeoville, IL 60446	SF + 7.25%	12.55%	11/1/2028		104,886	102,513	103,596	1.31%
Marcone Group Inc (4)(13)	One City Place, Ste 400, St Louis, MO 63141	SF + 6.25%	11.53%	6/23/2028		11,861	11,786	11,201	0.14%
Marcone Group Inc (4)(13)	One City Place, Ste 400, St Louis, MO 63141	SF + 6.25%	11.73%	6/23/2028		49,482	49,002	46,726	0.59%
Marcone Group Inc (4)(13)	One City Place, Ste 400, St Louis, MO 63141	SF + 6.25%	11.73%	6/23/2028		4,362	4,334	4,119	0.05%
Marcone Group Inc (4)(13)	One City Place, Ste 400, St Louis, MO 63141	SF + 6.25%	11.73%	6/23/2028		13,126	13,043	12,395	0.16%
TMC Buyer Inc (8)	1132 S 500 W, Salt Lake City, UT 84101	SF + 6.00%	10.25%	6/30/2028		69,622	63,545	69,622	0.88%

							473,758	485,582	6.16%

Health Care Providers
123Dentist Inc (4)(5)(6)(9)	4321 Still Creek Drive, Suite 200, Burnaby, British Columbia V5C 6S7, Canada			8/10/2029		$23,881	(171)	(20)	—%
123Dentist Inc (4)(5)(9)	4321 Still Creek Drive, Suite 200, Burnaby, British Columbia V5C 6S7, Canada	C + 5.00%	9.24%	8/10/2029		$55,322	42,302	40,853	0.52%
123Dentist Inc (4)(5)(6)(9)	4321 Still Creek Drive, Suite 200, Burnaby, British Columbia V5C 6S7, Canada			8/10/2029		$1,594	(27)	(1)	—%
AB Centers Acquisition Corporation (4)(9)	1601 S Mo Pac Expy, Suite C-300, Austin, TX 78746	SF + 5.25%	10.57%	7/2/2031		158,606	156,311	156,312	1.98%
AB Centers Acquisition Corporation (4)(6)(9)	1601 S Mo Pac Expy, Suite C-300, Austin, TX 78746			7/2/2031		28,837	(425)	(417)	(0.01)%
AB Centers Acquisition Corporation (4)(6)(9)	1601 S Mo Pac Expy, Suite C-300, Austin, TX 78746			7/2/2031		16,655	(241)	(241)	—%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Aspen Dental Management Inc. (ADMI Corp) (8)	1040 W Randolph St, Chicago, IL 60607	SF + 3.75%	8.71%	12/23/2027		3,310	3,249	3,247	0.04%
Aspen Dental Management Inc. (ADMI Corp) (7)	1040 W Randolph St, Chicago, IL 60607	SF + 5.75%	10.60%	12/23/2027		856	863	858	0.01%
Accelerated Health Systems LLC (8)	2122 York Road, Ste. 300 Oak Brook, IL 60523	SF + 4.25%	9.00%	2/15/2029		7,891	7,877	6,110	0.08%
ATI Holdings Acquisition, Inc. (4)(5)(10)	790 Remington Blvd, Bolingbrook, IL 60440	SF + 7.25%	11.50%	2/24/2028		41,092	40,620	40,721	0.52%
Baart Programs, Inc. (4)(10)	1720 Lakepointe Dr. Suite 117, Lewisville, TX 75057	SF + 5.00%	9.87%	6/11/2027		10,045	9,992	9,535	0.12%
Charlotte Buyer Inc (8)	500 West Main Street, Louisville, KY 40202	SF + 4.75%	9.85%	2/11/2028		23,814	22,839	24,026	0.30%
ERC Topco Holdings, LLC (4)(6)(7)(18)	7351 E. Lowry Blvd, Ste 200, Denver, CO 80230	SF + 6.25% (incl 3.25% PIK)		11/10/2027		1,000	721	355	—%
ERC Topco Holdings, LLC (4)(7)(18)	7351 E. Lowry Blvd, Ste 200, Denver, CO 80230	SF + 6.25% (incl 3.25% PIK)		11/10/2028		25,291	23,852	14,381	0.18%
ERC Topco Holdings, LLC (4)(7)(18)	7351 E. Lowry Blvd, Ste 200, Denver, CO 80230	SF + 6.25% PIK		11/10/2028		417	417	237	—%
ERC Topco Holdings, LLC (4)(7)(18)	7351 E. Lowry Blvd, Ste 200, Denver, CO 80230	SF + 6.25% PIK		11/10/2028		11	11	7	—%
MB2 Dental Solutions, LLC (4)(6)(9)	2403 Lacy Lane, Carrollton, TX 75006	SF + 6.00%	10.85%	2/13/2031		54,046	7,615	7,804	0.10%
MB2 Dental Solutions, LLC (4)(6)(9)	2403 Lacy Lane, Carrollton, TX 75006			2/13/2031		32,427	(944)	(506)	(0.01)%
MB2 Dental Solutions, LLC (4)(6)(9)	2403 Lacy Lane, Carrollton, TX 75006			2/13/2031		13,909	(253)	(217)	—%
MB2 Dental Solutions, LLC (4)(9)	2403 Lacy Lane, Carrollton, TX 75006	SF + 6.00%	10.85%	2/13/2031		155,304	153,026	152,881	1.94%
Medline Borrower LP (8)	Three Lakes Drive Northfield, IL 60093	SF + 2.75%	7.60%	10/23/2028		15,097	14,990	15,120	0.19%
MPH Acquisition Holdings LLC (8)	115 5th Avenue, New York, NY 10003	SF + 4.25%	9.57%	9/1/2028		4,551	4,472	3,452	0.04%
Pareto Health Intermediate Holdings, Inc. (4)(10)	FMC Tower, Suite 1500, 2929 Walnut Street Philadelphia, PA 19104	SF + 6.25%	10.85%	6/3/2030		29,940	29,212	30,239	0.38%
Pareto Health Intermediate Holdings, Inc. (4)(10)	FMC Tower, Suite 1500, 2929 Walnut Street Philadelphia, PA 19104	SF + 6.25%	10.85%	6/3/2030		9,980	9,738	10,080	0.13%
Pareto Health Intermediate Holdings, Inc. (4)(6)(10)	FMC Tower, Suite 1500, 2929 Walnut Street Philadelphia, PA 19104			6/1/2029		4,032	(94)	—	—%
Phoenix Newco Inc (8)	2520 Meridian Pkwy, Research Triangle Park, Suite 200, Durham, NC 27713	SF + 3.00%	7.85%	11/15/2028		16,759	16,680	16,781	0.21%
Pinnacle Fertility, Inc. (4)(9)	6720 N Scottsdale Rd, Ste 160, Scottsdale, AZ 85253	SF + 5.00%	10.51%	3/14/2028		9,188	9,088	9,188	0.12%
Pinnacle Fertility, Inc. (4)(9)	6720 N Scottsdale Rd, Ste 160, Scottsdale, AZ 85253	SF + 5.00%	10.51%	3/14/2028		26,813	26,493	26,813	0.34%
PPV Intermediate Holdings, LLC (4)(9)	141 Longwater Dr, Suite 108, Norwell, MA 02061	SF + 5.75%	10.81%	8/31/2029		107,922	106,517	107,923	1.37%
PPV Intermediate Holdings, LLC (4)(6)(9)	141 Longwater Dr, Suite 108, Norwell, MA 02061			8/31/2029		8,145	(114)	—	—%
PTSH Intermediate Holdings, LLC (4)(9)	1100 Circle 75 Pkwy, Ste 1400, Atlanta, GA 30339	SF + 5.50%	10.25%	12/17/2027		3,911	3,864	3,911	0.05%
PTSH Intermediate Holdings, LLC (4)(9)	1100 Circle 75 Pkwy, Ste 1400, Atlanta, GA 30339	SF + 5.50%	10.25%	12/17/2027		20,521	20,290	20,521	0.26%
Tenet Healthcare Corp (5)(7)	14201 Dallas Parkway, Dallas, TX 75254		5.13%	11/1/2027		2,695	2,718	2,687	0.03%
Tivity Health Inc (4)(9)	4031 Aspen Grove Drive, Suite 250, Franklin, TN 37067	SF + 5.00%	9.85%	6/28/2029		130,147	128,259	130,148	1.65%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
United Musculoskeletal Partners Acquisition Holdings, LLC (4)(9)	400 Perimeter Center Terrace Suite 875 Atlanta, GA 30346	SF + 5.75%	11.00%	7/17/2028		32,589	32,180	32,069	0.41%
United Musculoskeletal Partners Acquisition Holdings, LLC (4)(9)	400 Perimeter Center Terrace Suite 875 Atlanta, GA 30346	SF + 5.75%	11.03%	7/17/2028		26,346	26,017	25,926	0.33%
United Musculoskeletal Partners Acquisition Holdings, LLC (4)(9)	400 Perimeter Center Terrace Suite 875 Atlanta, GA 30346	SF + 5.75%	11.04%	7/17/2028		42,961	42,397	42,276	0.54%
WCAS XIV Primary Care Investors, L.P. (4)(10)	500 W. Main St., Louisville, KY 40202	SF + 6.25%	10.85%	12/31/2032		56,433	55,372	55,396	0.70%
WCAS XIV Primary Care Investors, L.P. (4)(10)	500 W. Main St., Louisville, KY 40202	SF + 6.25%	10.85%	12/31/2032		8,342	8,180	8,188	0.10%
WCAS XIV Primary Care Investors, L.P. (4)(10)	500 W. Main St., Louisville, KY 40202	SF + 6.25%	10.94%	12/31/2032		15,932	15,614	15,639	0.20%
WCAS XIII Primary Care Investors, L.P. (4)(10)	500 W. Main St., Louisville, KY 40202	SF + 6.25%	10.85%	12/31/2029		135,630	133,581	133,266	1.69%

							1,153,088	1,145,548	14.52%

Household Goods and Home Construction
LHS Borrower LLC (8)	1595 Georgetown Rd, Hudson, OH 44236	SF + 4.75%	9.70%	2/16/2029		6,894	6,850	6,602	0.08%
Sunset Debt Merger Sub, Inc. (9)	7549 Graber Rd., Middleton, WI 53562	SF + 4.00%	8.96%	10/6/2028		702	620	584	0.01%

							7,470	7,186	0.09%

Industrial Engineering
LSF12 Donnelly Bidco, LLC (4)(10)	16430 N Scottsdale Road, Suite 450, Scottsdale, AZ 85254	SF + 6.50%	11.35%	10/2/2029		19,728	19,317	19,926	0.25%
Radwell Parent, LLC (4)(6)(9)	1 Millennium Drive, Willingboro, NJ 08046	SF + 5.50%	10.10%	4/3/2028		13,271	2,437	2,641	0.03%
Radwell Parent, LLC (4)(9)	1 Millennium Drive, Willingboro, NJ 08046	SF + 5.50%	10.10%	4/2/2029		152,658	149,378	152,466	1.93%
Roper Industrial Products Investment Co (8)	6496 University Parkway, Sarasota, FL 34240	SF + 3.25%	7.85%	11/22/2029		17,184	16,722	17,235	0.22%
Time Manufacturing Holdings, LLC (4)(9)	7601 Imperial Drive, P.O. Box 20368, Waco, TX 76712	E + 6.50% (incl 2.00% PIK)	9.89%	12/1/2027		€4,758	4,959	4,666	0.06%
Time Manufacturing Holdings, LLC (4)(6)(9)	7601 Imperial Drive, P.O. Box 20368, Waco, TX 76712	SF + 6.50% (incl 2.00% PIK)	11.31%	12/1/2027		1,000	426	326	—%
Time Manufacturing Holdings, LLC (4)(9)	7601 Imperial Drive, P.O. Box 20368, Waco, TX 76712	SF + 6.50% (incl 2.00% PIK)	11.49%	12/1/2027		12,081	11,936	10,724	0.14%
Time Manufacturing Holdings, LLC (4)(9)	7601 Imperial Drive, P.O. Box 20368, Waco, TX 76712	E + 6.50% (incl 2.00% PIK)	9.89%	12/1/2027		€8,380	9,360	8,218	0.10%
TK Elevator US Newco Inc (5)(8)	788 Circle 75 Parkway SE, Suite 500, Atlanta, GA 30339	SF + 3.50%	8.59%	4/30/2030		12,479	12,337	12,518	0.16%
Wec US Holdings Ltd (7)	1000 Westinghouse Drive, Cranberry Township, PA 16066	SF + 2.75%	7.60%	1/27/2031		10,000	9,929	10,009	0.13%

							236,801	238,729	3.03%

Industrial Metals and Mining
Alchemy US Holdco 1 LLC (4)(10)	2601 Weck Drive, Research Triangle Park, NC 27709	SF + 6.50%	11.75%	7/31/2029		122,117	116,918	116,916	1.48%
Alchemy US Holdco 1 LLC (4)(10)	2601 Weck Drive, Research Triangle Park, NC 27709	E + 6.50%	10.14%	7/31/2029		€25,766	26,702	27,466	0.35%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Alchemy US Holdco 1 LLC (4)(6)(10)	2601 Weck Drive, Research Triangle Park, NC 27709			7/31/2029		10,271	(445)	(437)	(0.01)%
BLY US Holdings Inc. (4)(5)(10)	2455 South 3600 West, West Valley City, UT 84119	SF + 6.00%	10.60%	4/10/2029		61,134	59,735	59,840	0.76%

							202,910	203,785	2.58%

Industrial Support Services
Acuris Finance US, Inc (7)	1345 Sixth Avenue, 50th Floor, New York, NY 10105	SF + 3.75%	8.42%	2/16/2028		8,383	8,253	8,362	0.11%
AI Circle Bidco Limited (4)(5)(6)(10)	Level 24, 32 London Bridge Street, London, England SE1 9SG, GB			2/8/2031		€6,374	(262)	(31)	—%
AI Circle Bidco Limited (4)(5)(10)	Level 24, 32 London Bridge Street, London, England SE1 9SG, GB	E + 6.75%	10.24%	2/8/2031		€44,620	46,329	49,465	0.63%
Allied Universal Holdco LLC (8)	1551 N Tustin Ave, Santa Ana, CA 92705	SF + 3.75%	8.70%	5/12/2028		2,978	2,972	2,952	0.04%
Argos Health Holdings, Inc. (4)(9)	5440 Harvest Hill Rd, Dallas, TX 75230	SF + 6.25%	11.54%	12/6/2027		648	641	612	0.01%
Atlas Intermediate III, L.L.C. (4)(10)	4 Tri Harbor Court Port Washington, NY 11050	SF + 8.50% (incl 4.00% PIK)	13.75%	10/31/2029		115,538	113,166	115,538	1.46%
Atlas Intermediate III, L.L.C. (4)(6)(10)	4 Tri Harbor Court Port Washington, NY 11050			10/31/2029		13,445	(285)	—	—%
Axiom Buyer, LLC (4)(6)(10)	1290 Hercules Ave, Houston, TX 77058			1/14/2030		16,189	(397)	(389)	—%
Axiom Buyer, LLC (4)(6)(10)	1290 Hercules Ave, Houston, TX 77058	SF + 6.50%	11.36%	1/14/2030		18,189	6,060	6,059	0.08%
Axiom Buyer, LLC (4)(10)	1290 Hercules Ave, Houston, TX 77058	SF + 6.50%	11.35%	1/14/2030		150,330	146,722	146,721	1.86%
Becklar, LLC (4)(10)	4699 Harrison Blvd, Ogden, UT 84403	SF + 6.35%	11.29%	12/21/2026		971	963	971	0.01%
Becklar, LLC (4)(10)	4699 Harrison Blvd, Ogden, UT 84403	SF + 6.35%	11.29%	12/21/2026		5,637	5,578	5,637	0.07%
Captive Resources Midco LLC (4)(6)(9)	1100 N. Arlington Heights Road, Itasca, IL 60143			7/3/2028		7,558	(94)	—	—%
Captive Resources Midco LLC (4)(9)	1100 N. Arlington Heights Road, Itasca, IL 60143	SF + 5.25%	10.10%	7/2/2029		94,355	93,124	94,355	1.20%
CD&R Madison UK Bidco LTD (4)(5)(6)(7)	New Century House, The Havens, Ipswich, Suffolk, England, IP3 9SJ	SN + 8.45% (incl 2.00% PIK)	13.41%	2/28/2030		£9,993	5,832	6,586	0.08%
CD&R Madison UK Bidco LTD (4)(5)(7)	New Century House, The Havens, Ipswich, Suffolk, England, IP3 9SJ	SN + 8.45% (incl 2.00% PIK)	13.42%	2/28/2030		£46,079	54,017	62,233	0.79%
CD&R Madison UK Bidco LTD (4)(5)(7)	New Century House, The Havens, Ipswich, Suffolk, England, IP3 9SJ	E + 7.95% (incl 2.00% PIK)	11.46%	2/28/2030		€22,720	23,370	25,549	0.32%
Chartis Group LLC (4)(9)	220 West Kinzie Street, Third Floor, Chicago, IL 60654	SF + 4.50%	9.44%	9/17/2031		81,797	80,983	80,983	1.03%
Chartis Group LLC (4)(6)(9)	220 West Kinzie Street, Third Floor, Chicago, IL 60654			9/17/2031		25,040	(250)	(249)	—%
Chartis Group LLC (4)(6)(9)	220 West Kinzie Street, Third Floor, Chicago, IL 60654			9/17/2031		14,716	(146)	(146)	—%
Coretrust Purchasing Group LLC (4)(6)(9)	601 11th Avenue, Suite 700, Nashville, TN 37203			10/1/2029		10,736	(263)	—	—%
Coretrust Purchasing Group LLC (4)(6)(9)	601 11th Avenue, Suite 700, Nashville, TN 37203, US			10/1/2029		11,656	(250)	—	—%
Coretrust Purchasing Group LLC (4)(9)	601 11th Avenue, Suite 700, Nashville, TN 37203	SF + 5.25%	10.10%	10/1/2029		80,482	78,821	80,482	1.02%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Coretrust Purchasing Group LLC (4)(6)(9)	601 11th Avenue, Suite 700, Nashville, TN 37203			10/1/2029		4,423	(41)	—	—%
Eagle 2021 Lower Merger Sub, LLC (4)(9)	5440 Harvest Hill Rd, Dallas, TX 75230	SF + 6.25%	11.54%	12/6/2027		810	801	765	0.01%
Employbridge, LLC (9)	1845 Satellite Blvd, Suite 300, Duluth, GA 30097	SF + 4.75%	10.43%	7/19/2028		9,732	9,697	6,545	0.08%
Empower Payments Investor, LLC (4)(6)(9)	1131 4th Avenue S, Ste 330, Nashville, TN 37210			3/12/2031		14,426	(277)	144	—%
Empower Payments Investor, LLC (4)(6)(9)	1131 4th Avenue S, Ste 330, Nashville, TN 37210			3/12/2030		9,704	(176)	—	—%
Empower Payments Investor, LLC (4)(9)	1131 4th Avenue S, Ste 330, Nashville, TN 37210	SF + 4.75%	9.60%	3/12/2031		101,437	99,568	102,451	1.30%
Galaxy US Opco Inc. (5)(8)	100 Cambridge St, 14th floor, Boston, MA 02114	SF + 4.75%	10.00%	4/29/2029		13,805	13,569	11,617	0.15%
Guidehouse Inc. (4)(9)	1676 International Drive Suite 800, McLean, VA 22102	SF + 5.75% (incl 2.00% PIK)	10.60%	12/16/2030		188,379	186,153	190,264	2.41%
IG Investments Holdings, LLC (4)(6)(9)	1224 Hammond Drive, Suite 1500, Atlanta, GA 30346			9/22/2027		6,836	(102)	—	—%
IG Investments Holdings, LLC (4)(9)	1224 Hammond Drive, Suite 1500, Atlanta, GA 30346	SF + 6.00%	11.35%	9/22/2028		22,107	21,891	22,107	0.28%
IG Investments Holdings, LLC (4)(9)	1224 Hammond Drive, Suite 1500, Atlanta, GA 30346	SF + 6.00%	11.35%	9/22/2028		1,823	1,812	1,823	0.02%
IG Investments Holdings, LLC (4)(9)	1224 Hammond Drive, Suite 1500, Atlanta, GA 30346	SF + 6.00%	11.25%	9/22/2028		2,185	2,165	2,185	0.03%
Madison Safety & Flow LLC (7)	444 West Lake, Suite 4400, Chicago, IL 60606	SF + 3.25%	8.10%	9/26/2031		3,689	3,679	3,692	0.05%
Meralm Bidco AB (4)(5)(6)(8)	Luntmakargatan 96, 2 tr, Stockholm, Stockholm 113 51, Sweden			8/29/2031		€5,188	(85)	(86)	—%
Meralm Bidco AB (4)(5)(8)	Luntmakargatan 96, 2 tr, Stockholm, Stockholm 113 51, Sweden	E + 5.25%	8.64%	8/29/2031		€32,844	35,765	36,027	0.46%
Meralm Bidco AB (4)(5)(8)	Luntmakargatan 96, 2 tr, Stockholm, Stockholm 113 51, Sweden	SF + 5.25%	10.23%	8/29/2031		13,695	13,492	13,492	0.17%
Meralm Bidco AB (4)(5)(8)	Luntmakargatan 96, 2 tr, Stockholm, Stockholm 113 51, Sweden	ST + 5.25%	8.33%	8/29/2031		413,484 kr	39,669	40,100	0.51%
Meralm Bidco AB (4)(5)(8)	Luntmakargatan 96, 2 tr, Stockholm, Stockholm 113 51, Sweden	N + 5.25%	9.99%	8/29/2031		263,366 kr	24,465	24,593	0.31%
Meralm Bidco AB (4)(5)(8)	Luntmakargatan 96, 2 tr, Stockholm, Stockholm 113 51, Sweden	E + 8.50%	11.89%	8/29/2031		€46,695	50,847	51,220	0.65%
NBG Acquisition Corp. (4)(6)(9)	721 N Eckhoff St, Orange, CA 92868	SF + 5.25%	10.65%	11/6/2028		2,876	1,873	1,754	0.02%
NBG Acquisition Corp. (4)(9)	721 N Eckhoff St, Orange, CA 92868	SF + 5.25%	10.72%	11/6/2028		3,333	3,286	3,176	0.04%
NBG Acquisition Corp. (4)(9)	721 N Eckhoff St, Orange, CA 92868	SF + 5.25%	10.65%	11/6/2028		21,173	21,077	20,175	0.26%
NTH Degree Purchaser, Inc (4)(6)(10)	3237 Satellite Boulevard, Suite 600, Duluth, GA 30096			9/10/2030		30,800	(613)	(616)	(0.01)%
NTH Degree Purchaser, Inc (4)(6)(10)	3237 Satellite Boulevard, Suite 600, Duluth, GA 30096			9/10/2030		16,125	(319)	(323)	—%
NTH Degree Purchaser, Inc (4)(10)	3237 Satellite Boulevard, Suite 600, Duluth, GA 30096	SF + 5.25%	10.19%	9/10/2030		101,876	99,858	99,838	1.27%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
PG Polaris BidCo Sarl (5)(7)	6, Rue Eugene Ruppert Luxembourg, 2453 Luxembourg	SF + 3.50%	8.10%	3/26/2031		6,959	6,943	6,981	0.09%
Planet US Buyer LLC (5)(7)	22 Bishopsgate, 26th Floor, London EC2N 4BQ, United Kingdom	SF + 3.50%	8.60%	2/7/2031		7,481	7,464	7,504	0.10%
Royal Buyer, LLC (4)(9)	751 Canyon Dr., Ste. 100, Coppell, TX 75019	SF + 5.50%	10.24%	8/31/2028		8,958	8,839	8,958	0.11%
Royal Buyer, LLC (4)(6)(9)	751 Canyon Dr., Ste. 100, Coppell, TX 75019			8/31/2028		7,000	(91)	—	—%
Royal Buyer, LLC (4)(9)	751 Canyon Dr., Ste. 100, Coppell, TX 75019	SF + 5.50%	10.56%	8/31/2028		44,213	43,621	44,213	0.56%
Royal Buyer, LLC (4)(6)(9)	751 Canyon Dr., Ste. 100, Coppell, TX 75019	SF + 5.50%	10.24%	8/31/2028		23,538	3,194	3,413	0.04%
Royal Buyer, LLC (4)(9)	751 Canyon Dr., Ste. 100, Coppell, TX 75019	SF + 5.50%	10.24%	8/31/2028		70,495	69,887	70,495	0.89%
Sedgwick Claims Management Services, Inc. (7)	8125 Sedgwick Way Memphis, TN 38125	SF + 3.00%	8.25%	7/31/2031		19,109	18,931	19,095	0.24%
SimpliSafe Holding Corporation (4)(9)	100 Summer Street, Suite 300, Boston, MA 02110	SF + 6.25%	11.10%	5/2/2028		15,028	14,829	15,028	0.19%
SimpliSafe Holding Corporation (4)(9)	100 Summer Street, Suite 300, Boston, MA 02110	SF + 6.25%	11.10%	5/2/2028		118,132	116,685	118,133	1.50%
Soliant Lower Intermediate LLC (7)	5550 Peachtree Parkway, Suite 500, Peachtree Corners, GA 30092	SF + 3.75%	8.60%	7/18/2031		8,249	8,169	8,270	0.10%
Spirit RR Holdings, Inc. (4)(6)(9)	11 East 26th Street, 12th Floor, New York, NY 10010			9/13/2028		3,579	(50)	—	—%
Spirit RR Holdings, Inc. (4)(9)	11 East 26th Street, 12th Floor, New York, NY 10010	SF + 5.00%	9.70%	9/13/2028		42,777	42,157	42,777	0.54%
Spirit RR Holdings, Inc. (4)(6)(9)	11 East 26th Street, 12th Floor, New York, NY 10010	SF + 5.00%	10.41%	9/13/2028		5,963	2,892	2,970	0.04%
TruckPro, LLC (4)(12)	1900 Charles Bryan Rd, Cordova, TN 38106	SF + 7.75%	13.15%	8/16/2028		70,002	68,375	67,564	0.86%
Vaco Holdings LLC (9)	5501 Virginia Way Ste 120 Brentwood, TN 37027	SF + 5.00%	9.95%	1/21/2029		13,137	13,095	12,927	0.16%
W3 TopCo LLC (4)(10)	607 E Sam Houston Pkwy S, Pasadena, TX 77503	SF + 6.50%	11.79%	3/22/2029		89,467	86,266	86,383	1.10%

							1,804,144	1,831,344	23.22%

Industrial Transportation
E.S.G. Movilidad, S.L.U. (4)(5)(6)(7)	C/ ALBACETE, 3 Edificio Mizar Planta 1, 28027 Madrid	E + 6.50%	10.18%	5/31/2029		€11,245	3,396	3,756	0.05%
E.S.G. Movilidad, S.L.U. (4)(5)(7)	C/ ALBACETE, 3 Edificio Mizar Planta 1, 28027 Madrid	E + 6.50%	10.27%	5/31/2029		€8,096	8,513	9,014	0.11%
E.S.G. Movilidad, S.L.U. (4)(5)(7)	C/ ALBACETE, 3 Edificio Mizar Planta 1, 28027 Madrid	E + 6.50%	10.27%	5/31/2029		€22,264	23,410	24,789	0.31%
Truck-Lite Co, LLC (4)(6)(9)	20600 Civic Center Dr, Southfield, MI 48076			2/13/2031		9,338	(170)	(156)	—%
Truck-Lite Co, LLC (4)(6)(9)	20600 Civic Center Dr, Southfield, MI 48076	SF + 5.75%	10.85%	2/13/2030		11,973	(94)	120	—%
Truck-Lite Co, LLC (4)(9)	20600 Civic Center Dr, Southfield, MI 48076	SF + 5.75%	10.86%	2/13/2031		85,941	84,377	84,502	1.07%

							119,432	122,025	1.55%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Investment Banking and Brokerage Services
Apex Group Treasury LLC (5)(8)	175 Bloor St East, Suite 807 South Tower, Toronto, Ontario M4W 3R8, Canada	SF + 4.00%	9.08%	7/27/2028		6,930	6,846	6,956	0.09%
Ascensus Holdings, Inc. (8)	200 Dryden Road, Suite 4000, Dresher, PA 19025	SF + 3.50%	8.46%	8/2/2028		7,583	7,532	7,593	0.10%
Baker Tilly Advisory Group, LP (4)(9)	205 N. Michigan Ave., 28th Floor, Chicago, IL 60601	SF + 5.00%	9.85%	6/3/2031		103,089	101,612	102,975	1.31%
Baker Tilly Advisory Group, LP (4)(6)(9)	205 N. Michigan Ave., 28th Floor, Chicago, IL 60601			6/3/2031		15,518	(228)	(17)	—%
Baker Tilly Advisory Group, LP (4)(6)(9)	205 N. Michigan Ave., 28th Floor, Chicago, IL 60601			6/3/2030		23,539	(334)	(58)	—%
Eisner Advisory Group LLC (8)	733 Third Avenue, New York, NY 10017	SF + 4.00%	8.85%	2/28/2031		6,017	5,962	6,045	0.08%
June Purchaser LLC (6)(7)	1717 Arch Street, Philadelphia, PA 19103			9/11/2031		1,190	(6)	(4)	—%
June Purchaser LLC (7)	1717 Arch Street, Philadelphia, PA 19103	SF + 3.25%	8.10%	9/11/2031		7,143	7,107	7,121	0.09%
MAI Capital Management Intermediate LLC (4)(6)(9)	6050 Oak Tree Blvd., Suite 500, Cleveland, OH 44131			8/29/2031		16,300	(162)	(161)	—%
MAI Capital Management Intermediate LLC (4)(6)(9)	6050 Oak Tree Blvd., Suite 500, Cleveland, OH 44131			8/29/2031		6,100	(60)	(60)	—%
MAI Capital Management Intermediate LLC (4)(9)	6050 Oak Tree Blvd., Suite 500, Cleveland, OH 44131	SF + 4.75%	9.35%	8/29/2031		27,600	27,328	27,327	0.35%
More Cowbell II, LLC (4)(6)(9)	1676 N. California Blvd, Suite 400 Walnut Creek, CA 94596			9/3/2030		5,484	(103)	55	—%
More Cowbell II, LLC (4)(6)(9)	1676 N. California Blvd, Suite 400 Walnut Creek, CA 94596	SF + 5.00%	9.74%	9/4/2029		7,590	3,029	3,153	0.04%
More Cowbell II, LLC (4)(9)	1676 N. California Blvd, Suite 400 Walnut Creek, CA 94596	SF + 5.00%	8.89%	9/3/2030		49,964	49,119	50,464	0.64%
Osaic Holdings Inc (7)	18700 N. Hayden Rd., Ste. 255, Scottsdale, AZ 85255	SF + 4.00%	8.85%	8/17/2028		11,823	11,778	11,710	0.15%
Rockefeller Capital Management (4)(8)	45 Rockefeller Plaza, Floor 5, New York, NY 10111	SF + 5.00%	9.60%	4/4/2031		70,000	69,343	70,700	0.90%
Transnetwork LLC (8)	4900 Woodway Dr., Houston, TX 77056	SF + 5.50%	10.10%	12/29/2030		61,778	60,909	62,550	0.79%
Travelex Issuerco 2 PLC (4)(5)(14)	Worldwide House, Thorpe Wood, Peterborough, United Kingdom, PE3 6SB	SN + 8.00%	12.96%	9/22/2028		£22,729	26,938	30,739	0.39%
Violin Finco Guernsey Limited (4)(5)(7)	45 Gresham, Street London, EC2V 7BG, United Kingdom	SN + 5.50%	10.52%	6/24/2031		£93,262	117,194	125,162	1.59%
Violin Finco Guernsey Limited (4)(5)(6)(7)	45 Gresham, Street London, EC2V 7BG, United Kingdom			6/24/2031		£6,211	(77)	30	—%

							493,727	512,280	6.49%

Leisure Goods
Jam City, Inc. (4)(10)	3562 Eastham Drive, Culver City, CA 90232	SF + 7.00%	11.87%	9/7/2027		1,974	1,964	1,993	0.03%

							1,964	1,993	0.03%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Life Insurance
OneDigital Borrower LLC (8)	200 Galleria Pkwy SE, Suite 1950, Atlanta, GA 30339	SF + 3.25%	8.10%	7/2/2031		8,848	8,805	8,789	0.11%

							8,805	8,789	0.11%

Media
2080 Media, Inc. (4)(9)	2990 Brandywine Rd, Suite 300, Atlanta, GA 30341	SF + 5.25%	9.85%	3/14/2029		12,554	12,403	12,554	0.16%
2080 Media, Inc. (4)(6)(9)	2990 Brandywine Rd, Suite 300, Atlanta, GA 30341	SF + 5.25%	10.53%	3/14/2028		13,795	1,812	1,971	0.02%
2080 Media, Inc. (4)(9)	2990 Brandywine Rd, Suite 300, Atlanta, GA 30341	SF + 5.25%	9.85%	3/14/2029		54,077	53,358	54,077	0.69%
2080 Media, Inc. (4)(6)(9)	2990 Brandywine Rd, Suite 300, Atlanta, GA 30341			3/14/2029		18,859	(189)	—	—%
AMR GP Limited (4)(5)(7)	Aston Martin Formula One Team, Silverstone, Towcester, Northamptonshire, United Kingdom, NN12 8TJ		10.00%	7/10/2034		1,017	987	987	0.01%
Arc Media Holdings Limited (4)(5)(6)(10)	Unit 4 Fulwood Park, Caxton Rd, Fulwood, Preston PR2 9NZ, United Kingdom	SF + 7.25%	12.35%	10/29/2027		2,766	1,742	1,756	0.02%
Arc Media Holdings Limited (4)(5)(10)	Unit 4 Fulwood Park, Caxton Rd, Fulwood, Preston PR2 9NZ, United Kingdom	SF + 7.25%	12.65%	10/29/2027		39,914	39,291	39,512	0.50%
Aventine Intermediate LLC (4)(9)	19762 MacArthur Blvd Suite 150, Irvine, CA 92612	SF + 6.00% (incl 4.00% PIK)	10.70%	6/18/2027		1,107	1,097	1,072	0.01%
Aventine Intermediate LLC (4)(9)	19762 MacArthur Blvd Suite 150, Irvine, CA 92612	SF + 6.00% (incl 4.00% PIK)	10.70%	6/18/2027		19,454	19,269	18,839	0.24%
IEHL US Holdings, Inc. (4)(12)	630 Ninth Avenue, Suite 800, New York, NY 10036	SF + 7.00%	12.25%	10/29/2029		6,604	6,448	6,670	0.08%
International Entertainment Investments Ltd (4)(5)(12)	72 Welbeck Street LONDON, W1G 0AY United Kingdom	SN + 7.40%	12.39%	10/29/2029		£15,493	18,856	20,925	0.27%
International Entertainment Investments Ltd (4)(5)(10)	72 Welbeck Street LONDON, W1G 0AY United Kingdom	E + 7.00%	10.64%	10/29/2029		€2,540	2,734	2,856	0.04%
International Entertainment Investments Ltd (4)(5)(10)	72 Welbeck Street LONDON, W1G 0AY United Kingdom	E + 7.00%	10.64%	10/29/2029		€3,048	3,189	3,427	0.04
International Entertainment Investments Ltd (4)(5)(6)(12)	72 Welbeck Street LONDON, W1G 0AY United Kingdom			4/27/2029		5,080	(132)	51	—%
International Entertainment Investments Ltd (4)(5)(12)	72 Welbeck Street LONDON, W1G 0AY United Kingdom	SF + 7.00%	12.25%	10/29/2029		30,478	29,773	30,783	0.39%
LOCI Bidco Limited (4)(5)(8)	330 High Holborn Holborn Gate, London, England WC1V 7QT, United Kingdom	SF + 5.25%	10.54%	5/19/2031		12,087	11,801	11,959	0.15%
LOCI Bidco Limited (4)(5)(8)	330 High Holborn Holborn Gate, London, England WC1V 7QT, United Kingdom	SN + 5.25%	10.30%	5/19/2031		£73,522	91,206	97,261	1.23%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
LOCI Bidco Limited (4)(5)(6)(8)	330 High Holborn Holborn Gate, London, England WC1V 7QT, United Kingdom			5/19/2031		46,320	(1,127)	(496)	(0.01)%
McGraw-Hill Education Inc (8)	1325 Avenue of the Americas, New York, NY 10019	SF + 4.00%	8.60%	8/6/2031		10,862	10,712	10,916	0.14%
OneTeam Partners, LLC (4)(9)	1901 L Street, NW 7th Floor, Washington, DC 20036	SF + 5.50%	10.68%	9/14/2029		73,688	72,619	73,688	0.93%
Renaissance Financiere (4)(5)(7)	6, rue Léo Delibes, 75116 Paris, France	E + 7.00%	10.65%	7/26/2028		€34,871	35,606	37,613	0.48%
Renaissance Holding Corp. (8)	2911 Peach Street, Wisconsin Rapids, WI 54494	SF + 4.25%	9.10%	4/5/2030		7,920	7,777	7,926	0.10%

							419,232	434,347	5.51%

Medical Equipment and Services
ABB/CON-CISE Optical Group LLC (4)(9)	12301 NW 39th Street, Coral Springs, FL 33065	SF + 7.50%	12.31%	2/23/2028		21,259	20,940	19,539	0.25%
Bamboo US BidCo LLC (4)(6)(10)	1 Baxter Pkwy, Deerfield, IL 60015	SF + 6.75% (incl 3.38% PIK)	12.00%	9/30/2030		15,485	7,049	7,499	0.10%
Bamboo US BidCo LLC (4)(6)(10)	1 Baxter Pkwy, Deerfield, IL 60015			10/1/2029		21,254	(531)	(18)	—%
Bamboo US BidCo LLC (4)(10)	1 Baxter Pkwy, Deerfield, IL 60015	E + 6.75% (incl 3.38% PIK)	10.39%	9/30/2030		€62,719	64,672	69,945	0.89%
Bamboo US BidCo LLC (4)(10)	1 Baxter Pkwy, Deerfield, IL 60015	SF + 6.75% (incl 3.38% PIK)	12.00%	9/30/2030		82,864	80,791	83,000	1.05%
Coding Solutions Acquisition, Inc. (4)(6)(9)	6509 Windcrest Drive, Suite 165, Plano, TX 75024			8/7/2031		27,266	(406)	(345)	—%
Coding Solutions Acquisition, Inc. (4)(6)(9)	6509 Windcrest Drive, Suite 165, Plano, TX 75024	SF + 5.00%	10.01%	8/7/2031		16,674	3,924	3,958	0.05%
Coding Solutions Acquisition, Inc. (4)(9)	6509 Windcrest Drive, Suite 165, Plano, TX 75024	SF + 5.00%	9.25%	8/7/2031		151,066	149,206	149,157	1.89%
Femur Buyer, Inc. (4)(6)(10)	1365 North Cedar Street, Mason, MI 48854			9/18/2029		13,350	(301)	(616)	(0.01)%
Femur Buyer, Inc. (4)(10)	1365 North Cedar Street, Mason, MI 48854	SF + 8.25% (incl 4.50% PIK)	13.11%	3/18/2030		140,758	137,628	137,763	1.75%
Limpio Bidco GMBH (4)(5)(7)	Robert-Koch-Str. 2, 22851 Norderstedt, Germany	E + 5.20%	8.83%	10/31/2030		€66,556	68,741	75,075	0.95%
PerkinElmer U.S. LLC (4)(10)	710 Bridgeport Avenue, Shelton, CT 06484	SF + 5.00%	9.92%	3/13/2029		111,222	108,231	112,073	1.42%
PerkinElmer U.S. LLC (4)(10)	710 Bridgeport Avenue, Shelton, CT 06484	SF + 5.00%	9.92%	3/13/2029		62,120	61,075	62,595	0.79%
PerkinElmer U.S. LLC (4)(6)(10)	710 Bridgeport Avenue, Shelton, CT 06484	SF + 5.00%	9.85%	3/13/2029		67,165	49,409	50,888	0.65%
Plasma Buyer LLC (4)(6)(9)	5301 Virginia Way, Brentwood, TN 37027	SF + 6.25%	10.89%	5/12/2029		3,146	1,838	1,760	0.02%
Plasma Buyer LLC (4)(6)(9)	5301 Virginia Way, Brentwood, TN 37027	SF + 5.75%	10.35%	5/12/2028		9,458	5,183	4,953	0.06%
Plasma Buyer LLC (4)(9)	5301 Virginia Way, Brentwood, TN 37027	SF + 5.75%	10.35%	5/12/2029		83,423	82,278	80,034	1.01%
Resonetics, LLC (9)	26 Whipple St, Nashua, NH 03060	SF + 3.75%	8.71%	6/18/2031		38,637	38,544	38,733	0.49%
SDC US Smilepay SPV (4)(7)(18)	414 Union St., Nashville, TN 37219	P + 9.75%		10/27/2025		16,356	10,228	5,469	0.07%
TecoStar Holdings Inc (4)(10)	18 Commerce Way, Suite 4800, Wilmington, MA 01801	SF + 8.50% (incl 4.50% PIK)	13.80%	7/6/2029		124,028	121,678	122,310	1.55%
Vital Care Buyer, LLC (4)(9)	12 Cadillac Drive, Suite 230, Brentwood, TN 37212	SF + 4.75%	9.35%	7/30/2031		90,262	89,382	89,380	1.13%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Vital Care Buyer, LLC (4)(6)(9)	12 Cadillac Drive, Suite 230, Brentwood, TN 37212			7/30/2031		13,271	(129)	(130)	—%
Zeus Company LLC (4)(6)(9)	3740 Industrial Blvd, Orangeburg, SC 29118			2/28/2031		23,088	(332)	231	—%
Zeus Company LLC (4)(6)(9)	3740 Industrial Blvd, Orangeburg, SC 29118			2/28/2030		21,506	(291)	—	—%
Zeus Company LLC (4)(9)	3740 Industrial Blvd, Orangeburg, SC 29118	SF + 5.50%	10.10%	2/28/2031		123,790	122,090	125,028	1.59%

							1,220,897	1,238,281	15.70%

Non-life Insurance
Accession Risk Management Group, Inc. (4)(6)(9)	160 Federal Street, 4th Floor, Boston, MA 02110	SF + 4.75%	9.81%	10/30/2029		7,952	7,248	7,322	0.09%
Accession Risk Management Group, Inc. (4)(9)	160 Federal Street, 4th Floor, Boston, MA 02110	SF + 4.75%	9.81%	11/1/2029		39,350	39,125	39,285	0.50%
Accession Risk Management Group, Inc. (4)(9)	160 Federal Street, 4th Floor, Boston, MA 02110	SF + 4.75%	10.00%	11/1/2029		14,162	14,162	14,138	0.18%
Accession Risk Management Group, Inc. (4)(6)(9)	160 Federal Street, 4th Floor, Boston, MA 02110			11/1/2029		21,861	(107)	(36)	—%
Accession Risk Management Group, Inc. (4)(6)(9)	160 Federal Street, 4th Floor, Boston, MA 02110			11/1/2029		2,903	(12)	(5)	—%
Acrisure LLC (7)	100 Ottawa Ave SW, Grand Rapids, MI 49503	SF + 3.25%	8.21%	11/6/2030		17,858	17,858	17,718	0.22%
Alera Group, Inc. (4)(9)	3 Parkway North, Suite 500, Deerfield, IL 60015	SF + 5.25%	10.10%	10/2/2028		21,391	21,250	21,391	0.27%
Alera Group, Inc. (4)(9)	3 Parkway North, Suite 500, Deerfield, IL 60015	SF + 5.25%	10.10%	10/2/2028		12,303	12,296	12,303	0.16%
Alera Group, Inc. (4)(9)	3 Parkway North, Suite 500, Deerfield, IL 60015	SF + 5.25%	10.10%	10/2/2028		43,390	43,366	43,390	0.55%
Alera Group, Inc. (4)(6)(9)	3 Parkway North, Suite 500, Deerfield, IL 60015	SF + 5.75%	10.60%	10/2/2028		5,189	1,532	1,630	0.02%
Alliant Holdings Intermediate, LLC (7)	1301 Dove Street, Suite 200, Newport Beach, CA 92660	SF + 3.00%	7.96%	9/19/2031		18,744	18,588	18,661	0.24%
AmWINS Group Inc (9)	4725 Piedmont Row Drive, Suite 600, Charlotte, NC 28210	SF + 2.25%	7.21%	2/19/2028		7,516	7,492	7,513	0.10%
Amynta Agency Borrower Inc (7)	909 3rd Avenue 33rd Floor, New York, NY 10022	SF + 3.75%	9.00%	2/28/2028		20,015	19,595	20,042	0.25%
BroadStreet Partners, Inc. (7)	580 North Fourth Street Suite 450, Columbus, OH 43215	SF + 3.25%	8.10%	6/13/2031		9,146	9,068	9,120	0.12%
Galway Borrower LLC (4)(6)(9)	1 California Street, Suite 400, San Francisco, CA 94111	SF + 4.50%	9.14%	9/29/2028		5,017	1,289	1,310	0.02%
Galway Borrower LLC (4)(6)(9)	1 California Street, Suite 400, San Francisco, CA 94111			9/29/2028		6,384	(40)	(8)	—%
Galway Borrower LLC (4)(9)	1 California Street, Suite 400, San Francisco, CA 94111	SF + 4.50%	9.10%	9/29/2028		134,035	133,611	133,875	1.70%
Higginbotham Insurance Agency, Inc. (4)(6)(10)	500 W 13th St, Fort Worth, TX 76102	SF + 4.75%	9.60%	11/24/2028		14,327	2,361	2,495	0.03%
Higginbotham Insurance Agency, Inc. (4)(14)	500 W 13th St, Fort Worth, TX 76102	SF + 4.50%	9.35%	11/24/2028		32,044	31,777	32,044	0.41%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
HUB International Ltd (7)	150 N. Riverside Plaza, 17th Floor Chicago, IL 60606		7.25%	6/15/2030		10,517	10,517	10,971	0.14%
HUB International Ltd (7)	150 N. Riverside Plaza, 17th Floor, Chicago IL 60606	SF + 3.00%	8.26%	6/20/2030		13,784	13,654	13,779	0.17%
Integrity Marketing Acquisition LLC (4)(6)(9)	1445 Ross Avenue, 40th Floor, Dallas, TX 75202			8/27/2028		2,879	(24)	(1)	—%
Integrity Marketing Acquisition LLC (4)(6)(9)	1445 Ross Avenue, 40th Floor, Dallas, TX 75202			8/27/2028		362	(2)	—	—%
Integrity Marketing Acquisition LLC (4)(9)	1445 Ross Avenue, 40th Floor, Dallas, TX 75202	SF + 5.00%	10.08%	8/27/2028		64,951	64,555	64,930	0.82%
Jones Deslauriers Insurance Management Inc. (5)(7)	2375 Skymark Avenue, Mississauga, ON L4W 4Y6, Canada		8.50%	3/15/2030		14,487	14,469	15,519	0.20%
Patriot Growth Insurance Services LLC (4)(9)	501 Office Center Drive, Suite 215, Ft. Washington, PA 19034	SF + 5.00%	9.75%	10/16/2028		18,092	17,853	18,258	0.23%
Patriot Growth Insurance Services LLC (4)(6)(9)	501 Office Center Drive, Suite 215, Ft. Washington, PA 19034	SF + 5.00%	9.95%	10/14/2028		822	127	137	—%
Patriot Growth Insurance Services LLC (4)(9)	501 Office Center Drive, Suite 215, Ft. Washington, PA 19034	SF + 5.00%	9.75%	10/16/2028		7,132	7,045	7,197	0.09%
Sig Parent Holdings, LLC (4)(6)(9)	530 Oak Court Drive, Suite 250, Memphis, TN 38117			8/21/2031		15,224	(75)	(150)	—%
Sig Parent Holdings, LLC (4)(6)(9)	530 Oak Court Drive, Suite 250, Memphis, TN 38117			8/21/2031		3,045	(15)	(30)	—%
Sig Parent Holdings, LLC (4)(9)	530 Oak Court Drive, Suite 250, Memphis, TN 38117	SF + 5.00%	9.83%	8/21/2031		26,388	26,258	26,128	0.33%
Summit Acquisition Inc. (4)(6)(9)	12651 High Bluff Drive, Suite 250, San Diego, CA 92130			5/1/2029		6,685	(153)	—	—%
Summit Acquisition Inc. (4)(6)(9)	12651 High Bluff Drive, Suite 250, San Diego, CA 92130			5/1/2030		10,961	(293)	219	—%
Summit Acquisition Inc. (4)(9)	12651 High Bluff Drive, Suite 250, San Diego, CA 92130	SF + 6.50%	11.10%	5/1/2030		48,413	47,257	49,381	0.63%
TIH Insurance Holdings LLC (7)	214 N Tryon St Charlotte, NC 28202	SF + 3.25%	7.85%	5/6/2031		13,333	13,302	13,335	0.17%
Trupanion, Inc. (4)(5)(9)	6100 4th Ave South Suite 200, Seattle, WA 98108	SF + 5.00%	9.75%	3/25/2027		25,821	25,630	25,821	0.33%
Trupanion, Inc. (4)(5)(6)(9)	6100 4th Ave South Suite 200, Seattle, WA 98108			3/25/2027		6,576	(49)	—	—%
Trupanion, Inc. (4)(5)(9)	6100 4th Ave South Suite 200, Seattle, WA 98108	SF + 5.00%	9.75%	3/25/2027		20,475	20,314	20,475	0.26%
USI Inc/NY (7)	100 Summit Lake Drive, Suite 400, Valhalla, NY 10595	SF + 2.75%	7.35%	9/27/2030		5,940	5,927	5,929	0.08%

							646,756	654,086	8.29%

Oil, Gas and Coal
Camin Cargo Control Holdings, Inc. (4)(6)(10)	16025 Jacintoport Boulevard, Houston, TX 77015			12/7/2029		6,923	(145)	—	—%
Camin Cargo Control Holdings, Inc. (4)(6)(10)	16025 Jacintoport Boulevard, Houston, TX 77015	SF + 6.00%	11.01%	12/7/2029		6,923	3,327	3,462	0.04%
Camin Cargo Control Holdings, Inc. (4)(10)	16025 Jacintoport Boulevard, Houston, TX 77015	SF + 6.00%	10.85%	12/7/2029		45,808	44,916	45,808	0.58%

							48,098	49,270	0.62%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units		Amortized Cost (3)	Fair Value	Percentage of Net Assets
Personal Care, Drug and Grocery Stores
Parfums Holding Company, Inc. (4)(10)	750 E. Main Street, Stamford, CT 06902	SF + 5.25%	9.85%	6/27/2030			119,726	118,580	120,002	1.52%
Parfums Holding Company, Inc. (4)(6)(10)	750 E. Main Street, Stamford, CT 06902			6/27/2029			9,034	(86)	—	—%
Puma Buyer LLC (4)(8)	24 Summit Park Drive, Pittsburgh, PA 15275	SF + 5.50%	10.20%	7/16/2029			60,915	57,857	60,915	0.77%
Vermont Aus Pty Ltd (4)(5)(9)	Quarter One, Level 2, 1 Epping Road, North Ryde, NSW 2113, Australia	B + 5.75%	10.23%	3/23/2028		A$	22,869	15,505	15,812	0.20%
Vermont Aus Pty Ltd (4)(5)(9)	Quarter One, Level 2, 1 Epping Road, North Ryde, NSW 2113, Australia	B + 5.75%	10.23%	3/23/2028		A$	34,856	25,619	24,100	0.31%

								217,475	220,829	2.80%

Personal Goods
Daphne S.P.A. (4)(5)(6)(7)	Via Dell’economia, 91, Vicenza, Vicenza 36100, Italy			5/23/2028			€3,978	(106)	(354)	—%
Daphne S.P.A. (4)(5)(7)	Via Dell’economia, 91, Vicenza, Vicenza 36100, Italy	E + 6.25%	10.37%	5/23/2028			€45,354	47,818	46,462	0.59%
Spanx, LLC (4)(6)(9)	3035 Peachtree Rd NE, Atlanta, GA 30305			11/18/2027			5,000	(54)	—	—%
Spanx, LLC (4)(9)	3035 Peachtree Rd NE, Atlanta, GA 30305	SF + 5.25%	10.20%	11/20/2028			29,175	28,814	29,175	0.37%
S&S Holdings LLC (7)	220 Remington Blvd, Bolingbrook, IL 60440	SF + 5.00%	9.85%	9/19/2031			12,000	11,820	11,858	0.15%

								88,292	87,141	1.10%

Pharmaceuticals and Biotechnology
Advarra Holdings, Inc. (4)(10)	6100 Merriweather Dr., Suite 600,Columbia, MD 21044	SF + 4.50%	9.35%	9/13/2031			68,935	67,725	68,705	0.87%
Advarra Holdings, Inc. (4)(6)(10)	6100 Merriweather Dr., Suite 600,Columbia, MD 21044			9/13/2031			6,020	(30)	(20)	—%
Advarra Holdings, Inc. (4)(10)	6100 Merriweather Dr., Suite 600,Columbia, MD 21044	SF + 4.50%	9.35%	9/13/2031			127,882	127,247	127,456	1.62%
CPI Buyer, LLC (4)(9)	625 East Bunker Ct, Vernon Hills, IL 60061	SF + 5.50%	10.82%	11/1/2028			1,334	1,324	1,323	0.02%
CPI Buyer, LLC (4)(6)(9)	625 East Bunker Ct, Vernon Hills, IL 60061			10/30/2026			2,115	(19)	(10)	—%
CPI Buyer, LLC (4)(9)	625 East Bunker Ct, Vernon Hills, IL 60061	SF + 5.50%	10.82%	11/1/2028			24,766	24,526	24,565	0.31%
Dolcetto HoldCo S.P.A. (4)(5)(6)(7)	via Turati 40, Milano, Mi 20124, Italy			10/27/2028			€8,400	(167)	—	—%
Dolcetto HoldCo S.P.A. (4)(5)(7)	via Turati 40, Milano, Mi 20124, Italy	E + 5.50%	8.98%	10/27/2028			€82,300	80,623	91,633	1.16%
Gusto Aus Bidco Pty Ltd (4)(5)(6)(9)	Level 10, 12 Help Street, Chatswood NSW 2067, Australia	B + 6.50%	10.96%	10/30/2028		A$	11,982	3,935	4,204	0.05%
Gusto Aus Bidco Pty Ltd (4)(5)(9)	Level 10, 12 Help Street, Chatswood NSW 2067, Australia	B + 6.50%	10.96%	10/30/2028		A$	118,623	74,526	82,221	1.04%
Syneos Health Inc (7)	1030 Sync Street, Morrisville, NC 27560	SF + 3.75%	8.35%	9/27/2030			9,950	9,969	9,696	0.12%

								389,659	409,773	5.20%

Real Estate Investment and Services
Associations Finance, Inc. (4)(10)	5401 N Central Expy, Ste 300, Dallas, TX, 75205	SF + 6.50%	12.00%	7/3/2028			55,695	55,645	56,110	0.71%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Associations Finance, Inc. (4)(6)(7)	5401 N Central Expy, Ste 300, Dallas, TX, 75205			7/3/2028		4,316	(4)	32	—%
Associations Finance, Inc. (4)(6)(10)	5401 N Central Expy, Ste 300, Dallas, TX, 75205			7/3/2028		3,459	(3)	—	—%

							55,638	56,142	0.71%

Retailers
AI Grace Aus Bidco Pty Ltd (4)(5)(9)	120 Dunning Avenue Rosebery NSW 2018, Australia	E + 6.50%	9.96%	12/5/2029		€21,626	22,741	24,319	0.31%
BradyplusUS Holdings, LLC (4)(6)(10)	7055 S Lindell Road, Las Vegas, NV 89118	SF + 6.00%	11.25%	10/31/2029		1,489	1,043	1,066	0.01%
BradyplusUS Holdings, LLC (4)(10)	7055 S Lindell Road, Las Vegas, NV 89118	SF + 6.00%	11.25%	10/31/2029		13,470	13,353	13,504	0.17%
Johnstone Supply LLC (7)	11632 NE Ainsworth Circle, Portland, OR 97220	SF + 3.00%	8.17%	6/9/2031		3,636	3,628	3,632	0.05%
Knitwell Borrower LLC (4)(10)	One Tablots Drive Hingham, MA 02043	SF + 8.00%	13.40%	7/28/2027		46,199	45,220	45,599	0.58%
Knitwell Borrower LLC (4)(10)	One Tablots Drive Hingham, MA 02043	SF + 8.00%	13.40%	7/28/2027		39,866	38,601	39,646	0.50%
Petsmart LLC (9)	19601 N 27th Ave, Phoenix, AZ 85027	SF + 3.75%	8.70%	2/11/2028		15,315	15,246	15,207	0.19%
Staples, Inc. (8)	500 Staples Drive, Framingham, MA 01702	SF + 5.75%	10.69%	9/4/2029		31,264	29,882	28,484	0.36%
White Cap Buyer, LLC (7)	6250 Brook Hollow Pkwy, Norcross, GA 30071	SF + 3.25%	8.10%	10/19/2029		10,793	10,737	10,727	0.14%

							180,451	182,184	2.31%

Software and Computer Services
Armstrong Bidco Limited (4)(5)(7)	10 Oakwood Drive, Loughborough, LE11 3QF, England, United Kingdom	SN + 5.25%	10.20%	6/28/2029		£47,995	55,984	63,718	0.81%
Armstrong Bidco Limited (4)(5)(7)	10 Oakwood Drive, Loughborough, LE11 3QF, England, United Kingdom	SN + 5.25%	10.20%	6/28/2029		£91,991	110,162	122,127	1.55%
Artifact Bidco, Inc. (4)(6)(8)	3300 Triumph Blvd, Ste. 800, Lehi, UT 84043			7/26/2031		11,207	(111)	(110)	—%
Artifact Bidco, Inc. (4)(8)	3300 Triumph Blvd, Ste. 800, Lehi, UT 84043	SF + 4.50%	9.10%	7/26/2031		45,788	45,342	45,341	0.57%
Artifact Bidco, Inc. (4)(6)(8)	3300 Triumph Blvd, Ste. 800, Lehi, UT 84043			7/26/2030		2,562	(25)	(26)	—%
Artifact Bidco, Inc. (4)(6)(8)	3300 Triumph Blvd, Ste. 800, Lehi, UT 84043			7/26/2030		5,443	(53)	(54)	—%
Artisan Bidco, Inc. (4)(10)	75 Network Dr, Burlington, MA 01803	SF + 7.00%	12.12%	11/7/2029		39,700	38,856	40,166	0.51%
Artisan Bidco, Inc. (4)(6)(10)	75 Network Dr, Burlington, MA 01803			11/7/2029		6,000	(127)	—	—%
Artisan Bidco, Inc. (4)(10)	75 Network Dr, Burlington, MA 01803	E + 7.00%	10.54%	11/7/2029		€18,475	19,341	20,838	0.26%
Auditboard, Inc. (4)(6)(9)	12900 Park Plaza Drive, Suite 200, Cerritos, CA 90703			7/14/2031		75,714	(745)	(733)	(0.01)%
Auditboard, Inc. (4)(6)(9)	12900 Park Plaza Drive, Suite 200, Cerritos, CA 90703			7/14/2031		30,286	(293)	(293)	—%
Auditboard, Inc. (4)(9)	12900 Park Plaza Drive, Suite 200, Cerritos, CA 90703	SF + 4.75%	9.35%	7/14/2031		159,000	157,460	157,460	2.00%
Aurelia Netherlands Midco 2 B.V. (4)(5)(7)	Grensen 5, Oslo, Norway 0159	E + 5.75%	9.55%	5/22/2031		€46,878	49,774	51,907	0.66%
Avalara, Inc. (4)(6)(13)	255 South King St., Suite 1800, Seattle, WA 98104			10/19/2028		6,324	(107)	—	—%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Avalara, Inc. (4)(9)	255 South King St., Suite 1800, Seattle, WA 98104	SF + 6.25%	10.85%	10/19/2028		56,918	55,936	57,345	0.73%
Barracuda Networks Inc (8)	3175 Winchester Blvd Campbell, CA 95008	SF + 4.50%	9.81%	8/15/2029		13,757	13,469	13,408	0.17%
Bottomline Technologies, Inc. (4)(6)(9)	100 International Drive, Suite 200 Portsmouth, NH 03801			5/15/2028		385	(2)	—	—%
Bottomline Technologies, Inc. (4)(9)	100 International Drive, Suite 200 Portsmouth, NH 03801	SF + 5.25%	10.10%	5/14/2029		4,523	4,492	4,523	0.06%
Calabrio, Inc. (4)(6)(10)	241 North 5th Avenue, Suite 1200, Minneapolis, MN 55401			4/16/2027		2,687	—	—	—%
Calabrio, Inc. (4)(10)	241 North 5th Avenue, Suite 1200, Minneapolis, MN 55401	SF + 5.50%	10.56%	4/16/2027		22,257	22,257	22,257	0.28%
Calabrio, Inc. (4)(10)	241 North 5th Avenue, Suite 1200, Minneapolis, MN 55401	SF + 5.50%	10.56%	4/16/2027		3,264	3,214	3,264	0.04%
Central Parent LLC (7)	11809 Domain Dr Austin, TX 78758	SF + 3.25%	7.85%	7/6/2029		15,000	14,969	14,863	0.19%
Certinia Inc. (4)(6)(10)	301 Congress Avenue, Suite 800, Austin, TX 78701			8/3/2029		5,449	(132)	—	—%
Certinia Inc. (4)(10)	301 Congress Avenue, Suite 800, Austin, TX 78701	SF + 7.25%	12.34%	8/3/2029		40,323	39,347	40,970	0.52%
Cloud Software Group Inc (8)	851 Cypress Creek Road, Fort Lauderdale, FL 33309	SF + 4.00%	8.60%	3/30/2029		18,624	17,826	18,569	0.24%
Cloud Software Group Inc (7)	851 Cypress Creek Road, Fort Lauderdale, FL 33309		6.50%	3/31/2029		7,740	6,831	7,695	0.10%
Coupa Holdings, LLC (4)(6)(9)	950 Tower Ln Fl 20, Foster City, CA 94404			2/27/2030		7,123	(154)	142	—%
Coupa Holdings, LLC (4)(6)(9)	950 Tower Ln Fl 20, Foster City, CA 94404			2/27/2029		6,211	(114)	—	—%
Coupa Holdings, LLC (4)(9)	950 Tower Ln Fl 20, Foster City, CA 94404	SF + 5.50%	10.75%	2/27/2030		79,578	78,135	81,169	1.03%
Denali Bidco Limited (4)(5)(7)	53 rue de Châteaudun 75009 Paris, France	E + 6.00%	9.35%	8/29/2030		€9,441	9,825	10,722	0.14%
Denali Bidco Limited (4)(5)(7)	53 rue de Châteaudun 75009 Paris, France	E + 6.00%	9.35%	8/29/2030		€6,742	7,183	7,657	0.10%
Denali Bidco Limited (4)(5)(7)	53 rue de Châteaudun 75009 Paris, France	SN + 6.00%	10.95%	8/29/2030		£23,265	28,807	31,732	0.40%
Denali Bidco Limited (4)(5)(6)(7)	53 rue de Châteaudun 75009 Paris, France			8/29/2030		£14,557	(347)	29	—%
Denali Bidco Limited (4)(5)(7)	53 rue de Châteaudun 75009 Paris, France	E + 5.50%	8.85%	8/29/2030		€15,916	16,642	17,762	0.23%
Elements Finco Limited (4)(5)(6)(7)	200 Metroplex Drive, Suite 300 Edison, NJ 08817			4/29/2031		£14,938	(182)	257	—%
Elements Finco Limited (4)(5)(7)	200 Metroplex Drive, Suite 300 Edison, NJ 08817	SF + 4.75%	9.60%	4/29/2031		10,431	10,333	10,565	0.13%
Elements Finco Limited (4)(5)(7)	200 Metroplex Drive, Suite 300 Edison, NJ 08817	SF + 4.75%	9.60%	4/29/2031		8,681	8,600	8,793	0.11%
Elements Finco Limited (4)(5)(7)	200 Metroplex Drive, Suite 300 Edison, NJ 08817	SN + 5.00%	9.95%	4/29/2031		£33,323	41,467	45,133	0.57%
Enverus Holdings Inc (4)(9)	2901 Vía Fortuna #100, Austin, TX 78746	SF + 5.50%	10.35%	12/24/2029		64,254	63,415	64,897	0.82%
Enverus Holdings Inc (4)(6)(9)	2901 Vía Fortuna #100, Austin, TX 78746			12/24/2029		3,229	(45)	32	—%
Enverus Holdings Inc (4)(6)(9)	2901 Vía Fortuna #100, Austin, TX 78746	SF + 5.50%	10.35%	12/24/2029		4,913	249	314	—%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Huskies Parent, Inc. (4)(6)(9)	170 Huyshope Avenue, Hartford, CT 06106	SF + 5.50%	10.45%	11/3/2027		1,000	460	461	0.01%
Huskies Parent, Inc. (4)(9)	170 Huyshope Avenue, Hartford, CT 06106	SF + 5.50%	10.45%	11/3/2028		24,962	24,663	24,682	0.31%
IRI Group Holdings, Inc. (4)(9)	203 North LaSalle Street, Suite 1500, Chicago, IL 60601	SF + 5.00%	9.85%	12/1/2028		153,164	151,277	154,696	1.96%
IRI Group Holdings, Inc. (4)(6)(13)	203 North LaSalle Street, Suite 1500, Chicago, IL 60601	SF + 5.00%	9.85%	12/1/2027		9,023	4,940	5,053	0.06%
Kona Buyer, LLC (4)(6)(9)	201 W. Saint John St., Spartanburg, SC 29306			7/23/2031		33,273	(333)	(324)	—%
Kona Buyer, LLC (4)(6)(9)	201 W. Saint John St., Spartanburg, SC 29306			7/23/2031		33,273	(328)	(324)	—%
Kona Buyer, LLC (4)(9)	201 W. Saint John St., Spartanburg, SC 29306	SF + 4.50%	9.78%	7/23/2031		113,129	112,028	112,028	1.42%
Kona Buyer, LLC (4)(6)(9)	201 W. Saint John St., Spartanburg, SC 29306			7/23/2031		15,463	(150)	(150)	—%
LMI Inc/DE (8)	1255 Battery St, Suite 500, San Francisco, CA 94111	SF + 3.50%	8.45%	10/2/2028		5,282	5,262	5,153	0.07%
Medallia, Inc. (4)(9)	6220 Stoneridge Mall Rd Floor 2, Pleasanton, CA 94588	SF + 6.50% (incl 4.00% PIK)	10.85%	10/30/2028		79,128	79,128	78,112	0.99%
McAfee Corp (8)	6220 America Center Drive, San Jose, CA 95002	SF + 3.25%	8.45%	3/1/2029		7,840	7,818	7,823	0.10%
Mitchell International, Inc. (8)	9771 Clairemont Mesa Blvd, STE. A, San Diego, CA 92124	SF + 3.25%	8.10%	6/17/2031		10,000	9,952	9,865	0.13%
Newfold Digital Holdings Group Inc (9)	5335 Gate Pkwy Jacksonville, FL 32256	SF + 3.50%	8.81%	2/10/2028		1,780	1,772	1,578	0.02%
New Era Technology, Inc. (4)(10)	1370 Avenue of the Americas, 10th Floor, New York, NY 10019	SF + 6.25%	11.65%	10/31/2026		19,062	19,062	18,974	0.24%
OEConnection LLC (9)	3600 Embassy Pkwy, Suite 300, Fairlawn, OH 44333	SF + 5.25%	10.10%	4/22/2031		67,457	66,825	67,233	0.85%
OEConnection LLC (6)(9)	3600 Embassy Pkwy, Suite 300, Fairlawn, OH 44333			4/22/2031		11,741	(114)	(39)	—%
OEConnection LLC (6)(9)	3600 Embassy Pkwy, Suite 300, Fairlawn, OH 44333			4/22/2031		7,338	(69)	(24)	—%
Onesource Virtual, Inc. (4)(10)	9001 Cypress Waters Blvd, Coppell, Texas 75019	SF + 5.00%	9.60%	5/28/2030		209,517	206,555	209,018	2.65%
Onesource Virtual, Inc. (4)(6)(10)	9001 Cypress Waters Blvd, Coppell, Texas 75019			5/28/2030		25,318	(358)	(60)	—%
Oranje Holdco, Inc. (4)(6)(10)	33 N Garden Ave, Ste 1200, Clearwater, FL 33755			2/1/2029		4,657	(84)	(8)	—%
Oranje Holdco, Inc. (4)(10)	33 N Garden Ave, Ste 1200, Clearwater, FL 33755	SF + 7.50%	12.75%	2/1/2029		33,837	33,226	33,779	0.43%
Oranje Holdco, Inc. (4)(10)	33 N Garden Ave, Ste 1200, Clearwater, FL 33755	SF + 7.25%	12.50%	2/1/2029		15,917	15,617	15,761	0.20%
Peraton Inc. (9)	1875 Explorer Street Reston, VA 20190	SF + 3.75%	8.70%	2/1/2028		9,990	9,914	9,636	0.12%
Perforce Software Inc (8)	400 First Avenue North #400, Minneapolis, MN 55401	SF + 4.50%	9.35%	7/1/2026		19,550	19,333	19,562	0.25%
Ping Identity Holding Corp. (4)(6)(9)	1001 17th Street, Suite 100, Denver, CO 80202			10/17/2028		6,068	(105)	—	—%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Ping Identity Holding Corp. (4)(9)	1001 17th Street, Suite 100, Denver, CO 80202	SF + 4.75%	9.35%	10/17/2029		59,003	57,899	59,003	0.75%
Prism Parent Co., Inc. (4)(6)(9)	21251 Ridgetop Circle, Suite 100, Dulles, VA 20166			9/19/2028		4,333	(70)	—	—%
Prism Parent Co., Inc. (4)(9)	21251 Ridgetop Circle, Suite 100, Dulles, VA 20166	SF + 5.00%	9.92%	9/19/2028		42,467	41,893	42,467	0.54%
Project Alpha Intermediate Holding, Inc. (8)	211 South Gulph Road Suite 500 King of Prussia, PA 19406	SF + 3.75%	9.00%	10/28/2030		17,604	17,344	17,663	0.22%
Project Ruby Ultimate Parent Corp (9)	11300 Switzer Road Overland Park, KS 66210	SF + 3.25%	8.21%	3/10/2028		12,163	12,061	12,159	0.15%
Proofpoint, Inc. (8)	892 Ross Drive Sunnyvale, CA 94089	SF + 3.00%	7.85%	8/31/2028		2,372	2,372	2,374	0.03%
Quail Buyer, Inc. (4)(9)	3760 Haven Avenue, Menlo Park, CA 94025	SF + 5.50%	10.93%	10/1/2027		7,255	7,179	7,328	0.09%
Quail Buyer, Inc. (4)(9)	3760 Haven Avenue, Menlo Park, CA 94025	SF + 5.50%	10.93%	10/1/2027		39,738	39,203	40,135	0.51%
Riley MergeCo LLC (4)(6)(10)	470 Nevada St, Auburn, CA 95603			9/23/2027		304	(4)	—	—%
Riley MergeCo LLC (4)(10)	470 Nevada St, Auburn, CA 95603	SF + 5.50%	10.46%	9/23/2027		1,803	1,782	1,802	0.02%
Smarsh Inc. (4)(6)(9)	851 SW 6TH Ave., Suite 800, Portland, OR 97204	SF + 5.75%	10.35%	2/16/2029		4,286	2,084	2,143	0.03%
Smarsh Inc. (4)(6)(9)	851 SW 6TH Ave., Suite 800, Portland, OR 97204			2/16/2029		1,071	(13)	—	—%
Smarsh Inc. (4)(9)	851 SW 6TH Ave., Suite 800, Portland, OR 97204	SF + 5.75%	10.35%	2/16/2029		17,143	16,923	17,143	0.22%
Technology Growth Capital Pty Ltd (4)(5)(10)	447 Sutter St San Francisco, CA, 94108	SF + 6.50%	11.82%	7/2/2030		30,127	29,332	29,332	0.37%
TriMech Acquisition Corp. (4)(6)(14)	4461 Cox Road, Suite 302, Glen Allen, VA 23060	P + 3.75%	11.75%	3/10/2028		3,289	161	197	—%
TriMech Acquisition Corp. (4)(10)	4461 Cox Road, Suite 302, Glen Allen, VA 23060	SF + 4.75%	9.35%	3/10/2028		21,168	20,976	21,168	0.27%
TriMech Acquisition Corp. (4)(10)	4461 Cox Road, Suite 302, Glen Allen, VA 23060	SN + 4.75%	9.57%	3/10/2028		£35,978	43,637	48,109	0.61%
Thunder Generation Funding LLC (7)	251 Little Falls Drive, Wilmington, DE 19808	SF + 3.00%	7.59%	9/27/2031		5,882	5,853	5,882	0.07%
UKG Inc (7)	2250 North Commerce Parkway, Weston, FL 33326	SF + 3.25%	8.55%	2/10/2031		9,902	9,892	9,915	0.13%
User Zoom Technologies, Inc. (4)(9)	10 Almaden Blvd, Ste. 250, San Jose, CA 95113	SF + 7.00%	12.25%	4/5/2029		18,948	18,690	18,948	0.24%
Zelis Payments Buyer, Inc. (7)	2 Concourse Parkway, Suite 300, Atlanta, GA 30328	SF + 2.75%	7.60%	9/28/2029		10,939	10,891	10,945	0.14%
Zendesk Inc (4)(6)(9)	181 S. Fremont St., San Francisco, CA 94103			11/22/2028		39,321	(635)	—	—%
Zendesk Inc (4)(6)(9)	181 S. Fremont St., San Francisco, CA 94103			11/22/2028		17,940	(248)	—	—%
Zendesk Inc (4)(9)	181 S. Fremont St., San Francisco, CA 94103	SF + 5.00%	9.69%	11/22/2028		161,380	159,164	161,380	2.05%

							2,180,136	2,243,017	28.44%

Technology Hardware and Equipment
Altar Bidco Inc (8)	15 Elizabeth Drive, Chelmsford, MA 0182	SF + 3.10%	7.95%	2/1/2029		8,802	8,754	8,822	0.11%
CC WDW Borrower, Inc. (4)(6)(10)	11010 Prairie Lakes Drive, Suite 155, Eden Prairie, MN 55344			1/27/2028		5,122	(85)	(167)	—%
CC WDW Borrower, Inc. (4)(10)	11010 Prairie Lakes Drive, Suite 155, Eden Prairie, MN 55344	SF + 6.75%	12.15%	1/27/2028		44,760	43,987	43,299	0.55%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
CC WDW Borrower, Inc. (4)(6)(10)	11010 Prairie Lakes Drive, Suite 155, Eden Prairie, MN 55344			1/27/2028		2,318	—	(76)	—%
TechInsights Inc (4)(5)(10)	1891 Robertson Road, Suite 500, Ottawa, ON K2H 5B7, Canada	SF + 6.94%	11.69%	11/9/2027		975	963	975	0.01%
TechInsights Inc (4)(5)(10)	1891 Robertson Road, Suite 500, Ottawa, ON K2H 5B7, Canada	SF + 6.94%	11.69%	11/9/2027		2,533	2,503	2,533	0.03%

							56,122	55,386	0.70%

Telecommunications Equipment
Delta Topco, Inc. (7)	3111 Coronado Drive, Santa Clara, CA 95054	SF + 3.50%	8.20%	11/30/2029		18,288	18,245	18,281	0.23%
Guardian US Holdco LLC (8)	550 West 34th Street, 48th Floor, New York, NY 10001	SF + 3.50%	8.10%	1/31/2030		7,900	7,777	7,863	0.10%
Ribbon Communications Operating Company, Inc (4)(5)(10)	6500 Chase Oaks Blvd., Suite 100, Plano, TX 75023	SF + 6.25%	11.17%	6/21/2029		56,119	55,059	55,612	0.71%
Ribbon Communications Operating Company, Inc (4)(5)(6)(10)	6500 Chase Oaks Blvd., Suite 100, Plano, TX 75023			6/21/2029		6,365	(120)	(58)	—%

							80,961	81,698	1.04%

Telecommunications Service Providers
Directv Financing, LLC (9)	2260 E Imperial Hwy, El Segundo, CA 90245	SF + 5.00%	9.96%	8/2/2027		7,360	7,266	7,374	0.09%
Meriplex Communications, LTD (4)(9)	10111 Richmond Avenue, Suite 500 Houston, TX 77042	SF + 5.00%	9.95%	7/17/2028		2,912	2,889	2,912	0.04%
Meriplex Communications, LTD (4)(9)	10111 Richmond Avenue, Suite 500 Houston, TX 77042	SF + 5.00%	9.95%	7/17/2028		1,143	1,132	1,143	0.01%
Meriplex Communications, LTD (4)(9)	10111 Richmond Avenue, Suite 500 Houston, TX 77042	SF + 5.00%	9.95%	7/17/2028		13,707	13,571	13,707	0.17%

							24,858	25,136	0.32%

Travel and Leisure
Artemis Bidco Limited (4)(5)(6)(7)	200 Maylands Avenue, Hemel Hempstead Industrial Estate, Hemel Hempstead, HP2 7TG, England, United Kingdom	SN + 6.00%	10.99%	9/8/2028		£2,437	315	(284)	—%
Artemis Bidco Limited (4)(5)(7)	200 Maylands Avenue, Hemel Hempstead Industrial Estate, Hemel Hempstead, HP2 7TG, England, United Kingdom	SN + 6.00%	11.06%	9/8/2028		£7,749	10,113	8,323	0.11%
Artemis Bidco Limited (4)(5)(7)	200 Maylands Avenue, Hemel Hempstead Industrial Estate, Hemel Hempstead, HP2 7TG, England, United Kingdom	SN + 6.00%	11.06%	9/8/2028		£4,509	5,914	4,844	0.06%
Artemis Bidco Limited (4)(5)(7)	200 Maylands Avenue, Hemel Hempstead Industrial Estate, Hemel Hempstead, HP2 7TG, England, United Kingdom	SN + 6.00%	10.97%	9/8/2028		£4,676	6,127	5,023	0.06%
Fertitta Entertainment LLC/NV (8)	1510 West Loop South, Houston, TX 77027	SF + 3.75%	8.85%	1/27/2029		9,878	9,623	9,862	0.13%
Havila Kystruten Operations AS (4)(5)(17)	Mjølstadnesvegen 6092 Fosnavåg, Norway	E + 8.75% (incl 2.75% PIK)	12.45%	7/27/2026		€19,254	21,342	22,361	0.28%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units		Amortized Cost (3)	Fair Value	Percentage of Net Assets
HB AcquisitionCo PTY LTD (4)(5)(6)(8)	235 North Terrace, Adelaide, South Australia 5000, Australia	B + 6.50%	10.85%	8/7/2029		A$	3,579	413	423	0.01%
HB AcquisitionCo PTY LTD (4)(5)(8)	235 North Terrace, Adelaide, South Australia 5000, Australia	B + 6.50%	10.85%	8/7/2029		A$	32,211	21,168	21,622	0.27%
Legends Hospitality Holding Company, LLC (4)(6)(9)	614 Freylinghuysen Ave, Newark, NJ 07114			8/22/2031			5,522	(110)	(109)	—%
Legends Hospitality Holding Company, LLC (4)(6)(9)	614 Freylinghuysen Ave, Newark, NJ 07114			8/22/2030			14,733	(289)	(289)	—%
Legends Hospitality Holding Company, LLC (4)(9)	614 Freylinghuysen Ave, Newark, NJ 07114	SF + 5.50% (incl 2.75% PIK)	10.63%	8/22/2031			93,875	91,245	92,026	1.17%
The One Group, LLC (4)(10)	1624 Market St. STE. 311, Denver, CO 80202	SF + 6.50%	11.75%	5/1/2029			50,793	49,397	49,879	0.63%
The One Group, LLC (4)(6)(7)	1624 Market St. STE. 311, Denver, CO 80202			10/31/2028			6,649	(181)	(123)	—%
Travel Leaders Group, LLC (4)(14)	3033 Campus Drive, Suite W320, Plymouth, MN 55441	SF + 8.50% (incl 3.00% PIK)	13.45%	3/27/2028			139,291	136,920	143,236	1.82%

								351,997	356,794	4.52%

Total First Lien Debt								$12,225,539	$12,424,346	157.52%

Second Lien Debt
Consumer Services
Asurion Corporation (7)	140 11th Ave N Nashville, TN 37203	SF + 5.25%	10.21%	1/31/2028			$4,132	$4,100	$3,891	0.05%

								4,100	3,891	0.05%

Health Care Providers
Charlotte Buyer Inc (4)(8)	500 West Main Street, Louisville, KY 40202	SF + 8.25%	13.35%	8/11/2028			3,222	3,069	3,174	0.04%

								3,069	3,174	0.04%

Industrial Support Services
Galaxy US Opco Inc. (4)(5)(7)(18)	100 Cambridge St, 14th floor, Boston, MA 02114	SF + 8.25%		4/29/2030			9,000	8,832	4,500	0.06%
Sedgwick Claims Management Services, Inc. (4)(7)	8125 Sedgwick Way Memphis, TN 38125	SF + 5.00%	10.25%	7/31/2032			25,000	24,752	24,755	0.31%

								33,584	29,255	0.37%

Total Second Lien Debt								$40,753	$36,320	0.46%

Other Secured Debt
Asset Based Lending and Fund Finance
TPG VIII Merlin New Holdings I, L.P. (4)(5)(10)	2260 E Imperial Hwy, El Segundo, CA 90245	SF + 6.50%	11.81%	3/15/2027			$58,681	$57,721	$57,803	0.73%

Total Other Secured Debt								$57,721	$57,803	0.73%

Unsecured Debt
Consumer Services
Wildcat Car Wash Holdings, LLC (4)(7)	888 7th Avenue, 37th Floor New York, NY 10106		15.00% PIK	7/16/2029			$14,955	$14,955	$14,955	0.19%

								14,955	14,955	0.19%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Health Care Providers
VetCor Group Holdings LLC (4)(7)	141 Longwater Dr, Suite 108, Norwell, MA 02061		13.75% PIK	9/3/2030		312	308	304	—%
VetCor Group Holdings LLC (4)(7)	141 Longwater Dr, Suite 108, Norwell, MA 02061		14.75% PIK	9/3/2030		267	262	271	—%
VetCor Group Holdings LLC (4)(7)	141 Longwater Dr, Suite 108, Norwell, MA 02061		13.75% PIK	9/3/2030		990	977	965	0.01%

							1,547	1,540	0.02%

Medical Equipment and Services
DCA Acquisition Holdings LLC (4)(7)	6240 Lake Osprey Dr, Sarasota, FL 34240		13.13% PIK	12/28/2032		109	107	91	—%
DCA Acquisition Holdings LLC (4)(7)	6240 Lake Osprey Dr, Sarasota, FL 34240		13.13% PIK	12/28/2032		196	191	165	—%
DCA Acquisition Holdings LLC (4)(7)	6240 Lake Osprey Dr, Sarasota, FL 34240		13.13% PIK	12/28/2032		1,152	1,137	970	0.01%

							1,435	1,226	0.02%

Non-life Insurance
Alliant Holdings Intermediate LLC / Alliant Holdings Co-Issuer (7)	1301 Dove Street, Suite 200, Newport Beach, CA 92660		6.75%	10/15/2027		6,255	5,851	6,237	0.08%

							5,851	6,237	0.08%

Real Estate Investment and Services
Associations Finance, Inc. (4)(7)	5401 N Central Expy, Ste 300, Dallas, TX, 75205		14.25% PIK	5/3/2030		8,631	8,593	8,631	0.11%
Associations Finance, Inc. (4)(7)	5401 N Central Expy, Ste 300, Dallas, TX, 75205		14.25% PIK	5/3/2030		3,296	3,282	3,296	0.04%

							11,875	11,927	0.15%

Software and Computer Services
Elements Midco 1 Limited (4)(5)(8)	200 Metroplex Drive, Suite 300 Edison, NJ 08817	SN + 8.00% PIK	12.99%	4/29/2032		£1,635	2,008	2,184	0.03%

							2,008	2,184	0.03%

Telecommunications Service Providers
CCO Holdings LLC / CCO Holdings Capital Corp (7)	400 Washington Blvd., Stamford, CT 06902		5.50%	5/1/2026		7,000	7,049	6,992	0.09%

							7,049	6,992	0.09%

Total Unsecured Debt							$44,720	$45,061	0.57%

Structured Finance
Structured Finance Investments
720 East CLO V Ltd (5)(7)	c/o Appleby Global Services (Cayman) Limited 71 Fort Street P.O. Box 500 Grand Cayman KY1-1106 Cayman Islands	SF + 6.30%	11.63%	7/20/2037		$4,000	$4,000	$4,009	0.05%
AMMC CLO 21 LTD (5)(7)	PO Box 1093, Queensgate House, South Church Street, George Town, KY1-1102, Cayman Islands	SF + 6.76%	12.00%	11/2/2030		4,126	3,716	4,118	0.05%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Ares CLO Ltd (5)(7)	c/o MaplesFS Limited P.O. Box 1093 Boundary Hall, Cricket Square Grand Cayman, KY1-1102 Cayman Islands	SF + 6.70%	12.00%	4/20/2037		5,000	5,000	5,033	0.06%
Bain Capital Credit CLO 2024-3 Ltd (5)(7)	C/O MaplesFS Limited, PO Box 1093, Queensgate House, Grand Cayman, George Town, KY1-1102, KY	SF + 6.25%	11.49%	7/16/2037		2,000	2,000	2,008	0.03%
Barings CLO Ltd 2024-IV (5)(7)	190 Elgin Avenue, Grand Cayman, George Town, KY1-9008, KY	SF + 5.95%	11.14%	10/20/2037		4,500	4,500	4,543	0.06%
Carlyle Global Market Strategies (5)(7)	C/O Walkers Fiduciary Limited, 190 Elgin Avenue, George Town, KY1-9008, Cayman Islands	L + 5.40%	10.93%	7/27/2031		1,200	966	1,162	0.01%
Columbia Cent CLO 33 Ltd (5)(7)	Maples Fiduciary Services (Jersey) Limited, 2nd Floor, Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, JE2 3QB, Jersey, Channel Islands	SF + 7.16%	12.46%	4/20/2037		2,000	1,961	1,990	0.03%
Dryden 108 CLO Ltd (5)(7)	2nd Floor Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, JE2 3QB, Jersey			7/18/2035		2,900	2,291	2,201	0.03%
Marble Point CLO XI Ltd (5)(7)	c/o Ocorian Trust (Cayman) Limited, Windward 3, Regatta Office Park, PO Box 1350, George Town, KY1-1108, Cayman Islands	SF + 3.06%	8.34%	12/18/2030		1,850	1,599	1,827	0.02%
Monroe Capital MML CLO XIV LLC (5)(7)	c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801	SF + 10.02%	15.30%	10/24/2034		2,500	2,352	2,500	0.03%
Oaktree CLO 2019-4 Ltd (5)(7)	c/o Intertrust SPV (Cayman) Limited One Nexus Way Camana Bay Grand Cayman KY1-9005 Cayman Islands	SF + 6.59%	11.87%	7/20/2037		3,000	2,971	2,999	0.04%
OCP CLO 2017-14 Ltd (5)(7)	c/o Ocorian Trust (Cayman) Limited, Windward 3, Regatta Office Park, PO Box 1350, George Town, KY1-1108, Cayman Islands	SF + 6.80%	12.10%	1/15/2033		1,469	1,304	1,474	0.02%
Octagon 52 Ltd (5)(7)	250 Park Avenue, 15th Floor, New York, NY 10177	SF + 7.33%	12.69%	7/23/2037		5,000	4,951	5,031	0.06%
Octagon 63 Ltd (5)(7)	250 Park Avenue, 15th Floor, New York, NY 10177	SF + 6.50%	11.82%	7/20/2037		3,000	3,000	3,024	0.04%
Octagon Investment Partners 29 Ltd (5)(7)	250 Park Avenue, 15th Floor, New York, NY 10177	SF + 7.17%	12.49%	7/18/2039		3,000	2,985	3,018	0.04%
Onex Clo Subsidiary 2024-3 Ltd (5)(7)	PO BOX 536, 13-14 ESPLANADE, ST. HELIER, JE4 5UR, Jersey	SF + 6.00%	11.33%	7/20/2037		5,000	5,000	5,001	0.06%
Rad CLO Ltd (5)(7)	c/o MaplesFS Limited P.O. Box 1093, Boundary Hall Cricket Square Grand Cayman, KY1-1102 Cayman Islands	SF + 6.51%	11.81%	4/15/2034		2,500	2,504	2,507	0.03%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Shackleton 2019-XV CLO Ltd (5)(7)	C/O Walkers Fiduciary Limited, 190 Elgin Avenue, Grand Cayman, George Town, KY1-9008, Cayman Islands	SF + 6.92%	12.22%	1/15/2032		3,000	2,680	3,013	0.04%
Voya CLO Ltd (5)(7)	PO Box 1093, Queensgate House, South Church Street, George Town, KY1-1102, Cayman Islands	SF + 6.00%	11.18%	7/20/2037		4,000	4,000	3,995	0.05%
Voya CLO Ltd (5)(7)	PO Box 1093, Queensgate House, South Church Street, George Town, KY1-1102, Cayman Islands	SF + 3.81%	9.10%	4/17/2030		1,500	1,354	1,507	0.02%

							59,134	60,960	0.77%

Total Structured Finance							$59,134	$60,960	0.77%

Equity Investments
Consumer Services
CG Parent Intermediate Holdings, Inc. (4)	399 S Spring Ave, 108 St Louis, MO 63110				0.48%	2,000	$1,940	$2,248	0.03%
Club Car Wash Preferred, LLC (4)	1591 East Prathersville Road, Columbia, MO 65201		15.00% PIK		9.28%	8,817	8,817	8,817	0.11%
Rapid Express Preferred, LLC (4)	12055 Farm to Market Rd 2154, College Station, TX 77845		15.00% PIK		9.28%	2,784	2,784	2,784	0.04%
Club Car Wash Preferred, LLC (4)	1591 East Prathersville Road, Columbia, MO 65201		15.00% PIK		9.28%	12,318	12,318	12,318	0.16%
Rapid Express Preferred, LLC (4)	12055 Farm to Market Rd 2154, College Station, TX 77845		15.00% PIK		9.28%	5,553	5,553	5,553	0.07%
Thrasio Holdings, Inc. (4)	85 West Street, Suite 4, Walpole, MA 02081				0.38%	19,015	—	—	—%

							31,412	31,720	0.40%

Electricity
IP Operating Portfolio I, LLC (4)	9450 SW Gemini Drive PMB #68743, Beaverton, OR 97008					3	68	424	0.01%

							68	424	0.01%

Gas, Water and Multi-utilities
Eagle LNG Partners Jacksonville II LLC (4)	2445 Technology Forest Blvd, Suite 500 The Woodlands, TX 77381				0.00%	—	—	—	—%
ELNG Equity LLC (4)	Research Forest Lakeside No. 4, 2445 Technology Forest Blvd, Suite 500, The Woodlands, TX 77381				0.05%	78,038	—	—	—%

							—	—	—%

Industrial Support Services
BCPE Virginia HoldCo, Inc. (4)	1676 International Drive Suite 800 McLean, VA 22102				0.40%	2,000	1,960	2,272	0.03%

							1,960	2,272	0.03%

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Media
Racing Point UK Holdings Limited (4)(5)	5 St James’s Square, London, United Kingdom, SW1Y 4JU				0.06%	168	1,008	1,042	0.01%
OneTeam Partners, LLC (4)	1901 L Street, NW 7th Floor, Washington, DC 20036		8.00%		0.21%	1,000	1,000	1,186	0.02%

							2,008	2,228	0.03%

Travel and Leisure
The ONE Group Hospitality, Inc. (4)	1624 Market St. STE. 311, Denver, CO 80202				0.02%	6,667	—	—	—%
The ONE Group Hospitality, Inc. (4)	1624 Market St. STE. 311, Denver, CO 80202				0.03%	11,911	—	—	—%
The ONE Group Hospitality, Inc. (4)	1624 Market St. STE. 311, Denver, CO 80202				0.63%	1,000	950	1,017	0.01%

							950	1,017	0.01%

Total Equity Investments							$36,398	$37,661	0.48%

Total Investments - Non-Controlled/Non-Affiliated							$12,464,265	$12,662,151	160.54%

Non-Controlled/Affiliated Investments
First Lien Debt
Industrial Support Services
Southern Graphics Inc. (4)(7)(18)(19)	626 West Main Street Suite 400 Louisville, KY 40202	SF +7.50% PIK		5/1/2028		$5,511	$5,362	$5,511	0.07%

							5,362	5,511	0.07%

Total First Lien Debt							$5,362	$5,511	0.07%

Second Lien Debt
Industrial Support Services
Southern Graphics Inc. (4)(7)(18)(19)	626 West Main Street Suite 400 Louisville, KY 40202	SF +7.50% PIK		10/30/2028		$1,932	$1,881	$1,932	0.02%

							1,881	1,932	0.02%

Total Second Lien Debt							$1,881	$1,932	0.02%

Equity Investments
Industrial Support Services
Southern Graphics Holdings LLC (4)(19)	626 West Main Street Suite 400 Louisville, KY 40202				2.74%	274	$2,333	$2,802	0.04%

							2,333	2,802	0.04%

Travel and Leisure
SLF V AD1 Holdings, LLC (4)(19)(20)	1955 Harrison St #200 Hollywood, FL 33020				11.54%	10,101	9,891	9,812	0.12%

							9,891	9,812	0.12%

Total Equity Investments							$12,224	$12,614	0.16%

Total Investments - Non-Controlled/Affiliated							$19,467	$20,057	0.25%

Controlled/Affiliated Investments

Company (1)	Address	Reference Rate and Spread (2)	Interest Rate (2)	Maturity Date	% of Class Held at 9/30/2024	Par Amount/ Units	Amortized Cost (3)	Fair Value	Percentage of Net Assets
Investments in Joint Ventures
ULTRA III, LLC (5)(19)	40 West 57th Street, New York, NY 10019				87.50%		$265,279	$284,454	3.61%

Total Investments in Joint Ventures							$265,279	$284,454	3.61%

Total Investments - Controlled/Affiliated							$265,279	$284,454	3.61%

Total Investment Portfolio							$12,749,011	$12,966,662	164.40%

Cash Equivalents
J.P. Morgan U.S. Government Fund, Institutional Shares (5)						$185,854	$185,854	$185,854	2.36%

Total Cash Equivalents							$185,854	$185,854	2.36%

Total Investment Portfolio, Cash Equivalents							$12,934,865	$13,152,516	166.75%

(1)

Unless otherwise indicated, issuers of debt and equity investments held by the Company (which such term “Company” shall include the Company’s consolidated subsidiaries for purposes of this Consolidated Schedule of Investments) are denominated in dollars. All debt investments are income producing unless otherwise indicated. All equity investments are non-income producing unless otherwise noted. Certain portfolio company investments are subject to contractual restrictions on sales. The total par amount (in thousands) is presented for debt investments and the number of shares or units (in whole amounts) owned is presented for equity investments. Each of the Company’s investments is pledged as collateral under its credit facilities and debt securitization issuances unless otherwise indicated.

(2)

The majority of the investments bear interest at a rate that may be determined by reference to the London Interbank Offered Rate (“LIBOR” or “L”), Prime Rate (“Prime” or “P”), Sterling Overnight Index Average (“SONIA” or “SN”), Euro Interbank Offer Rate (“Euribor” or “E”), Secured Overnight Financing Rate (“SOFR” or “SF”), Canadian Dollar Offered Rate (“CDOR” or “C”), Singapore Overnight Rate Average (“SORA”), Stockholm Interbank Offered Rate (“STIBOR” or “ST”), Norwegian Interbank Offered Rate (“NIBOR” or “N”), Bloomberg Short Term Bank Yield Index (“BS”), or Bank Bill Swap Rate (“BBSW” or “B”) which reset daily, monthly, quarterly, semiannually or annually. For each such investment, the Company has provided the spread over LIBOR, Prime, SONIA, E, SOFR, CDOR, SORA, STIBOR, NIBOR, BS or BBSW and the current contractual interest rate in effect at September 30, 2024. Certain investments are subject to a LIBOR, Prime, or SOFR interest rate floor, or rate cap. Certain investments contain a Payment-in-Kind (“PIK”) provision. SOFR based contracts may include a credit spread adjustment, which is included within the stated all-in interest rate, if applicable, that is charged in addition to the base rate and the stated spread.

(3)

The cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(4)

These investments were valued using unobservable inputs and are considered Level 3 investments. Fair value was determined in good faith by the Adviser as the Company’s valuation designee, subject to the oversight of the Board of Trustees (the “Board”) pursuant to the Company’s valuation policy.

(5)

The investment is not a qualifying asset, in whole or in part, under Section 55(a) of the 1940 Act. The Company may not acquire any non-qualifying asset unless, at the time of acquisition, qualifying assets represent at least 70% of the Company’s total assets. As of September 30, 2024, non-qualifying assets represented 20.5% of total assets as calculated in accordance with regulatory requirements.

(6)

Position or portion thereof is an unfunded loan commitment, and no interest is being earned on the unfunded portion, although the investment may be subject to unused commitment fees. Negative cost and fair value results from unamortized fees, which are capitalized to the investment cost. The unfunded loan commitment may be subject to a commitment termination date that may expire prior to the maturity date stated. See footnote 6 to the Company’ Consolidated Schedule of Investments in its Quarterly Report on Form 10-Q for the period ended September 30, 2024 for more information on the Company’s unfunded commitments:

(7)	There are no interest rate floors on these investments.
(8)	The interest rate floor on these investments as of September 30, 2024 was 0.50%.
(9)	The interest rate floor on these investments as of September 30, 2024 was 0.75%.
(10)	The interest rate floor on these investments as of September 30, 2024 was 1.00%.
(11)	The interest rate floor on these investments as of September 30, 2024 was 1.25%.
(12)	The interest rate floor on these investments as of September 30, 2024 was 1.50%.
(13)	The interest rate floor on these investments as of September 30, 2024 was 1.75%.
(14)	The interest rate floor on these investments as of September 30, 2024 was 2.00%.
(15)	The interest rate floor on these investments as of September 30, 2024 was 2.50%.

(16)	The interest rate floor on these investments as of September 30, 2024 was 3.00%.
(17)	The interest rate floor on these investments as of September 30, 2024 was 3.25%.
(18)	Loan was on non-accrual status as of September 30, 2024.
(19)

Under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act”), the Company is deemed to “control” a portfolio company if the Company owns more than 25% of its outstanding voting securities and/or holds the power to exercise control over the management or policies of the portfolio company. Under the 1940 Act, the Company is deemed an “affiliated person” of a portfolio company if the Company owns between 5% and 25% (inclusive) of the portfolio company’s outstanding voting securities. For purposes of determining the classification of its investment portfolio, the Company has excluded consideration of any voting securities or board appointment rights held by third-party investment funds advised by the Adviser and/or its affiliates. As of September 30, 2024, the Company’s controlled/affiliated and non-controlled/affiliated investments were as follows:

	Fair Value as of December 31, 2023	Gross Additions	Gross Reductions	Change in Unrealized Gains (Loss)	Net Realized Gain (Loss)	Fair Value as of September 30, 2024	Dividend and Interest Income
Non-Controlled/Affiliated Investments
Southern Graphics Inc.	$9,947	$—	$(172)	$470	$—	$10,245	$—
SLF V AD1 Holdings, LLC	9,877	—	—	(65)	—	9,812	—

Total Non-Controlled/Affiliated Investments	$19,824	$—	$(172)	$405	$—	$20,057	$—

Controlled/Affiliated Investments
ULTRA III, LLC	$124,003	$144,345	$(4,579)	$20,685	$—	$284,454	$16,061

Total Controlled/Affiliated Investments	$124,003	$144,345	$(4,579)	$20,685	$—	$284,454	$16,061

(20)	These investments are not pledged as collateral under the Credit Facilities, 2023 CLO Secured Notes and/or 2024 CLO Secured Notes.

FINANCIAL STATEMENTS

The information in “Consolidated Financial Statements and Supplementary Data” in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2023 and “Financial Statements” in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 is incorporated herein by reference. The financial data should be read in conjunction with the Company’s consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as incorporated by reference herein.

MANAGEMENT

The information in “Directors, Executive Officers and Corporate Governance” in Part III, Item 10, “Executive Compensation” in Part III, Item 11 and “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” in Part III, Item 12 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are incorporated herein by reference.

Name	Year of Birth	Position(s) held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee (1)	Other Trusteeships Held by Trustee
Interested Trustees
Michael Patterson	1974	Trustee and Chief Executive Officer	Since 2021	Governing Partner of HPS and the Portfolio Manager for the Specialty Loan funds and Core Senior Lending Funds.	2	Trustee, HPS Corporate Capital Solutions Fund (2023-Present).
Grishma Parekh	1980	Trustee and President	Since 2021	Managing Director at HPS and Co-Head of North American Core Senior Lending (2020-Present); Partner at the Carlyle Group in Direct Lending.	2	Trustee, HPS Corporate Capital Solutions Fund (2023-Present).
Independent Trustees
Randall Lauer	1959	Trustee	Since 2021	Head of Institutional Sales and Business Development at Academy Securities, Inc. (2022-Present); Managing Director at Citigroup, Head of Institutional Market Sales – Midwest Region (2012-2021) and Head of Securitized Product Sales – North America (2018-2019).	2	Trustee, HPS Corporate Capital Solutions Fund (2023-Present); Trustee, Silent Falcon UAS Technologies (2021-Present); Trustee, Lake Forest College (2016-Present); Trustee, St., John’s Northwestern Academies (2018-Present).
Robin Melvin	1963	Trustee	Since 2021	Director, Bank of New York Mellon Family of Funds (1995-Present).	2	Trustee, HPS Corporate Capital Solutions Fund (2023-Present); Director, Bank of New York Mellon Family of Funds (1995-Present); Director, Northwestern Memorial Hospital Board of Directors (2023-Present).

Name	Year of Birth	Position(s) held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee (1)	Other Trusteeships Held by Trustee
Donna Milia	1974	Trustee	Since February 2023	Senior Advisor of Galaxy Digital (TSX: GLXY) (2019-2022); Chief Financial Officer of Galaxy Digital (2017-2019).	2	Trustee, HPS Corporate Capital Solutions Fund (2023-Present); Trustee, Grayscale Funds Trust (2024-Present)
Robert Van Dore	1959	Trustee	Since 2021	Partner at Deloitte & Touche LLP (1981-2021).	2	Trustee, HPS Corporate Capital Solutions Fund (2023-Present).

The address for each trustee is c/o HPS Corporate Lending Fund, 40 West 57th Street, 33rd Floor, New York, NY 10019. While we do not intend to list our shares on any securities exchange, if any class of our shares is listed on a national securities exchange, our Board will be divided into three classes of trustee serving staggered terms of three years each.

(1)	For purposes of this registration statement, the term “Fund Complex” is defined to include the Company and HPS Corporate Capital Solutions Fund, a business development company managed by the Adviser.

Meetings of the Board and Committees of the Board

The Company’s Board currently has two committees: an audit committee and a nominating and governance committee. The Company does not have a compensation committee because its executive officers do not receive any direct compensation from the Company. During the fiscal year ended December 31, 2023, the Company’s audit committee held 4 meetings and the governance committee held 4 meetings.

During the fiscal year ended December 31, 2023, the Company’s Board held 6 meetings.

PORTFOLIO MANAGEMENT

HPS Advisors, LLC, a wholly-owned subsidiary of HPS, serves as our investment adviser. Prior to June 30, 2023, HPS served as our investment adviser. The Adviser is registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our Board, the Adviser manages the day-to-day operations of, and provides investment advisory and management services to, us.

Investment Personnel

The management of our investment portfolio is the responsibility of the Adviser and the Investment Committee. The Investment Committee is currently comprised of Michael Patterson, Scott Kapnick, Scot French, Purnima Puri, Faith Rosenfeld, Colbert Cannon, Michael Fenstermacher, Jeffrey Fitts, Vikas Keswani, and Grishma Parekh. Michael Patterson is the lead portfolio manager of the strategy. A portion of the Investment Committee, including Colbert Cannon, Michael Fenstermacher, Jeffrey Fitts, Vikas Keswani, and Grishma Parekh, has the most significant responsibility for assisting Mr. Patterson with the day-to-day management of our portfolio. Mr. Patterson is the Company’s portfolio manager for the purposes of the information included below.

All of the Adviser’s investment committee members, including the portfolio manager, have ownership and financial interests in, and may receive compensation and/or profit distributions from, the Adviser or its affiliates. None of the Adviser’s investment committee members, including the portfolio manager, receive any direct compensation from the Company. The information in “Certain Relationships and Related Transactions, and Director Independence” in Part III, Item 13 of the Company’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is incorporated herein by reference.

As of September 30, 2024, HPS has over 760 employees, including 245 investment personnel. In addition, HPS may retain additional investment personnel in the future based upon its needs.

The table below shows the dollar range of Common Shares owned by the portfolio manager as of December 31, 2023:

Name of Portfolio Manager	Dollar Range of Equity Securities(1)
Michael Patterson	Over $	1,000,000

(1)	Dollar ranges are as follows: None, $1—$10,000, $10,001—$50,000, $50,001—$100,000, $100,001—$500,000, $500,001—$1,000,000, or over $1,000,000.

Other Accounts Managed by Portfolio Manager

The portfolio manager primarily responsible for the day-to-day management of the Company also manages other registered investment companies, other pooled investment vehicles and other accounts, as indicated below. The following table identifies, as of December 31, 2023: (i) the number of other registered investment companies, other pooled investment vehicles and other accounts managed by the portfolio manager; (ii) the total assets of such companies, vehicles and accounts; and (iii) the number and total assets of such companies, vehicles and accounts that are subject to an advisory fee based on performance.

Type of Account	Number of Accounts	Assets of Accounts ($ millions)	Number of Accounts Subject to a performance Fee	Assets Subject to a performance Fee ($ millions)
Registered Investment companies	0	—	—	—
Other pooled investment vehicles:	32	24,351	30	24,325
Other accounts	63	23,292	50	19,815

The Adviser

Investment Committee

Investment decisions generally require consensus approval of the Investment Committee. The Investment Committee meets regularly to vet new investment opportunities, and evaluate strategic initiatives and actions taken by the Adviser on our behalf. The day-to-day management of investments approved by the Investment Committees is overseen by the portfolio manager.

All of the Investment Committee members have ownership and financial interests in, and may receive compensation and/or profit distributions from, the Adviser or its affiliates. None of the Investment Committee members receive any direct compensation from us. See “Control Persons and Principal Shareholders” for additional information about equity interests held by certain of these individuals.

Members of the Investment Committee Who Are Not Our Trustees or Executive Officers

Scott Kapnick. Mr. Kapnick is Chief Executive Officer and a Governing Partner of HPS. HPS was originally formed as a unit of Highbridge Capital Management, LLC, a subsidiary of JPMorgan Asset Management. In March 2016, the principals of HPS acquired the firm from JPMorgan, which retained Highbridge and the hedge fund strategies. From 2013 to 2016, Mr. Kapnick also served as Chief Executive Officer and Chairman of the Executive Committee of Highbridge Capital Management. Prior to HPS, Mr. Kapnick was a Management Committee Member, Partner, and Co-Head of Global Investment Banking at Goldman Sachs, positions he held from 2001 to 2006. He also served as Co-Chief Executive Officer of Goldman Sachs International from 2005 to 2006 and spent 12 of his 21 years at the firm in Europe (London and Frankfurt). Mr. Kapnick was named Partner in 1994. Mr. Kapnick is a graduate of Williams College and holds a combined JD/MBA from the University of Chicago. Mr. Kapnick also studied at the London School of Economics & Political Science.

Scot French. Mr. French is a Governing Partner of HPS where he leads the Junior Capital Solutions platform. He is the Portfolio Manager of the HPS Strategic Investment Partners Funds. Prior to joining HPS at its inception in 2007, Mr. French spent three years at Citigroup as a Managing Director and Head of Private Investments for Citigroup Global Special Situations, a credit-focused, on-balance sheet proprietary investment fund. Within Citigroup Global Special Situations, Mr. French managed a portfolio of private mezzanine and private equity investments in North America, Europe and Latin America. Prior to joining Citigroup, Mr. French worked in the Investment Banking Division at Goldman Sachs from 1999 to 2004 and in Mergers & Acquisitions at Salomon Brothers Inc. from 1994 to 1999. Mr. French began his career at Price Waterhouse from 1992 to 1994. Mr. French is a graduate of the University of Illinois.

Purnima Puri. Ms. Puri is a Governing Partner of HPS and the Head of Liquid Credit. Ms. Puri is the Portfolio Manager for the Multi-Asset Credit strategies, which include various Funds and Managed Accounts. Prior to joining HPS in 2007, Ms. Puri was a Principal at Redwood Capital Management, a credit opportunities hedge fund. Before joining Redwood, she was with Goldman Sachs for five years on both the Credit Arbitrage Desk, a proprietary trading desk at Goldman Sachs, and in the Principal Investment Area. From 1993 to 1995, Ms. Puri was part of Lazard Frères’ Restructuring and Mergers and Acquisitions Group. Ms. Puri holds a BA in Mathematics from Northwestern University and an MBA from Harvard Business School.

Faith Rosenfeld. Ms. Rosenfeld is a Governing Partner and Chief Administrative Officer of HPS. Prior to joining HPS in 2007, Ms. Rosenfeld was a Partner at CCMP Capital, the successor organization to JPMorgan Partners (“JPMP”), the private equity business of JPMorgan Chase, where she had also been a Partner. While at CCMP and JPMP, Ms. Rosenfeld’s responsibilities included portfolio management, valuation of the portfolio, risk management, investor relations and fundraising. Ms. Rosenfeld joined JPMorgan Partners in January 2001 following the acquisition by JPMorgan Chase of The Beacon Group, a private equity and advisory firm of which Ms. Rosenfeld was a Founding Partner. Ms. Rosenfeld began her career at Goldman, Sachs & Co., where she had various positions within the Investment Banking Division, including five years serving as the Chief Operating Officer of that Division prior to her departure. Ms. Rosenfeld holds a BA from Wellesley College and an MBA from The Wharton School at the University of Pennsylvania.

Colbert Cannon. Mr. Cannon is a Managing Director at HPS. Prior to joining HPS in 2017, Mr. Cannon was a Partner and Director of Research at Wingspan Investment Management, a distressed credit investment firm launched in 2013. Prior to Wingspan, Mr. Cannon was a Managing Director at Glenview Capital, where he led the Credit Investment effort from 2009 to 2012. Prior to joining Glenview, Mr. Cannon was a Principal at Audax Group, a Boston-based Private Equity firm. Mr. Cannon began his career in Mergers and Acquisitions Investment Banking at Goldman Sachs. Mr. Cannon holds an AB in Social Studies from Harvard College.

Michael Fenstermacher. Mr. Fenstermacher is a Managing Director at HPS and Co-Head of North American Core Senior Lending. Prior to joining HPS in 2008, Mr. Fenstermacher was an Associate at JPMorgan’s Leveraged Finance Group, where he originated, underwrote and distributed high yield bonds and leveraged loans. During his four years with JPMorgan, Mr. Fenstermacher specialized in financial sponsor transactions. Prior to joining JPMorgan, Mr. Fenstermacher spent two years at Bank One as a Credit Analyst in the Automotive and Financial Institutions groups. Mr. Fenstermacher holds a BS from Indiana University with a concentration in Finance.

Jeffrey Fitts. Mr. Fitts is a Managing Director at HPS. Prior to joining HPS in 2014, Mr. Fitts spent six years as a Managing Director at Alvarez and Marsal (“A&M”), where he was responsible for the workout, management and ultimate liquidation of Lehman Brothers’ real estate portfolio following Lehman’s Chapter 11 filing. Prior to that, Mr. Fitts worked at GE Capital from 2000 to 2008, where he led workout, portfolio and distressed debt investing groups. From 1988 to 2000, Mr. Fitts worked at Citicorp focusing on real estate and corporate workouts and real estate asset management. Mr. Fitts holds a BS in Finance from the University of Delaware.

Vikas Keswani. Mr. Keswani is a Managing Director at HPS and Head of North American Specialty Lending. Prior to joining HPS in 2010, Mr. Keswani spent a majority of his career at BlackRock, where he was a part of the initial team that established, structured and capitalized BlackRock Capital Investment Corporation (NASDAQ: BKCC), a publicly traded private investment vehicle. Mr. Keswani is a CFA charterholder and holds a BSE from The Wharton School at the University of Pennsylvania where he graduated magna cum laude.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company may be prohibited under the 1940 Act from conducting certain transactions with our affiliates without the prior approval of the Independent Trustees and, in some cases, the prior approval of the SEC. We have received an exemptive order from the SEC that permits us, among other things, to co-invest with certain other persons, including certain affiliates of the Adviser and certain funds and accounts managed and controlled by the Adviser and its affiliates, subject to certain terms and conditions.

We and the Adviser have adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code are permitted to invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. You may read and copy this code of ethics at the SEC’s Public Reference Room in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-800. You may also obtain copies of the code of ethics, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F St., N.E., Washington, D.C. 20549.

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS

The following table sets forth, as of December 31, 2024, information with respect to the beneficial ownership of our Common Shares at the time of the satisfaction of the minimum offering requirement by:

•	each person known to us to be expected to beneficially own more than 5% of the outstanding Common Shares;

•	each of our Trustees and each executive officer; and

•	all of our Trustees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no Common Shares subject to options that are currently exercisable or exercisable within 60 days of the offering.

	Type of Ownership	Number	Percentage
Interested Trustees
Michael Patterson	Beneficial	199,203	*
Grishma Parekh	Record	19,920	*
Independent Trustees(1)
Randall Lauer	—	—	—
Robin Melvin	—	—	—
Robert Van Dore	—	—	—
Donna Milia	—	—	—
Executive Officers Who Are Not Trustees(1)
Robert Busch	—	—	—
Gregory MacCordy	—	—	—
Yoohyun (K.) Choi	—	—	—
Tyler Thorn	—	—	—
Other
HPS Investment Partners, LLC (2)	Record	132	*
All officers and Trustees as a group (10 persons)

*	Less than 1%.
(1)	The address for all of the Company’s officers and Trustees is HPS Corporate Lending Fund, c/o HPS Advisors, LLC, 40 West 57th Street, 33rd Floor New York, NY 10019.
(2)	The address for HPS Investment Partners, LLC is 40 West 57th Street, 33rd Floor New York, NY 10019.

The following table sets forth the dollar range of our equity securities beneficially owned by each Trustee as of December 31, 2024.

Name and Address	Dollar Range of Equity Securities in Fund(1)(2)(3)	Dollar Range of Equity Securities in the Fund Complex(1)(3)(4)
Interested Trustees
Michael Patterson	Over $100,000	Over $100,000
Grishma Parekh	Over $100,000	Over $100,000
Independent Trustees
Randall Lauer	—	—
Robin Melvin	—	—
Donna Milia	—	—
Robert Van Dore	—	—

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equities securities beneficially owned by our Trustees is based on the public offering price of $25.56 per share for September 30, 2024.
(3)	The dollar range of equity securities beneficially owned are: none, $1—$10,000, $10,001—$50,000, $50,001—$100,000 or over $100,000.
(4)	For purposes of this prospectus, the term “Fund Complex” is defined to include the Company and HPS Corporate Capital Solutions Fund, a BDC managed by the Adviser.

DESCRIPTION OF OUR SHARES

The following description is based on relevant portions of Delaware law and on our Seventh Amended and Restated Declaration of Trust (the “Declaration of Trust”) and our Amended and Restated Bylaws (the “Bylaws”). This summary is not necessarily complete, and we refer investors to Delaware law, our Declaration of Trust and our Bylaws for a more detailed description of the provisions summarized below.

General

The terms of the Declaration of Trust authorize an unlimited number of Common Shares of any class, par value $0.01 per share, of which 341,366,636 shares were outstanding as of December 31, 2024, and an unlimited number of shares of preferred shares, par value $0.01 per share. The Declaration of Trust provides that the Board may classify or reclassify any unissued Common Shares into one or more classes or series of Common Shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for our Common Shares, and we can offer no assurances that a market for our shares will develop in the future. We do not intend for our shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our shares. No shares have been authorized for issuance under any equity compensation plans. Under the terms of our Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Company’s assets or the affairs of the Company by reason of being a shareholder.

None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Company or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the Board in setting the terms of any class or series of Common Shares or as provided in connection with a roll-up transaction pursuant to the Declaration of Trust, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

Outstanding Securities

Title of Class	Amount Authorized	Amount Held by Company for its Account	Amount Outstanding as of December 31, 2024
Class S	Unlimited	—	15,868,679
Class D	Unlimited	—	43,120,380
Class I	Unlimited	—	106,227,563
Class F	Unlimited	—	176,150,014

Common Shares

Under the terms of our Declaration of Trust, all Common Shares have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to the holders of our Common Shares if, as and when authorized by our Board and declared by us out of funds legally available therefore. Except as may be provided by our Board in setting the terms of classified or reclassified shares or as may otherwise be provided by contract approved by the Board, our Common Shares have no preemptive, exchange, conversion, appraisal or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract and except that, in order to avoid the possibility that our assets could be treated as “plan assets,” we may require any person proposing to acquire Common Shares to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board. In the event of our liquidation, dissolution or winding up, each share of our Common Shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of our Common Shares is entitled to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of our Common Shares possess exclusive voting power. There will be no cumulative voting in the election of Trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect Trustees, each Trustee will be elected by a plurality of the votes cast with respect to such Trustee’s election except in the case of a “contested election” (as defined in our Bylaws), in which case Trustees will be elected by a majority of the votes cast in the contested election of Trustees; provided that, if the Company is unable to achieve the quorum specified in the Bylaws, the incumbent Trustee, if any, shall retain their position. Pursuant to our Declaration of Trust, our Board may amend the Bylaws to alter the vote required to elect Trustees.

Class I Shares

No upfront selling commissions are paid for sales of any Class I shares; however, if an investor purchases Class I shares from certain financial intermediaries, they may directly charge an investor transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 2.0% cap on NAV for Class I shares. Class I shares are subject to a minimum initial investment of $1,000,000, which is waived or reduced by HPS Securities, LLC (the “Managing Dealer”) to $10,000 or less for certain investors as described below under “Plan of Distribution.” All subsequent purchases of Class I shares, except for those made under our distribution reinvestment plan, are subject to a minimum investment size of $500 per transaction. The Managing Dealer can waive the initial or subsequent minimum investment at its discretion.

No shareholder servicing and/or distribution fees are paid for sales of any Class I shares.

Class I shares are generally available for purchase in the continuous offering only (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class I shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating brokers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through transaction/brokerage platforms at participating brokers, (5) by our executive officers and Trustees and their immediate family members, as well as officers and employees of the Adviser or other affiliates and their immediate family members, and, if approved by our Board, joint venture partners, consultants and other service providers, or (6) by other categories of investors that we name in an amendment or supplement to this prospectus. In certain cases, where a holder of Class D, Class F or Class S shares exits a relationship with a participating broker for the offering and does not enter into a new relationship with a participating broker for the offering, such holder’s shares may be exchanged into an equivalent NAV amount of Class I shares. We may also offer Class I shares to certain feeder vehicles primarily created to hold our Class I shares, which in turn offer interests in themselves to investors; we expect to conduct such offerings pursuant to exceptions to registration under the Securities Act and not as a part of the offering. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests. We may also offer Class I shares to other investment vehicles.

Without limiting the foregoing, the Managing Dealer waives or reduces to $10,000 or less Class I investment minimums for purchases: (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class I shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Class I shares, (3) through transaction/brokerage platforms at participating brokers, (4) by our executive officers and Trustees and their immediate family members, as well as officers and employees of the Adviser or other affiliates and their immediate family members, and, if approved by our Board, joint venture partners, consultants and other service providers, and (5) by other categories of investors that we name in an amendment or supplement to this prospectus. The foregoing categories of investors who are granted waivers or reductions by the Managing Dealer from the Class I investment minimums include investors described in the foregoing sentence who make purchases for eligible retirement plans and IRAs. Waivers and reductions are subject to the terms and conditions of agreements that the Managing Dealer enters into with participating intermediaries, as applicable.

Class D Shares

No upfront selling commissions are paid for sales of any Class D shares; however, if an investor purchases Class D shares from certain financial intermediaries, they may directly charge the investor transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 2.0% cap on NAV for Class D shares. Class D shares are subject to a minimum initial investment of $2,500. All subsequent purchases of Class D shares, except for those made under our distribution reinvestment plan, are subject to a minimum investment size of $500 per transaction. The Managing Dealer can waive the initial or subsequent minimum investment at its discretion.

We pay the Managing Dealer selling commissions over time as a shareholder servicing fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D shares, including any Class D shares issued pursuant to our distribution reinvestment plan. The shareholder servicing fees are paid monthly in arrears. The Managing Dealer reallows (pays) all or a portion of the shareholder servicing fees to participating brokers and servicing brokers for ongoing shareholder services performed by such brokers, and will waive shareholder servicing fees to the extent a broker is not eligible to receive it for failure to provide such services.

Class D shares are generally available for purchase in the offering only (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class D shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/ brokerage platforms at participating brokers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) by other categories of investors that we name in an amendment or supplement to this prospectus.

Class F Shares

No upfront selling commissions are paid for sales of any Class F shares; however, if an investor purchases Class F shares from the Founding Distributor, it may directly charge the investor transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as it may determine, provided that it limits such charges to a 2.0% cap on NAV for Class F shares. Class F shares are subject to a minimum initial investment of $2,500. All subsequent purchases of Class F shares, except for those made under our distribution reinvestment plan, are subject to a minimum investment size of $500 per transaction. The Managing Dealer can waive the initial or subsequent minimum investment at its discretion.

We pay the Managing Dealer selling commissions over time as a shareholder servicing and/or distribution fee with respect to our outstanding Class F shares equal to 0.50% per annum of the aggregate NAV of our outstanding Class F shares, including any Class F shares issued pursuant to our distribution reinvestment plan.

Class F shares are generally available for purchase in the offering only by the Founding Distributor. In this context, Class F Shares can be purchased (1) through fee-based programs, also known as wrap accounts, sponsored by the Founding Distributor, (2) in instances where the Founding Distributor has alternative fee arrangements with its clients to provide access to Class F shares, (3) through transaction/brokerage platforms at the Founding Distributor, or (4) by other categories of investors that we name in an amendment or supplement to this prospectus.

Class S Shares

No upfront selling commissions are paid for sales of any Class S shares; however, if an investor purchase Class S shares from certain financial intermediaries, they may directly charge the investor transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 3.5% cap on NAV for Class S shares. Class S shares are subject to a minimum initial investment of $2,500. All subsequent purchases of Class S shares, except for those made under our distribution reinvestment plan, are subject to a minimum investment size of $500 per transaction. The Managing Dealer can waive the initial or subsequent minimum investment at its discretion.

We pay the Managing Dealer selling commissions over time as a shareholder servicing and/or distribution fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares, including any Class S shares issued pursuant to our distribution reinvestment plan. The shareholder servicing and/or distribution fees are paid monthly in arrears. The Managing Dealer reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing shareholder services performed by such brokers, and will waive shareholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services.

Other Terms of Common Shares

We will cease paying the shareholder servicing and/or distribution fee on the Class S shares, Class D shares and Class F shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. In addition, as required by exemptive relief that allows us to offer multiple classes of shares, at the end of the month in which the Managing Dealer in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to any single share held in a shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share (or a lower limit as determined by the Managing Dealer and the applicable selling agent), we will cease paying the shareholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares, Class D shares and Class F shares in such shareholder’s account. We may modify this requirement if permitted by applicable exemptive relief. At the end of such month, the applicable Class S shares, Class D shares or Class F shares in such shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S, Class D or Class F shares. In addition, immediately before any liquidation, dissolution or winding up, each Class S share, Class D share and Class F share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.

Preferred Shares

This offering does not include an offering of preferred shares. However, under the terms of the Declaration of Trust, our Board may authorize us to issue preferred shares in one or more classes or series without shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. We do not currently anticipate issuing preferred shares in the near future. In the event we issue preferred shares, we will make any required disclosure to shareholders. We will not offer preferred shares to the Adviser or our affiliates except on the same terms as offered to all other shareholders.

Preferred shares could be issued with terms that would adversely affect the shareholders, provided that we may not issue any preferred shares that would limit or subordinate the voting rights of holders of our Common Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to common shares and before any purchase of common shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred shares, if any are issued, must be entitled as a class voting separately to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred shares must be approved by a majority of our Independent Trustees not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Our Declaration of Trust provides that our Trustees will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. Our Declaration of Trust provides for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the 1940 Act, we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Pursuant to our Declaration of Trust and subject to certain exceptions described therein, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Trustee, officer, employee, sponsor, controlling person or agent of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Trustee, officer, agent or employee of the Company and at the request of the Company, serves or has served as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

We will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Indemnitee determines in good faith that the course of conduct that caused the loss or liability was in the best interests of the Company, (ii) the Indemnitee was acting on behalf of or performing services for the Company, (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is a Trustee (other than an Independent Trustee), officer, employee, sponsor, controlling person or agent of the Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Trustee, and (iv) such indemnification or agreement to hold harmless is recoverable only out of the net assets of the Company and not from the shareholders.

In addition, the Declaration of Trust permits the Company to advance reasonable expenses to an Indemnitee, and we will do so in advance of final disposition of a proceeding if (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (ii) the Indemnitee provides the Company with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Company as authorized by the Declaration of Trust, (iii) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined by final, non-appealable decision of a court of competent jurisdiction, that the Indemnitee is not entitled to indemnification.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in Delaware on December 23, 2020, and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Our Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. Our Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; our Board may, without shareholder action, amend our Declaration of Trust to increase the number of our Common Shares, of any class or series, that we will have authority to issue; and our Declaration of Trust provides that, while we do not intend to list our shares on any securities exchange, if any class of our shares is listed on a national securities exchange, our Board will be divided into three classes of Trustees serving staggered terms of three years each. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Sales and Leases to the Company

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, except as otherwise permitted under the 1940 Act, we may not purchase or lease assets in which the Adviser or any of its affiliates have an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders in a prospectus or in a periodic report; and (b) the assets are sold or leased upon terms that are reasonable to us and at a price not to exceed the lesser of cost or fair market value as determined by an independent expert. However, the Adviser may purchase assets in its own name (and assume loans in connection) and temporarily hold title, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for us, or the completion of construction of the assets, so long as all of the following conditions are met: (i) the assets are purchased by us at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired will be treated as belonging to us; and (iii) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise permitted by the Omnibus Guidelines, as adopted by the NASAA.

Sales and Leases to our Adviser, Trustees or Affiliates

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, we may not sell assets to the Adviser or any of its affiliates unless such sale is approved by the holders of a majority of our outstanding Common Shares. Our Declaration of Trust also provides that we may not lease assets to the Adviser, any Trustee or any affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders in a prospectus or in a periodic report; and (b) the terms of the transaction are fair and reasonable to us.

Loans

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, except for the advancement of indemnification funds, no loans, credit facilities, credit agreements or otherwise may be made by us to the Adviser or any of its affiliates.

Commissions on Financing, Refinancing or Reinvestment

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, we generally may not pay, directly or indirectly, a commission or fee to the Adviser or any of its affiliates in connection with the reinvestment of cash available for distribution, available reserves, or the proceeds of the resale, exchange or refinancing of assets.

Lending Practices

Our Declaration of Trust provides that, with respect to financing made available to us by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser may not impose a prepayment charge or penalty in connection with such financing and the Adviser may not receive points or other financing charges. In addition, the Adviser will be prohibited from providing financing to us with a term in excess of 12 months.

Number of Trustees; Vacancies; Removal

Our Declaration of Trust provides that the number of Trustees will be set by our Board in accordance with our Bylaws. Our Bylaws provide that a majority of our entire Board may at any time increase or decrease the number of Trustees. Our Declaration of Trust provides that the number of Trustees generally may not be less than one. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by our Board in setting the terms of any class or series of preferred shares, pursuant to an election under our Declaration of Trust, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy will serve for the remainder of the full term of the Trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent Trustees will nominate replacements for any vacancies among the Independent Trustees’ positions.

Our Declaration of Trust provides that a Trustee may be removed without cause upon the vote of a majority of then-outstanding shares.

We have a total of six members of our Board, four of whom are Independent Trustees. Our Declaration of Trust provides that a majority of our Board must be Independent Trustees except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of his or her successor.

The Board is divided into three classes, designated Class I, Class II and Class III, and the term of office of the Trustees (each, a “Term”) of one class shall terminate upon the expiration of such Term as set forth below, and in all cases as to each Trustee such Term shall extend until his or her successor shall be elected by the shareholders or until his or earlier resignation, removal from office, death or incapacity. The initial Term of office of Trustees of Class I shall expire at the Company’s 2026 meeting of shareholders; the initial Term of office of Trustees of Class II shall expire at the Company’s 2027 meeting of Shareholders, and the initial Term of office of Trustees of Class III shall expire at the Company’s 2028 meeting of Shareholders. Following such initial Terms, each class of Trustees shall stand for election upon the fifth anniversary of the respective meeting of shareholders at which such class of Trustees was elected. Each Trustee may be reelected to an unlimited number of succeeding Terms in accordance with the Declaration of Trust.

Action by Shareholders

Our Bylaws provide that shareholder action can be taken only at a special meeting of shareholders or by unanimous consent in lieu of a meeting. The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust and Bylaws. Under our Declaration of Trust and Bylaws, the Company is required to hold a meeting of shareholders at least annually. Special meetings may be called by the Trustees and certain of our officers, and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the Company upon the written request of shareholders entitled to cast 10% or more of the votes entitled to be cast at the meeting. Any special meeting called by such shareholders is required to be held not less than 15 nor more than 60 days after the secretary gives notice for such special meeting. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) provided that the Board has determined that Trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Our Declaration of Trust provides that the following actions may be taken by the shareholders, without concurrence by our Board or the Adviser, upon a vote by the holders of more than 50% of the outstanding shares entitled to vote to:

•	modify the Declaration of Trust;

•	remove the Adviser or appoint a new investment adviser;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	elect Trustees at an annual meeting.

The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our Declaration of Trust does not give our Board any power to disapprove shareholder nominations for the election of Trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of Trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Our Adviser or our Board, as applicable, may not, without the approval of a vote by the holders of more than 50% of the outstanding shares entitled to vote on such matters:

•	modify the Declaration of Trust except for amendments which do not adversely affect the rights of our shareholders;

•	appoint a new investment adviser (other than a sub-adviser pursuant to the terms of the Advisory Agreement and applicable law); or

•	sell all or substantially all of our assets other than in the ordinary course of business.

The Adviser, except as permitted under the Advisory Agreement, may not voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the shareholders. In the event that the Adviser voluntarily withdraws, and the Company elects to continue its operations following such withdrawal, the Adviser shall pay all expenses incurred as a result of its withdrawal.

Amendment of the Declaration of Trust and Bylaws

Our Declaration of Trust provides that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter or change the powers, preferences or special rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment requires at least a majority of the votes cast by such shareholders at a meeting of shareholders duly called and at which a quorum is present. In addition, amendments to our Declaration of Trust to make our Common Shares a “redeemable security” or to convert the Company, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our Declaration of Trust provides that our Board has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws. Except as described above and for certain provisions of our Declaration of Trust relating to shareholder voting and the removal of Trustees, our Declaration of Trust provides that our Board may amend our Declaration of Trust without any vote of our shareholders.

Determinations by Our Board of Trustees

Our Declaration of Trust contains a provision that codifies the authority of our Board to manage our business and affairs. This provision enumerates certain matters and states that the determination as to any such enumerated matters made by or pursuant to the direction of our Board (consistent with our Declaration of Trust) is final and conclusive and binding upon us and our shareholders. This provision does not alter the duties our Board owes to us or our shareholders pursuant to our Declaration of Trust and under Delaware law. Further, it would not restrict the ability of a shareholder to challenge an action by our Board which was taken in a manner that is inconsistent with our Declaration of Trust or the Board’s duties under Delaware law or which did not comply with the requirements of the provision.

Actions by the Board Related to Merger, Conversion, Reorganization or Dissolution

The Board may, without the approval of holders of our outstanding shares, approve a merger, conversion, consolidation or other reorganization of the Company, provided that the resulting entity is a business development company under the 1940 Act. The Company will not permit the Adviser or the Board to cause any other form of merger or other reorganization of the Company without the affirmative vote by the holders of more than fifty percent (50%) of the outstanding shares of the Company entitled to vote on the matter. The Company may be dissolved at any time, without the approval of holders of our outstanding shares, upon affirmative vote by a majority of the Trustees.

Derivative Actions

No person, other than a Trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Act, a shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “Independent Trustees” (as that term is defined in the Delaware Statutory Trust Act); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel or other advisors in considering the merits of the request. For purposes of this paragraph, the Board may designate a committee of one or more Trustees to consider a shareholder demand.

Exclusive Delaware Jurisdiction

Each Trustee, each officer, each shareholder and each person beneficially owning an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Company or its business and affairs, the Delaware Statutory Trust Act, the Declaration of Trust or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Company, the Delaware Statutory Trust Act or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the shareholders or the Board, or of officers or the Board to the Company, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Board or the shareholders, or (D) any provision of the Delaware Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Delaware Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Act, the Declaration of Trust or the Bylaws relating in any way to the Company (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. In the event that any claim, suit, action or proceeding is commenced outside of the Court of Chancery of the State of Delaware in contravention of the foregoing, all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim, suit, action or proceeding shall be reimbursed by the non-prevailing party. Nothing disclosed in the foregoing will apply to any claims, suits, actions or proceedings asserting a claim brought under federal or state securities laws or under the Kansas Uniform Securities Act.

Restrictions on Roll-Up Transactions

In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we will obtain an appraisal of all of our properties from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with us and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us, who is qualified to perform such work. Our assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of our assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our shareholders. We will include a summary of the appraisal, indicating all material assumptions underlying the appraisal, in a report to the shareholders in connection with the proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal will be filed with the SEC and the states as an exhibit to the registration statement for the offering.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to the shareholders who vote against the proposal a choice of:

•	accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

•	one of the following:

•	remaining as shareholders and preserving their interests in us on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed roll-up transaction:

•

which would result in shareholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than shareholder rights and other voting rights provided in the Declaration of Trust, including rights with respect to the election and removal of Trustees, annual and special meetings, amendments to the Declaration of Trust and our dissolution;

•

which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Common Shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

•

in which shareholders’ rights to access to records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in the Declaration of Trust; or

in which we would bear any of the costs of the roll-up transaction if the shareholders reject the roll-up transaction.

Access to Records

Any shareholder will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and business telephone numbers of our shareholders, along with the number of Common Shares held by each of them, will be maintained as part of our books and records and will be available for inspection by any shareholder or the shareholder’s designated agent at our office. The shareholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any shareholder who requests the list within ten days of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the shareholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).

A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and we may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in our affairs. We may also require that such shareholder sign a confidentiality agreement in connection with the request.

Reports to Shareholders

Within 60 days after each fiscal quarter, we will distribute our quarterly report on Form 10-Q to all shareholders of record. In addition, we will distribute our annual report on Form 10-K to all shareholders within 120 days after the end of each calendar year, which must contain, among other things, a breakdown of the expenses reimbursed by us to the Adviser. These reports will also be available on our website at www.hlend.com and on the SEC’s website at www.sec.gov.

Conflict with the 1940 Act

Our Declaration of Trust provides that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan, pursuant to which we will reinvest all cash distributions declared by the Board on behalf of our shareholders who do not elect to receive their distributions in cash as provided below. As a result, if the Board authorizes, and we declare, a cash distribution or other distribution, then our shareholders who have not opted out of our distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares as described below, rather than receiving the cash distribution or other distribution. Distributions on fractional shares will be credited to each participating shareholder’s account to three decimal places.

No action is required on the part of a registered shareholder to have his, her or its cash distribution or other distribution reinvested in our shares, except shareholders located in certain states or who are clients of selected participating brokers, as described below. Shareholders who are eligible for default enrollment can elect to “opt out” of the Company’s distribution reinvestment plan in their subscription agreements. Shareholders located in Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Mississippi, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Tennessee, Vermont and Washington, as well as those who are clients of certain participating brokers that do not permit automatic enrollment in our distribution reinvestment plan, will automatically receive their distributions in cash unless they elect to participate in our distribution reinvestment plan and have their cash distributions reinvested in additional Common Shares.

If any shareholder initially elects not to participate or is defaulted to non-participation by virtue of residing in one the states mentioned above or being a client of a participating broker dealer that does not permit automatic enrollment in distribution reinvestment plans, they may later become a participant by subsequently completing and executing an enrollment form or any distribution authorization form as may be available from the Company or SS&C GIDS Inc. (the “Plan Administrator”). Participation in the distribution reinvestment plan will begin with the next distribution payable after acceptance of a participant’s subscription, enrollment or authorization. Common Shares will be purchased under the distribution reinvestment plan as of the first calendar day of the month following the record date of the distribution.

If a shareholder seeks to terminate its participation in the distribution reinvestment plan, notice of termination must be received by the Plan Administrator five business days in advance of the first calendar day of the next month in order for a shareholder’s termination to be effective for such month. Any transfer of shares by a participant to a non-participant will terminate participation in the distribution reinvestment plan with respect to the transferred shares. If a participant elects to tender its Common Shares in full, any Common Shares issued to the participant under the Plan subsequent to the expiration of the tender offer will be considered part of the participant’s prior tender, and participant’s participation in the Plan will be terminated as of the valuation date of the applicable tender offer. Any distributions to be paid to such shareholder on or after such date will be paid in cash on the scheduled distribution payment date.

If you elect to opt out of the distribution reinvestment plan, you will receive any distributions we declare in cash. There will be no upfront selling commissions or Managing Dealer fees charged to you if you participate in the distribution reinvestment plan. We pay the Plan Administrator fees under the distribution reinvestment plan. If your shares are held by a broker or other financial intermediary, you may change your election by notifying your broker or other financial intermediary of your election.

Any purchases of our shares pursuant to our distribution reinvestment plan are dependent on the continued registration of our securities or the availability of an exemption from registration in the recipient’s home state.

The purchase price for shares purchased under our distribution reinvestment plan will be equal to the most recent available NAV per share for such shares at the time the distribution is payable. Common Shares issued pursuant to our distribution reinvestment plan will have the same voting rights as the Common Shares offered pursuant to this prospectus. Shareholders will not pay transaction related charges when purchasing Common

Shares under our distribution reinvestment plan, but all outstanding Class S, Class D and Class F shares, including those purchased under our distribution reinvestment plan, will be subject to ongoing servicing fees.

See our Distribution Reinvestment Plan, which is incorporated herein by reference, to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for more information.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR

Our securities are held under a custody agreement by U.S. Bank National Association. The address of the custodian is 8 Greenway Plaza, Suite 1100. Houston, TX 77046. U.S. Bank Global Fund Services will act as our transfer agent, distribution paying agent and registrar with respect to the Notes. The principal business address of our transfer agent is 615 East Michigan Street, Milwaukee, WI 53202. U.S. Bank National Association and its affiliates are acting solely in the capacity of custodian, transfer agent and escrow agent in connection with the offering of securities described herein, and have not endorsed, recommended or guaranteed the purchase, value or repayment of such securities.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. Subject to policies established by our Board, if any, our Adviser is primarily responsible for the execution of any publicly-traded securities portfolio transactions and the allocation of brokerage commissions. Our Adviser does not expect to execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While our Adviser generally seeks reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Adviser may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our Adviser determines in good faith that such commission is reasonable in relation to the services provided.

LEGAL MATTERS

Dechert LLP, Boston, Massachusetts, acts as counsel to the Company.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. These filings are available to the public from the SEC’s website at www.sec.gov.

Our website address is www.hlend.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5, our trustees and our executive officers; and amendments to those documents. Our website also contains additional information with respect to our industry and businesses. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus (except for SEC filings expressly incorporated herein).

INCORPORATION BY REFERENCE

We incorporate by reference the documents listed below. The information that we incorporate by reference is considered to be part of this prospectus. Specifically, we incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 21, 2024;

•

our Quarterly Report on Form 10-Q for the quarter ended March  31, 2024, filed with the SEC on May 15, 2024, for the quarter ended June  30, 2024, filed with the SEC on August 14, 2024, and for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024; and

•

our Current Reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on January 18, 2024, January 26, 2024,  January 30, 2024,  January 31, 2024,  February 29, 2024,  March 28, 2024,  April 3, 2024,  April 11, 2024,  April 26, 2024,  May 29, 2024,  May 31, 2024,  June 12, 2024,  June 18, 2024,  June 27, 2024,  July 29, 2024,  August 21, 2024,  August 29, 2024,  September 13, 2024,  September 27, 2024,  October 15, 2024,  October 24, 2024,  October 28, 2024,  November  20, 2024, November  22, 2024 , November 27, 2024, November 27, 2024, December  4, 2024, December 18, 2024, December 20, 2024, December 27, 2024, January 8, 2025, January  15, 2025, January 16, 2025, January 28, 2025, January 30, 2025, and February 3, 2025 (other than any information furnished rather than filed).

This information is available free of charge by contacting us at 40 West 57th Street, 33rd Floor, New York, NY 10019, calling us at 212-287-6767 or visiting our corporate website located at www.hlend.com.